UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Lancer Corporation

(Name of Registrant as Specified in Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of Lancer Corporation (the “Company Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

9,509,028 shares of Company Common Stock
467,283 options to purchase shares of Company Common Stock with exercise prices less than $22.00

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how is was determined):

The filing fee was determined based upon the sum of (A) 9,509,028 shares of Company Common Stock multiplied by $22.00 per share and (B) options to purchase 467,283 shares of Company Common Stock with exercise prices less than $22.00 per share, multiplied by $12.25 per share (which is the difference between $22.00 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001177 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$214,922,833

(5)	Total fee paid:

$25,296.42

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Lancer Corporation
6655 Lancer Blvd.
San Antonio, Texas 78219
Dear Stockholder:
The board of directors of Lancer Corporation (“Lancer” or the “Company”) has unanimously approved a merger of Hoshizaki Merger Sub, an indirect wholly-owned subsidiary of Hoshizaki Electric Co. Ltd., the parent of Hoshizaki America, Inc. (the “Hoshizaki Group”), into the Company, which will result in the acquisition of the Company by the Hoshizaki Group. If the merger is completed, you will receive $22.00 in cash, without interest, for each share of the Company’s common stock you own.
You will be asked, at a special meeting of the Company’s stockholders, to adopt the merger agreement. The board of directors has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interest of, the Company’s stockholders. The board of directors unanimously recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement.
The time, date and place of the special meeting to consider and vote upon the adoption of the merger agreement are as follows:
9:00 a.m. Central Time, on Tuesday, January 31, 2006
Lancer Corporation, 6655 Lancer Blvd., San Antonio, Texas 78219
The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.
YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK YOU OWN. BECAUSE THE ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF 66 2/3% OF THE VOTING POWER OF THE COMPANY’S OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO SUBMIT YOUR PROXY BY PROMPTLY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED PRIOR TO THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.
Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.
I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the adoption of the merger agreement. Thank you for your cooperation and continued support.

Sincerely,

/s/ George F. Schroeder

George F. Schroeder, Co-Founder
THIS PROXY STATEMENT IS DATED December 22, 2005
AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT December 23, 2005.

Lancer Corporation
6655 Lancer Blvd.
San Antonio, Texas 78219

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 31, 2006

Dear Stockholder:
A special meeting of stockholders of Lancer Corporation, a Texas corporation (“Lancer” or the “Company”), will be held on Tuesday, January 31, 2006, at 9:00 a.m., Central Time, at Lancer Corporation, 6655 Lancer Blvd., San Antonio, Texas 78219, for the following purposes:
1.	To consider and vote on the adoption of the Agreement and Plan of Merger, dated as of October 18, 2005 (as it may be amended from time to time, the “merger agreement”), by and between the Company and Hoshizaki America, Inc. (“Hoshizaki”), pursuant to which, upon the merger contemplated thereby becoming effective, each outstanding share of common stock, par value $0.01 per share, of the Company (the “common stock”) (other than shares held in the treasury of the Company or owned by any direct or indirect wholly-owned subsidiary of the Company and other than shares held by stockholders who properly demand statutory dissenters rights) will be converted into the right to receive $22.00 in cash, without interest;

2.	To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
Only stockholders of record on December 19, 2005, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.
The adoption of the merger agreement requires the approval of the holders of 66 2/3% of the voting power of the outstanding shares of common stock entitled to vote thereon. The adoption of the proposal to adjourn or postpone the special meeting requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock present in person or represented by proxy at the special meeting and voting thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement. If you fail to return your proxy card and you do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the merger agreement. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Stockholders of Lancer who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and they comply with all requirements of Texas law relating to dissenter’s rights, which are summarized in the accompanying proxy statement.
By Order of the Board of Directors,
/s/ Christopher D. Hughes
Christopher D. Hughes,
Chief Executive Officer
December 22, 2005

ANNEX A — Agreement and Plan of Merger, dated as of October 18, 2005, by and between Lancer Corporation and Hoshizaki America, Inc.
ANNEX B — Voting Agreement, dated as of October 18, 2005, by and among Hoshizaki America, Inc. and the Lancer stockholders party thereto.

i

ANNEX C — Articles 5.11-5.13 of the Texas Business Corporation Act.
ANNEX D — Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

ii

SUMMARY
This proxy statement concerns the proposed transaction involving the sale of Lancer Corporation by way of a merger pursuant to which you will receive $22.00 in cash, without interest and less any required withholding taxes, for each share of Lancer Corporation’s common stock that you own. For example, if you own 100 shares of Lancer Corporation, you will receive $2,200.00 in cash in exchange for your shares, less any required withholding taxes. You will not own any shares in the surviving corporation.
The following summary highlights selected information from this proxy statement about this transaction and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item. In this proxy statement, the terms “Lancer,” “Company,” “we,” “our,” “ours’, “and “us” refer to Lancer Corporation.
The Parties to the Merger (Page 12)
Lancer Corporation
6655 Lancer Blvd.
San Antonio, TX 78219
(210) 310-7000
Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide. Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom. Lancer is a vertically integrated manufacturer that employs approximately 1,200 people. Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.
Hoshizaki America, Inc.
618 Hwy 74 South
Peachtree City, GA 30269
(770) 487-2331
Hoshizaki America, Inc. (“Hoshizaki”) is a Georgia corporation and a subsidiary of Hoshizaki Electric Co. Ltd. (“Hoshizaki Electric”). Hoshizaki was established in 1981 and began manufacturing commercial ice machines in Peachtree City, Georgia in 1986 and then began a second manufacturing plant in Griffin, Georgia, in 2001. Currently, Hoshizaki is one of the leading ice machine companies in the United States with approximately 500 employees and a family of over 30 independent distributors.
Hoshizaki Electric was founded in 1947 and is based in the suburbs of Nagoya, Japan. The group of companies controlled by Hoshizaki Electric (the “Hoshizaki Group”) is one of the world’s largest manufacturers of commercial kitchen equipment, employing approximately 8,000 people with annual sales of approximately $1.4 billion. The Hoshizaki Group has operations in Japan, the United States, and England and has sales subsidiaries in the Netherlands, Singapore, and China.
Hoshizaki Merger Sub
618 Hwy 74 South
Peachtree City, GA 30269
(770) 487-2331

Hoshizaki Merger Sub (“Merger Sub”) will be a Texas corporation and an indirect wholly-owned subsidiary of Hoshizaki Electric. Merger Sub will be formed solely for the purpose of consummating the transactions contemplated by the merger agreement. It will not conduct any activities prior to the completion of the merger other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
The Special Meeting
Time, Place and Date (Page 13)
The special meeting will take place at Lancer Corporation, 6655 Lancer Blvd., San Antonio, Texas 78219, on Tuesday, January 31, 2006 at 9:00 a.m., Central Time.
Purpose (Page 13)
You will be asked to consider and vote upon adoption of the Agreement and Plan of Merger, dated as of October 18, 2005 (the “merger agreement”), between the Company and Hoshizaki. The merger agreement provides that once the merger agreement has been adopted by the Company’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Lancer (the “merger”) and Lancer will be the surviving corporation in the merger (the “surviving corporation”) and will become an indirect wholly-owned subsidiary of Hoshizaki Electric. Each outstanding share of the Company’s common stock (other than shares held in the treasury of the Company or owned by any direct or indirect wholly-owned subsidiary of the Company and other than shares held by stockholders who properly demand statutory dissenters rights) will be converted into the right to receive $22.00 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own.
You will also be asked to consider and to vote and approve the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.
Record Date and Quorum (Page 13)
You are entitled to vote at the special meeting if you owned shares of the Company’s common stock at the close of business on [•], 2005, the record date for the special meeting. You will have one vote for each share of the Company’s common stock that you owned on the record date. As of the record date, there were 9,509,028 shares of the Company’s common stock entitled to be voted.
Required Vote (Page 13)
For us to complete the merger, stockholders holding at least 66 2/3% of the voting power of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. All of our stockholders are entitled to one vote per share for purposes of voting to adopt the merger agreement. A failure to vote your shares of the Company’s common stock or an abstention will have the same effect as a vote against the merger.
In connection with the execution of the merger agreement, members of the Company’s board of directors, in their capacities as stockholders, entered into a voting and support agreement, pursuant to which they have agreed to vote their shares, which as of the record date represent approximately 39% of the voting power of our common stock, in favor of the adoption of the merger agreement and against any competing transaction proposed to the Company’s stockholders, unless the merger agreement is terminated in accordance with its terms.

When the Merger Will be Completed (Page 39)
We are working to complete the merger as soon as possible. We anticipate completing the merger promptly following the special meeting of the Company’s stockholders currently scheduled for January [•], 2006 at 9:00 a.m., Central Time., subject to adoption of the merger agreement by the Company’s stockholders and the satisfaction of the other closing conditions.
Effects of the Merger (Page 39)
If the merger agreement is adopted by the Company’s stockholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. Upon completion of the merger, the Company’s common stock will be converted into the right to receive $22.00 per share, without interest and less any required withholding taxes. Following the completion of the merger, we will no longer be a public company and you will cease to have any ownership interest in the Company and will not participate in any future earnings and growth of the Company.
Board Recommendation (Page 24)
After careful consideration, our board of directors has unanimously:
•	determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

•	approved the merger agreement; and

•	recommended that Lancer’s stockholders vote “FOR” the adoption of the merger agreement.
In reaching its decision, our board of directors continuously consulted with our management team and advisors in considering the proposed merger agreement. Members of management generally participated in meetings of our board of directors. In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers who participated in meetings of our board of directors have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 33.
For the factors considered by our board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see “The Merger — Reasons for the Merger” beginning on page 20.
Voting and Support Agreement (Page 51 and Annex B)
Members of the Company’s board of directors, in their capacities as stockholders, have entered into a voting and support agreement, dated as of October 18, 2005, with Hoshizaki with respect to 3,817,275 shares of our common stock (which includes options to acquire 161,350 shares of our common stock) owned in the aggregate by the members of the Company’s board of directors that are a party to the voting and support agreement as of the date of that agreement, as well as any shares of common stock acquired by those board members after such date. As of the record date, the members of the Company’s board of directors that are party to the voting and support agreement held approximately 39% of the voting power of our common stock.
The members of the board of directors that agreed to enter into the voting and support agreement have agreed to vote all of these shares in favor of the adoption of the merger agreement and against any competing transaction proposed to the Company’s stockholders, unless the merger agreement is terminated in accordance with its terms, and have delivered an irrevocable proxy to Hoshizaki for the purpose of voting such shares. The voting and support agreement will terminate upon the earlier of (a) the termination of the merger agreement and (b) the effective time of the merger. The full text of the voting and support agreement is attached to this proxy statement as Annex B. We encourage you to read the full text of the voting and support agreement in its entirety.
Interests of Our Directors and Executive Officers in the Merger (Page 33)
When considering our board of directors’ recommendation that you vote in favor of the proposal to adopt the merger agreement, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders. For example:
•	all unvested options to purchase shares of our common stock that are held by our executive officers or by any of our non-employee directors will accelerate and vest in full in connection with the merger, and each outstanding option to purchase shares of our common stock that is vested as of the effective time of the merger, including an option that vests as a result of the merger, will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess of $22.00 over the applicable option exercise price and (ii) the number of shares of common stock subject to such option;

•	George F. Schroeder, a director and employee of the Company, and Alfred (“Jud”) A. Schroeder, a director and employee of the Company, each entered into an employment agreement, dated as of October 18, 2005, with Hoshizaki pursuant to which each agreed to a three year employment and non-compete agreement at their current base salary of $250,000 per year plus current benefits. The employment agreements will not become effective until the consummation of the merger. In the event their employment is terminated by either party for any reason, except for the termination by Hoshizaki or its assigns upon a conviction of a felony, the annual payments must continue through the end of the non-compete period. In addition, Jud Schroeder’s agreement contains a provision regarding the sharing between himself and Hoshizaki, following the merger, of certain technology of Lancer relating to a syrup bag delivery system, the patent application for which was denied by the United States Patent and Trademark Office. That provision splits equally the ownership of the affected technology and the costs of pursuing the technology between Mr. Jud Schroeder and Hoshizaki.

•	our directors and officers will continue to be indemnified for acts and omissions occurring at or prior to the effective time of the merger and will have the benefit of liability insurance for up to three years after completion of the merger.
As of the record date, the directors and current executive officers of Lancer beneficially owned in the aggregate (excluding options) approximately 39% of the shares of the Company’s common stock entitled to vote at the special meeting. Directors and executive officers of Lancer beneficially owning approximately 42% of the shares of the Company’s common stock entitled to vote at the special meeting either have agreed to vote, or advised us that he or she plans to vote, all of his or her shares in favor of the adoption of the merger agreement.
Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (Page 24 and Annex D)
Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey Financial Advisors”) delivered its opinion to the Company’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $22.00 in cash per share, without interest, to be received by the Public Stockholders pursuant to the merger agreement was fair, from a financial point of view. The term “Public Stockholders” means all stockholders of the Company other than stockholders who serve as an executive officer or on the board of directors of the Company.
The opinion of Houlihan Lokey Financial Advisors addressed to the Company’s board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the merger agreement or whether such stockholders should exercise any dissenter’s rights with respect to the merger or any other matter. The full text of the written opinion of Houlihan Lokey Financial Advisors, dated October 14, 2005, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with such opinion, is attached as Annex D to this proxy statement. We recommend that you read the opinion carefully in its entirety. Pursuant to the terms of the engagement letter with Houlihan Lokey Financial Advisors, the Company has paid a fee to Houlihan Lokey Financial Advisors. Payment of the fee to Houlihan Lokey Financial Advisors was not contingent upon consummation of the merger. However, a meaningful portion of the fees to be paid to Houlihan Lokey Howard & Zukin Capital (“Houlihan Lokey”), an affiliate of Houlihan Lokey Financial Advisors, is contingent upon consummation of the merger.
Treatment of Stock Options (Page 39)
The merger agreement provides that all outstanding Company stock options issued pursuant to the Company’s stock option and incentive plans, whether or not vested or exercisable, will be cashed out and canceled (to the extent permitted under the governing plan documents and related agreements) in connection with the completion of the merger. Each option holder will receive an amount in cash, less applicable withholding taxes and without interest, equal to the product of:
•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess of $22.00 over the exercise price per share of common stock subject to such option.
Material U.S. Federal Income Tax Consequences (Page 35)
If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, the receipt of cash in exchange for Lancer shares in the Merger will result in a gain or loss measured by the difference, if any, between the cash received in the merger and the shareholders’ adjusted tax basis in the shares. If you are a non-U.S. holder of our common stock, the merger may not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the U.S. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.
Regulatory Approvals (Page 37)
The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”) provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On November 22, 2005, the Company and Hoshizaki, respectively, each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. The Federal Trade Commission granted early termination of the waiting period initiated by these filings on December 16, 2005.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Texas at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
Procedure for Receiving Merger Consideration (Page 40)
As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Lancer stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
No Solicitation of Transactions (Page 45)
The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.
Conditions to Closing (Page 47)
Before we can complete the merger, a number of conditions must be satisfied. These include:
•	the receipt of Company stockholder approval;

•	the absence of governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

•	performance by each of the parties of its covenants under the merger agreement in all material respects; and

•	the accuracy of the Company’s representations and warranties, except to the extent the failure of such representations and warranties to be true and correct would not constitute a material adverse effect.
Other than the conditions pertaining to the Company stockholder approval, the absence of governmental orders and the expiration or termination of the Hart-Scott Rodino Act waiting period, either the Company, on the one hand, or Hoshizaki, on the other hand, may elect to waive conditions to their respective performance and complete the merger. Neither the Company nor Hoshizaki, however, has any intention to waive any condition as of the date of this proxy statement.
The completion of the merger is not contingent upon Hoshizaki obtaining financing. Hoshizaki has represented to us that it has access to, and will have at closing, sufficient funds available to complete the merger. Hoshizaki’s ultimate parent corporation has confirmed to us that it has sufficient cash and will provide such capital as necessary for Hoshizaki to consummate the merger.

Termination of the Merger Agreement (Page 48)
Lancer and Hoshizaki may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Lancer have adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:
•	by either Hoshizaki or the Company if:
o	the closing has not occurred on or before March 15, 2006;

o	a final, non-appealable governmental order prohibits the merger;

o	the Company stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof; or

o	there is a material breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied;
•	by Hoshizaki, if our board of directors withdraws or adversely modifies its recommendation or approval of the merger agreement or recommends or approves another acquisition proposal; or

•	by the Company, prior to the special meeting, if we receive a superior proposal, but only after we have provided Hoshizaki a two-day period to revise the terms and conditions of the merger agreement, negotiate in good faith with Hoshizaki with respect thereto and only if we pay the termination fee described below.
Termination Fees and Expenses (Page 49)
Under certain circumstances relating to the Company having changed its recommendation with respect to the merger or terminated the merger agreement in connection with an alternative proposal, the Company will be required to pay Hoshizaki $6.6 million in termination fees.
In the event the merger agreement is terminated because either (a) the Company’s stockholders fail to adopt the merger agreement at the special meeting or any adjournment or postponement thereof or (b) there is a material breach by Lancer of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied, the Company is required to reimburse Hoshizaki for reasonable expenses incurred in connection with the merger agreement.
Market Price of Lancer Stock (Page 54)
Our common stock is listed on the American Stock Exchange (“AMEX”) under the trading symbol “LAN”. On October 18, 2005, which was the last trading day before we announced the merger, the Company’s common stock closed at $19.46 per share. On December 21, 2005, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $21.81 per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Lancer Corporation. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by submitting your proxy by completing, signing, and dating each proxy card and returning it by mail in the envelope provided.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:	Can I change my vote?

A:	Yes, you may change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing or by submitting a new proxy by mail, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What rights do I have if I oppose the merger?

A:	Under Articles 5.11-5.13 of the Texas Business Corporation Act, holders of our common stock who are opposed to the merger will have the right to seek appraisal of the fair value of their shares as determined by a District Court in Texas if the merger is completed, but only if they do not vote in favor of the merger, they deliver a written objection to the merger setting out that the holder’s rights to dissent will be exercised if the action is effective prior to the vote on the adoption of the merger agreement and they comply with the Texas law procedures explained in this proxy statement, including by not voting in favor of the adoption of the merger agreement and then making written demand for payment of the fair value of their shares. Dissenting stockholders who properly perfect their dissenters’ rights will receive only the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in Texas District Court and litigates the resulting appraisal case to a decision. The judicially-determined appraisal amount could be more than, the same as or less than the amount the dissenting stockholder would be entitled to receive under the terms of the merger agreement. For additional information about dissenters rights, see “Dissenters Rights” on page 57.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, please contact Scott Adams, Treasurer, at (210) 310.7065. If you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact Scott Adams at (210) 310.7065. If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward -looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger-Opinion of Houlihan Lokey” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•	Considerations Relating to the Merger Agreement and the Merger:
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;
•	Political and General Economic Conditions:
•	current political and general economic conditions or changes in such conditions;

•	terrorist activities in the U.S.;

•	political, social, economic or other events resulting in the short or long-term disruption in business at the Company’s manufacturing facilities or offices;
•	Customer Issues:
•	changes in the Company’s relationships with its key customers;
•	Procurement and Supply Chain Considerations:
•	changes in the Company’s relationships with vendors and other sources of raw materials, parts and supplies, including adverse changes in their financial viability;

•	delays in receipt of raw materials, parts and supplies ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such items;

•	changes in foreign currency exchange rates;
•	Industry and Competitive Factors:
•	competitive responses to the Company’s marketing, merchandising and promotional efforts;
•	Employee Considerations:
•	changes in key management personnel;
•	Legal and Regulatory Issues:
•	changes in government or regulatory requirements increasing the Company’s costs of operations;

•	litigation that may have an adverse effect on the financial results or reputation of the Company;
•	Other Factors:
•	adverse weather conditions or natural disasters;

•	the design and implementation of new information systems as well as enhancements of existing systems; and

•	risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this proxy statement; see “Where You Can Find Additional Information”).

THE PARTIES TO THE MERGER
Lancer Corporation
Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide. Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom. Lancer is a vertically-integrated manufacturer that employs approximately 1,200 people. Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.
Lancer is incorporated in the state of Texas with its principal executive offices at 6655 Lancer Blvd., San Antonio, Texas 78219 and its telephone number is (210) 310-7000.
Hoshizaki America, Inc.
Hoshizaki is a Georgia corporation and a subsidiary of Hoshizaki Electric. Hoshizaki has its principal executive offices at 618 Hwy 74 South, Peachtree City, Georgia 30269 and its telephone number is (770) 487-2331. Hoshizaki was established in 1981 and began manufacturing commercial ice machines in Peachtree City, Georgia in 1986 and then began a second manufacturing plant in Griffin, Georgia, in 2001. Currently, Hoshizaki is one of the leading ice machine companies in the United States with approximately 500 employees and a family of over 30 independent distributors.
Hoshizaki Electric was founded in 1947 and is based in the suburbs of Nagoya, Japan. The Hoshizaki Group is one of the world’s largest manufacturers of commercial kitchen equipment employing approximately 8,000 people with annual sales of approximately $1.4 billion. The Hoshizaki Group has operations in Japan, the United States, and England and has sales subsidiaries in the Netherlands, Singapore, and China.
Hoshizaki Merger Sub
Merger Sub will be a Texas corporation and an indirect wholly-owned subsidiary of Hoshizaki Electric. Merger Sub’s principal executive offices will be located at c/o Hoshizaki America, Inc., 618 Hwy 74 South, Peachtree City, Georgia 30269 and its telephone number is (770) 487-2331. Merger Sub will be formed solely for the purpose of consummating the transactions contemplated by the merger agreement. It will not conduct any activities prior to the completion of the merger other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Tuesday, January 31, 2006, starting at 9:00 a.m, Central Time, at Lancer Corporation, 6655 Lancer Blvd., San Antonio, Texas 78219 or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement. Our stockholders must adopt the merger agreement for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about December 23, 2005.
Record Date and Quorum
The holders of record of the Company’s common stock as of the close of business on December 19, 2005, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 9,509,028 shares of the Company’s common stock outstanding.
The holders of a majority of the outstanding shares of the Company’s common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of the Company’s common stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.
Required Vote
Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of 66 2/3% of the voting power of the Company’s common stock outstanding on the record date. Each outstanding share of the Company’s common stock on the record date entitles the holder to one vote at the special meeting.
As of December 19, 2005, the record date, the directors and current executive officers of Lancer beneficially owned (excluding options), in the aggregate, 3,753,256 shares of the Company’s common stock, or approximately 39% of the outstanding shares of the Company’s common stock. All of the directors and current executive officers have informed Lancer that they intend to vote all of their shares of the Company’s common stock “FOR” the adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.
Members of the Company’s board of directors, in their capacities as stockholders, have entered into a voting and support agreement, dated as of October 18, 2005, with Hoshizaki with respect to 3,800,449 shares of our common stock (which includes options to acquire 161,350 shares of our common stock) owned in the aggregate by the members of the Company’s board of directors that are a party to the voting and support agreement as of the date of that agreement, as well as any shares of common stock acquired by those board members after such date. As of the record date, the aggregate number of shares of the Company’s common stock owned by the members of the Company’s board of directors that are a party to the voting and support agreement is 3,817,275 shares, which represents approximately 39% of the voting power of all outstanding shares of the Company’s common stock. The members of the board of directors that are party to the voting and support agreement have agreed to vote all of these shares in favor of the adoption of the merger agreement and against any competing transaction proposed to the Company’s stockholders, unless the merger agreement is terminated in accordance with its terms.
The adoption of the proposal to adjourn or postpone the special meeting requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock present in person or represented by proxy at the special meeting and voting thereon.
Proxies; Revocation
If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.
If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the AMEX, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of Company common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” adoption of the merger agreement.
You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing at Lancer Corporation, 6655 Lancer Blvd., San Antonio, Texas 78219, submit a proxy by mail dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.
Please note that if you hold shares in street name and have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.
Lancer does not expect that any matter other than the adoption of the merger agreement (and to approve the adjournment of the meeting, if necessary or appropriate to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. A separate box on the enclosed proxy card has been provided to enable stockholders to direct the individuals named as proxies on how to vote on a proposed adjournment or postponement.
Any signed proxies received by the Company in which no voting instructions are provided on the motion to adjourn or postpone the meeting for the purpose of soliciting additional proxies will be voted in favor of an adjournment or postponement in those circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.
Solicitation of Proxies
The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Lancer may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Lancer will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE MERGER
Background of the Merger
In early 2005, George F. Schroeder, one of the Company’s directors and a co-founder, was contacted by a foodservice equipment industry manufacturer (“Strategic Buyer One”) for the purpose of discussing a possible sale of the Company to that manufacturer. Also in early 2005, representatives of Hoshizaki advised Mr. Schroeder that Hoshizaki would be interested in potentially acquiring the Company if the Company ever considered being sold. Mr. Schroeder advised our board of directors of these conversations.
In view of these contacts, we retained the law firm of Lidji & Dorey, A Professional Corporation (‘‘Lidji & Dorey’’) as outside legal counsel to advise us on how best to respond to the inquiries made by Strategic Buyer One and Hoshizaki. Lidji & Dorey discussed with our board of directors the legal implications of the various alternatives available in consideration of Strategic Buyer One’s and Hoshizaki’s interest in a possible transaction. Lidji & Dorey also advised our board of directors regarding their fiduciary duties in considering and taking action with respect to a sale or other transaction.
After considering the circumstances, our board of directors determined to engage an investment banker to advise it concerning a possible sale of the Company. In early February 2005, the board met with several investment bankers to advise the board on alternatives available to us to enhance stockholder value. The firms gave presentations to our board of directors, illustrating their background, personnel, relevant experience, and initial assessment of options available to the Company, including a potential sale of the Company. After narrowing the group of bankers under consideration, our board of directors established a transaction committee consisting of Messrs. George F. Schroeder, Brian C. Flynn, Jr. and James F. Gallivan, Jr. (“Transaction Committee”). Our board of directors initially directed the Transaction Committee to evaluate and recommend an investment banker from the group of bankers under consideration by our board of directors at the time it established the Transaction Committee. Later, our board of directors expanded the Transaction Committee’s responsibility to manage the transaction process and report to the board on the progress of the transaction in connection with the entire board making the decisions regarding the transaction. All members of our board were welcome to participate in any meetings of the Transaction Committee.
The Transaction Committee interviewed and negotiated with the bankers under consideration and, in March 2005, recommended to our board of directors that we hire Houlihan Lokey. Our board of directors accepted that recommendation and Houlihan Lokey was engaged as our financial advisor at the end of March 2005.
In accordance with our board of directors’ direction to assess the interest of prospective buyers, we met with Houlihan Lokey to discuss the process we would follow in exploring the possible sale of the Company. Messrs. George F. Schroeder and Alfred A. Schroeder, co-founders of the Company, Mr. Christopher D. Hughes, our Chief Executive Officer, Mr. Stonewall Fisher, our general counsel, and Mr. Mark L. Freitas, our Chief Financial Officer, attended the meeting with Houlihan Lokey. In conjunction with this discussion, Houlihan Lokey began an extensive due diligence review of our business. During April, May and June of 2005, Houlihan Lokey met with our management team and learned more about our business and our industry. Houlihan Lokey and management gathered information which would be made available to prospective bidders, considered and discussed with the Company who the appropriate potential bidders should be, and prepared a confidential information memorandum on Lancer for delivery to interested and qualified bidders who had signed confidentiality agreements. Houlihan Lokey, with our input on potential buyers, also identified general categories of potential buyers of the Company, including foodservice equipment companies and diversified industrial manufacturers.

As part of this process, Houlihan Lokey assisted senior management in contacting prospective strategic buyers and informing them that, upon their execution of a confidentiality agreement with us, we would make available to them a confidential information memorandum and other Company information via an online data room. From April to June 2005, senior management and Houlihan Lokey contacted thirteen potential strategic buyers (in five cases, only a general description was used and the Lancer name was not disclosed), including Strategic Buyer One and Hoshizaki. Of those contacted, a total of seven requested and entered into confidentiality agreements. Each party that entered into a confidentiality agreement was provided access to the on-line data room and a copy of our confidential information memorandum that set forth certain information to be used by the respective parties to determine their interest in a transaction.
All parties that entered into confidentiality agreements were invited to participate in management presentations and facility tours. During June and July 2005, we conducted management presentations and facility tours with five parties. Each prospective buyer that expressed an interest in participating in the process, including those who did not participate in management presentations, was asked to submit a preliminary, nonbinding indication of interest by August 4, 2005.
Houlihan Lokey initially received four, written preliminary indications of interest for purchases of the entire Company. Strategic Buyer One proposed a range of common stock values from $17.00 per share to $19.00 per share. A second party (‘‘Strategic Buyer Two’’) proposed a range of common stock values from $18.85 per share to $20.75 per share. A third party (‘‘Strategic Buyer Three’’) proposed a common stock value of $18.85 per share. Hoshizaki, the fourth bidder and who was also a strategic buyer, proposed a common stock value of $22.50 per share. All four parties that submitted a written indication of interest are individually referred to as a “Strategic Buyer” and collectively as “Strategic Buyers.”
All Strategic Buyers’ indications of interest were conditioned on, among other things: (i) satisfactory completion of due diligence by each Strategic Buyer, (ii) no material adverse changes with respect to us, (iii) appropriate regulatory approval, (iv) support of the Company’s primary customers and (v) non-competes from the Company’s co-founders.
Throughout the first phase of the auction, representatives of Houlihan Lokey and Lidji & Dorey communicated with the Transaction Committee through frequent emails and periodic conference calls (generally on a weekly basis, or more often if necessary). Following receipt of the initial indications of interest, the entire board of directors was invited to attend the periodic conference calls, which continued through the entire process. As a result, the entire board of directors was apprised as to the process, generally on a weekly basis.
At a regular meeting of our board of directors on August 4, 2005, Houlihan Lokey reported on its activities to date, including details of the submitted indications of interest received to date. Lidji & Dorey then discussed some of the legal implications of the various proposals, and advised our board of directors on its fiduciary duties in considering and taking action with respect to a sale transaction. After fully reviewing the preliminary indications of interest and thoroughly discussing such indications with Houlihan Lokey, our board of directors instructed Houlihan Lokey to invite each of the Strategic Buyers to continue exploring a possible transaction with the Company. The indications of interest were above the historical trading range of our common stock, and our board of directors reached a consensus to continue to pursue a potential sale of the entire Company, provided the opportunity to consummate a transaction represented a premium to the Company’s current share price. The Strategic Buyers were all believed to be of a sufficient size and have access to sufficient capital to enable each to consummate a potential transaction with us. This belief was based on information provided to us by the parties, and other available information.

During August and September 2005, the Strategic Buyers participated in further due diligence investigations, including site visits and additional meetings with management and our financial and legal advisors. Three of the Strategic Buyers hired outside service providers to conduct legal and accounting due diligence. Each of the outside accounting service providers met with management at the Company’s headquarters and visited the offices of the Company’s auditors and tax advisors. Throughout this second phase of the auction process each of the Strategic Buyers continued to visit the on-line data room. After significant additional evaluation, Strategic Buyer Two and Strategic Buyer Three declined to proceed with the process at a valuation above the then current market price of approximately $19.00 per share, and requested that they be contacted if the other bidders did not proceed. At this point, we were negotiating with Strategic Buyer One and Hoshizaki as the most probable successful bidders.
During September 2005, Hoshizaki and Strategic Buyer One continued their collection and review of Company information. In the later half of September, both bidders submitted proposed merger agreements for review by our counsel and investment bankers. Our lawyers, Lidji & Dorey, discussed these agreements with counsel for each of the bidders. In particular, we were concerned that Strategic Buyer One’s agreement contained too many conditions to its obligation to complete the transaction. As a result of these discussions, the conditions sought by Strategic Buyer One were narrowed and in some cases eliminated. During this same period, Lidji & Dorey had discussions with counsel for Hoshizaki and as a result, a number of Hoshizaki’s conditions were also narrowed or eliminated.
By the end of September, Houlihan Lokey had sought revised proposals from Strategic Buyer One and Hoshizaki. Strategic Buyer One, which had provided an initial nonbinding range of common stock values from $17.00 per share to $19.00 per share in August, provided an updated bid of $20.25 per share. Hoshizaki, which had provided an initial nonbinding common stock value of $22.50 per share in August, provided for a common stock value of approximately $21.50 per share in its updated bid after completing its due diligence investigation of the Company. The two proposals were comparable in several respects:
•     Both bidders required as a condition that Messer’s George F. Schroeder and Alfred (“Jud”) A. Schroeder enter into employment and non-compete agreements for a period of 3 years at their current base salary. The board was advised by Messrs. George and Jud Schroeder that they were generally willing to enter into such agreements on those terms.
•     Both bidders also provided for a termination fee payable upon certain conditions in the event that our company wanted to pursue a higher offer which arrived after a merger agreement was signed. Hoshizaki’s termination fee is $6.6 million and Strategic Buyer One’s termination fee was $10.0 million.
•     As a condition to signing a merger agreement, both bidders required a meeting with our major customer to be comfortable that this major customer would not object to the transaction. Strategic Buyer One, however, also required that similar meetings be held with six other of our customers and a large customer of Strategic Buyer One to obtain comfort that its customer did not object to the acquisition of Lancer.
In addition to those pre-signing conditions, Strategic Buyer One required as a condition to its obligations to close the transaction that Lancer enter into an amended agreement with our major customer regarding certain aspects of how Strategic Buyer One would conduct our business following the closing. That amendment would be sought after the merger agreement was signed, and in the event our major customer was unwilling to enter into that agreement, Strategic Buyer One would no longer be obligated to close the merger. Our board of directors was concerned that the failure of this condition, which it considered a possibility, to be a material weakness of Strategic Buyer One’s offer. Our board of directors was advised by Strategic Buyer One that it was unwilling to proceed with the merger in the absence of the amendment to the agreement with our major customer being a condition to Strategic Buyer One’s obligations close the transaction.

We then had Houlihan Lokey advise both Strategic Buyer One and Hoshizaki on Friday October 7, 2005, that they should present their best offer for consideration by our board of directors at a meeting scheduled for the following Monday, October 10, 2005, and that we would grant a short period of exclusivity in which to attempt to negotiate the final agreement with the party submitting the superior proposal. On October 8, 2005, Hoshizaki increased its offer to $21.75 per share and removed a number of remaining conditions to its obligations to close the merger. On the morning of October 10, 2005, Strategic Buyer One submitted a revised proposal of $22.25 per share, and removed some of the conditions in its earlier proposal, but continued to require an amendment to the Company’s agreement with its major customer, visits with several of our customers in addition to our major customer and visits with Strategic Buyer One’s major customer. During our board of directors meeting on October 10, 2005, Strategic Buyer One increased its offer to $23.00 per share, but insisted that the conditions relating to the amendment to our agreement with our major customer and certain other provisions remain part of the transaction. At the end of the day on October 10, 2005, our board of directors decided to adjourn the meeting until the morning of October 11, 2005. Because our board of directors had received a second, higher offer from Strategic Buyer One after it submitted what was intended to be its best offer, our board of directors provided an opportunity to Hoshizaki to improve its earlier offer, which Hoshizaki had indicated a willingness to do so earlier in the day. On the morning of October 11, 2005, Hoshizaki increased its offer to $22.00 per share.
Our board of directors considered at length the two proposals, and while Strategic Buyer One’s proposal on a per share basis was higher than Hoshizaki’s, Strategic Buyer One’s proposal remained subject to additional due diligence and conditions that were not present in the Hoshizaki proposal. In particular, whereas Hoshizaki sought only a single meeting with our major customer and no contractual commitments of any type, Strategic Buyer One required meetings with our major customer and six other Lancer customers, and satisfactory meetings with Strategic Buyer One’s own major customer. By requiring these meetings prior to signing the merger agreement, Strategic Buyer One was reserving the right to terminate discussions or revise its offer prior to signing a merger agreement. In addition, Strategic Buyer One required a contractual amendment with our major customer with respect to various issues. Again, if those issues were not resolved to Strategic Buyer One’s satisfaction, Strategic Buyer One would have had the right to terminate the merger agreement and renegotiate the price. Hoshizaki, however, had no remaining due diligence and no conditions that reserved to Hoshizaki the right to determine whether it was satisfied with a particular agreement.
The board of directors determined to grant Hoshizaki exclusivity until October 19, 2005, and to arrange a meeting with the Company’s major customer. Some of the factors the board of directors considered in granting exclusivity to Hoshizaki were the superiority of Hoshizaki’s bid as it related to a number of conditions required by Strategic Buyer One that were not required by Hoshizaki.
The special meeting of the board of directors was adjourned until October 14, 2005. Following the meeting on October 11, 2005, Houlihan Lokey advised the financial advisors of Strategic Buyer One that it had granted exclusivity to another party.
On October 14, 2005, our representatives and the representatives of Hoshizaki met with the representatives of our major customer to discuss the potential merger and the impact such a transaction would have on the Company. Also, on the afternoon of October 14, 2005, the board of directors resumed its meeting to consider Hoshizaki’s merger proposal of cash consideration to the stockholders of $22.00 per share. Prior to that meeting, our board of directors was provided with a draft of all of the agreements and a financial presentation by Houlihan Lokey Financial Advisors, an affiliate of Houlihan Lokey. At the meeting, our counsel, Lidji & Dorey, provided our board of directors with a summary of the terms of the Hoshizaki merger agreement, reviewed the directors’ fiduciary obligations and answered questions regarding various aspects of the transaction. In addition, Houlihan Lokey Financial Advisors rendered to the board of directors its oral opinion (subsequently confirmed in writing) that, as of such date, and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the Public Stockholders of the Company under the merger agreement was fair, from a financial point of view. Our board of directors resolved unanimously to approve and adopt the merger agreement and the other transactions contemplated by the merger agreement, and declared the merger advisable to our stockholders. Our board of directors also resolved to approve the voting and support agreement Hoshizaki sought from certain of our directors, which provided that those directors, in their capacities as stockholders of Lancer, would vote their Lancer shares in favor of the merger and to exempt the transactions contemplated by the merger agreement and the voting and support agreement from Part 13 of the Texas Business Corporation Act.
The execution and delivery of the merger agreement remained subject to the approval by Messrs. George and Jud Schroeder of the final form of their employment and non-compete agreements after the review of those agreements by their personal legal advisors. The review and approval of those employment and non-compete agreements was completed on Tuesday, October 18, 2005, without any significant or material changes to the agreements circulated to our board of directors, and on the evening of October 18, 2005, the Company and Hoshizaki entered into a definitive agreement to sell the Company to Hoshizaki in exchange for cash consideration of $22.00 per share without interest. In addition, Hoshizaki entered into the voting and support agreement with members of our board of directors and the employment and non-compete agreements with Messrs. George and Jud Schroeder.
Reasons for the Merger
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that the Company’s stockholders vote to adopt the merger agreement, the board of directors of the Company consulted with management and its financial and legal advisors. The board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:
Factors Relating to the Transaction Generally:
In reaching its decision to approve the merger agreement, the board of directors took into account its belief, and the belief of the Company’s management, that there were significant risks associated with remaining independent and continuing to implement its business plan and, consequently, the board of directors concluded the merger was an attractive alternative to remaining independent and continuing to implement its business plan. The primary factors the board of directors considered about the Company’s future in this regard were the following:
•	the fountain beverage industry is intensely competitive, and we expect competition will further intensify in the future;

•	our competitors have significantly greater financial resources than we have;

•	our business is volatile given that it is driven by the award of large contracts that do not recur on a consistent basis and are not predictable; this volatility can adversely impact our performance and our stock price;

•	the environment for acquisitions is such that Lancer currently represents a valuable strategic opportunity for potential buyers and, accordingly, our board of directors concluded the timing was favorable for Lancer to pursue the merger; and

•	the board of directors concluded it was more favorable to the Company and its stockholders to pursue the proposed merger and avoid the risks and uncertainties of remaining independent and continuing to implement its business plan.

Factors Relating to the Specific Terms of the Merger Agreement with Hoshizaki:
Having determined that the pursuit and consideration of a possible merger of the Company was appropriate, the board of directors then concluded that the specific terms of the merger should be recommended for approval to the Company’s stockholders for several reasons, the principal reasons being:
•	The merger consideration of $22.00 per share of our common stock, without interest, represents a substantial premium to historical trading prices of our common stock. The per share common stock merger consideration represents: (i) a premium of approximately 15.8% over the closing stock price of $19.00 on the AMEX on October 11, 2005 (three trading days prior to the date on which the board of directors approved the merger); (ii) a premium of approximately 15.5% over the average closing price of $19.04 for the 30 trading days prior to October 11, 2005; (iii) a premium of approximately 40.2% over the average closing price of $15.69 for the one-year period prior to October 11, 2005; and (iv) a premium of approximately 91.3% over the average closing price of $11.50 for the two-year period prior to October 11, 2005;

•	the merger consideration consists solely of cash, so that the transaction will allow the Company’s stockholders to immediately realize a fair value, in cash, for their investment and will provide such stockholders certainty of value for their shares;

•	there is no financing condition to the completion of the merger, and our board of directors, after consultation with its financial advisors, determined that Hoshizaki has adequate capital resources to pay the merger consideration;

•	the merger agreement, subject to the limitations and requirements contained in the agreement, allows our board of directors to furnish information to and conduct negotiations with third parties under certain circumstances;

•	our board of directors considered the terms of the merger agreement, with assistance from legal counsel, including the fact that the conditions to closing the merger are limited to Lancer stockholder approval, antitrust clearance and other customary conditions, which in the opinion of the board of directors, increased the likelihood the merger would ultimately be consummated;

•	the view of our board of directors, after receiving advice of management and after consultation with our legal counsel, that regulatory approvals necessary to complete the merger are likely to be obtained, which provided our board of directors with additional assurances that the merger would ultimately be consummated;

•	Hoshizaki is generally obligated to close the merger notwithstanding any breaches of our representations and warranties, unless those breaches would have a material adverse effect on us and our subsidiaries, taken as a whole;

•	the fact that the completion of the merger is subject to the adoption of the merger agreement by our stockholders, and if a superior proposal for an alternative transaction were to be made prior to the adoption of the merger agreement by our stockholders at the special meeting of our stockholders, our stockholders (other than directors who signed voting agreements representing approximately 39% of our outstanding shares) would be free to reject the transaction by voting against the adoption of the merger agreement, which our board of directors believed provided our stockholders with a mechanism to pursue a more favorable alternative if one were to exist after entering into the merger agreement;

•	under the merger agreement, changes to our business arising from the following will not be taken into account when determining whether Hoshizaki may terminate the merger agreement due to a breach of a representation or warranty resulting in a material adverse effect on us and our subsidiaries, taken as a whole: (i) the execution or public announcement of the merger agreement, or (ii) changes affecting the United States or world economy generally or food service industry conditions; and

•	our board of directors considered the presentation by Houlihan Lokey Financial Advisors on October 14, 2005, and its opinion that, as of October 14, 2005, and based on and subject to the matters set forth in its opinion, the consideration to be received by the Public Stockholders under the merger agreement was fair, from a financial point of view.
Potential Negative Factors Relating to the Transaction:
Our board of directors also considered potential drawbacks or risks relating to the merger, including the following material risks and factors:
•	we will no longer exist as an independent company, and our current stockholders will no longer have any ownership interest in the Company and will not participate in our growth as an independent company and also will not participate in any synergies resulting from the merger;

•	the merger agreement precludes us from actively soliciting alternative proposals;

•	we are obligated to pay Hoshizaki a termination fee of $6.6 million if we terminate or if Hoshizaki terminates the merger agreement under certain circumstances, which may deter others from proposing an alternative transaction that might be more advantageous to our stockholders;

•	while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is adopted by our stockholders. If the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships;

•	certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders; and

•	the gain from an all-cash transaction would be taxable to our tax-paying stockholders for U.S. federal income tax purposes.

After taking into account all of the factors set forth above, as well as others, our board of directors unanimously agreed that the benefits of the merger outweighed the risks and that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of us and our stockholders. Our board of directors has unanimously approved the merger agreement and the merger and recommends that our stockholders vote to adopt the merger agreement at the special meeting.
The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by the Lancer board of directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to quantify or otherwise assign, and did not make specific assessments of, relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.
After deliberation and consideration of various issues related to the proposed merger, our board of directors determined it to be in our best interest and the best interest of our stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Our board of directors resolved unanimously to approve and adopt the merger agreement and the other transactions contemplated by the merger agreement, and declared the merger advisable to our stockholders. Our board of directors also resolved to approve the stockholder voting agreement between Hoshizaki and our directors owning approximately 39% of our common stock, and to exempt the transactions contemplated by the merger agreement and the stockholder voting agreement from the meaning of Part 13 of the Texas Business Corporation Act. Part 13 of the Texas Business Corporation Act restricts a buyer from merging with a public company if it acquires 15% or more of a public company’s stock without first obtaining the approval of the public company’s board of directors. Because the voting and support agreement could be interpreted as an “acquisition” of Lancer stock by Hoshizaki under Part 13, approval of the voting and support agreement under Part 13 was advisable to prevent that agreement from inadvertently restricting or delaying Hoshizaki’s ability to consummate the merger if it were approved by the stockholders of Lancer.

Recommendation of the Company’s Board of Directors
After careful consideration, the Company’s board of directors, by unanimous vote:
•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

•	has approved the merger agreement; and

•	recommends that Lancer’s stockholders vote “FOR” the adoption of the merger agreement.
Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
The Company retained Houlihan Lokey Financial Advisors to provide an opinion (the “Opinion”) to the board of directors of the Company as to whether the $22.00 per share in cash, without interest, to be received by the Public Stockholders under the proposed merger agreement is fair from a financial point of view. For purposes of the Opinion, the term “Public Stockholders” includes all stockholders of the Company, other than stockholders who serve as an executive officer or on the board of directors of the Company. The fairness opinion was prepared at the request of the Company’s board of directors so that it could evaluate the terms of the merger.
Houlihan Lokey Financial Advisors is an affiliate of Houlihan Lokey, which is currently providing certain other financial advisory and investment banking services for the Company in connection with the merger. As a part of its investment banking business, Houlihan Lokey and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, recapitalizations, private placements of debt and equity securities, financial restructurings, and valuations for estate, corporate and other purposes. Houlihan Lokey was selected to advise the Company with respect to the merger and its affiliate, Houlihan Lokey Financial Advisors, was selected to deliver an opinion to the Company’s board of directors with respect to the merger on the basis of such experience and their familiarity with the Company.
Houlihan Lokey Financial Advisors presented its analysis, some of which is described below, at the special meeting of the board of directors of the Company on October 14, 2005, in connection with the board of directors’ consideration of the proposed merger. Houlihan Lokey Financial Advisors’ oral presentation to the board of directors consisted of an overview of the methodologies Houlihan Lokey Financial Advisors undertook and the analyses it performed to render its oral opinion (subsequently confirmed in writing) that, as of such date, and subject to the assumptions, limitations and qualifications set forth in its written opinion, the $22.00 per share in cash, without interest, to be received by the Public Stockholders under the merger agreement is fair, from a financial point of view.
The summary of the fairness opinion set forth below is qualified in its entirety by reference to the full text of the fairness opinion, which is attached as Annex D to this proxy statement. You are urged to read the fairness opinion in its entirety.
In connection with the Opinion, Houlihan Lokey Financial Advisors made such studies, reviews, analyses and inquiries, as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey Financial Advisors:
•	reviewed the Company’s Annual Reports on Form 10-K for the fiscal years ended 2002, 2003 and 2004 and quarterly reports on Form 10-Q for the two quarters ended March 31, 2005,

and June 30, 2005, and Company-prepared interim financial statements for the period ended August 31, 2005, which the Company’s management identified as being the most current financial statements available;

•	held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects, projected operations and performance of the Company and certain matters related to the merger;

•	reviewed certain forecasts and projections prepared by the Company’s management with respect to the years ending December 31, 2005, through December 31, 2008;

•	visited certain facilities and business offices of the Company;

•	reviewed the most recent schedule of outstanding common stock and stock options as of September 30, 2005;

•	reviewed copies of drafts of the following agreements:
•	the merger agreement;

•	the voting and support agreement; and

•	the employment and non-compete agreements;
•	reviewed the historical market prices and trading volumes for the Company’s common stock; and

•	reviewed certain publicly available financial data for certain companies that Houlihan Lokey Financial Advisors deemed comparable to the Company, and publicly available prices and transaction multiples in other transactions that Houlihan Lokey Financial Advisors considered similar to the merger.
Houlihan Lokey Financial Advisors reviewed the merger agreement, the voting and support agreement and the employment and non-compete agreements, all in draft form as of October 11, 2005, which were the most recent drafts available prior to Houlihan Lokey Financial Advisors distributing its presentation to each member of the board of directors on October 12, 2005. The final agreements of October 18, 2005, were, in all significant respects, identical to the October 11, 2005, drafts circulated to our board of directors and made available to Houlihan Lokey Financial Advisors for its review. Houlihan Lokey Financial Advisors’ presentation to the board of directors was distributed in advance of the scheduled October 14, 2005, meeting to allow each member of the board of directors adequate time to review Houlihan Lokey Financial Advisors’ analysis prior to the meeting.
Houlihan Lokey Financial Advisors used several methodologies to assess the fairness, from a financial point of view, of the $22.00 per share cash purchase price to be received by the Public Stockholders under the merger agreement. The following is a summary of the material financial analyses used by Houlihan Lokey Financial Advisors in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which has been attached as Annex D to this proxy statement. The full text and a description of the Opinion has been included in this proxy statement with the consent of Houlihan Lokey Financial Advisors. Houlihan Lokey Financial Advisors utilized each of the following analyses based upon its view that each is reflective of generally accepted valuation methodologies and appropriate given the accessibility of comparable publicly-traded companies, available information regarding similar change of control transactions, and the availability of forecasts from management of the Company. Each analysis provides an indication of the Company’s per share equity value in order to assess the fairness, from a financial point of view, of the $22.00 per share cash consideration to be received by the Public Stockholders under the merger agreement. No one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey Financial Advisors utilized all of the aforementioned methodologies in arriving at its conclusion.
Houlihan Lokey Financial Advisors’ analyses and reviews included the calculation and comparison of the following: (i) a review of the Company’s stock price as observed in the public market; (ii) an analysis of the value of the Company’s stock as estimated by Houlihan Lokey Financial Advisors; and (iii) an analysis of the value of the Company’s stock as determined by the proposed merger.
Public Market Pricing. Houlihan Lokey Financial Advisors reviewed the historical market prices and trading volumes for the Company’s publicly-held common stock prior to the announcement of the proposed merger, and reviewed publicly-available analyses, news articles, and press releases relating to the Company. Houlihan Lokey Financial Advisors also reviewed the Company’s closing stock price as of October 11, 2005, which was within five trading days prior to the announcement of the proposed merger. In addition, Houlihan Lokey Financial Advisors reviewed the Company’s average closing stock price over the 30-day, 60-day, 180-day, 1-year, and 2-year periods ending on October 11, 2005. The resulting indicated range of public market prices, as observed by Houlihan Lokey Financial Advisors, was $11.50 to $19.04 per share.
The offering price of $22.00 for each share in the proposed merger represents: (i) a premium of approximately 15.8% over the closing stock price of $19.00 on the AMEX on October 11, 2005 (three trading days prior to the date on which the board of directors approved the merger); (ii) a premium of approximately 15.5% over the average closing price of $19.04 for the 30 trading days prior to October 11, 2005; (iii) a premium of approximately 40.2% over the average closing price of $15.69 for the one-year period prior to October 11, 2005; and (iv) a premium of approximately 91.3% over the average closing price of $11.50 for the two-year period prior to October 11, 2005.
Houlihan Lokey Financial Advisors performed the following analyses:
Market Multiple Methodology. The Market Multiple Methodology derives implied value based upon the valuation multiples observed from publicly-traded comparable companies. Houlihan Lokey Financial Advisors initially searched for those companies that derive a significant portion of revenues from the manufacture and distribution of beverage dispensing equipment, similar to the Company’s operations. There was no publicly-traded company identified by Houlihan Lokey Financial Advisors that met this qualification. In order to identify publicly-traded comparable companies to use as a proxy for valuation of the Company (for reference and comparative purposes), Houlihan Lokey Financial Advisors selected publicly-traded food service equipment companies that exhibited attributes similar to those of the Company (e.g., similar customers and distribution channels, similar end consumers, primarily long-term capital goods, significant manufacturing operations, etc.) and market capitalizations similar to that of the Company (e.g., under $1.0 billion). Houlihan Lokey Financial Advisors reviewed certain financial information of the publicly-traded comparable companies selected by Houlihan Lokey Financial Advisors.
Houlihan Lokey Financial Advisors deemed the selected companies, all of which manufacture and distribute food service equipment, reasonably comparable to the Company based on the industry in which the Company operates. The Company’s principal operations are the manufacture and distribution of beverage dispensing equipment. The comparable companies selected by Houlihan Lokey Financial Advisors included: Aga Foodservice Group Plc; Enodis Plc; Lincat Group Plc; The Middleby Corporation; NuCO2 Inc.; and Standex International Corporation. Based on the most recent publicly-available information, Houlihan Lokey Financial Advisors calculated certain financial ratios for the publicly-traded comparable companies. These financial ratios include the multiples of: (i) enterprise value (“EV”), the equity value of the company (defined as the company’s stock price multiplied by the number of fully-diluted common shares outstanding) plus preferred securities plus all interest-bearing debt less cash, to revenues for the most recent fiscal year end period, the latest twelve-month period and the projected next fiscal year ending period; (ii) EV to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the most recent fiscal year end period, the latest twelve-month period and the projected next fiscal year ending period; (iii) stock price of the company to earnings per share for the most recent fiscal year end period, the latest twelve-month period and the projected next fiscal year ending period; and (iv) market capitalization to tangible net book value as of the most recently ended fiscal quarter.
The analysis showed that the multiples exhibited by the publicly-traded comparable companies as of October 11, 2005, were as follows:
FYE Multiples:

	EV/	EV/	Price/
	Revenue	EBITDA	Earnings
Low	0.61x	6.9x	13.6x
Median	0.91x	8.5x	16.9x
Mean	1.23x	9.4x	17.2x
High	2.64x	13.6x	21.1x
LTM Multiples:

	EV/	EV/	Price/	Market Capitalization/
	Revenue	EBITDA	Earnings	Tangible Net Book Value
Low	0.61x	6.9x	13.6x	2.9x
Median	0.88x	8.9x	15.8x	3.1x
Mean	1.17x	9.3x	17.4x	3.3x
High	2.43x	12.4x	23.0x	4.1x
NFY Multiples:

	EV/	EV/	Price/
	Revenue	EBITDA	Earnings
Low	0.79x	7.7x	13.0x
Median	0.90x	9.5x	14.4x
Mean	1.33x	9.7x	15.5x
High	2.30x	12.0x	19.0x
Footnotes:
FYE means Fiscal Year End
LTM means Latest Twelve Months
NFY means Next Fiscal Year
Houlihan Lokey Financial Advisors derived indications of the EV of the Company by applying selected revenue and EBITDA multiples to revenue and EBITDA of the Company for the most recent fiscal-year period ended December 31, 2004, the latest twelve-month period ended August 31, 2005, and projected for the next fiscal-year period ending December 31, 2005. The Company’s most recent fiscal-year EBITDA was adjusted for nonrecurring items such as reaudit fees, internal, Securities and Exchange Commission and Department of Justice investigation expenses, gain on sale of assets and gain from insurance proceeds, resulting in an increase in EBITDA for the fiscal-year period ended December 31, 2004 of $2.8 million. No material adjustments were made to the EBITDA of the Company for the latest twelve-month period ended August 31, 2005, and the next fiscal-year period ending December 31, 2005. To arrive at indicated equity values of the Company, the indications of EV of the Company were reduced by the Company’s funded debt obligations, excluding certain disputed debt obligations, and increased by the Company’s current holdings of cash and cash equivalents. As of August 31, 2005, Lancer had no outstanding funded debt obligations and had $7.1 million of cash and cash equivalents. The net effect of adjustments to the indications of EV was a $7.1 million increase to arrive at indicated equity values. Houlihan Lokey Financial Advisors also derived indications of equity value of the Company by applying selected price to earnings multiples to earnings of the Company for the most recent fiscal-year period ended December 31, 2004, the latest twelve-month period ended August 31, 2005, and the next fiscal-year period ending December 31, 2005 and by applying selected market capitalization to tangible net book value multiples to the tangible net book value of the Company as of August 31, 2005. The Company’s most recent fiscal-year net income was adjusted for nonrecurring items such as reaudit fees, internal, Securities and Exchange Commission and Department of Justice investigation expenses, gain on sale of assets and gain from insurance proceeds. No material adjustments were made to the net income of the Company for the latest twelve-month period ended August 31, 2005, and the next fiscal-year period ending December 31, 2005. No adjustments were made to the tangible net book value of the Company as of August 31, 2005. Based on these market multiple analyses, the resulting indications of the equity value of the operations of the Company, as estimated by Houlihan Lokey Financial Advisors, ranged from approximately $157.1 million to approximately $177.1 million. To arrive at indications of per share value, the impact from the exercise of “in-the-money” options (defined as options with an exercise price below the implied value per share), as applicable for each equity valuation indication, was considered. Based on the exercise prices of the Company’s stock options, all options were in-the-money at indicative equity values above $147.7 million. Because the analysis of Houlihan Lokey Financial Advisors resulted in indications of equity values in excess of $147.7 million, all of the Company’s outstanding stock options were considered in-the-money. The resulting indicated range of value implied from the Market Multiple Methodology was $16.21 to $18.21 per share.
Comparable Transaction Methodology. Houlihan Lokey Financial Advisors reviewed the multiples exhibited in certain announced change of control acquisitions of selected companies that manufacture and distribute food service equipment for which purchase price multiples were available and which Houlihan Lokey Financial Advisors deemed relevant based upon similarity of operations to the Company. Houlihan Lokey Financial Advisors identified announced change of control acquisitions of the following companies: Allbar Equipment Pty. Ltd.; Azkoyen SA; Belshaw Brothers Inc. (a division of Enodis Plc); Blodgett (a division of Maytag Corporation); Carter Hoffman Corp.; Grupo Koxka; Harford Duracool LLC; Hussmann International, Inc.; Jackson MSC, Inc. (a division of Ecolab Inc.); Lauritzen J Holding AS (a division of Sabroe AS); Linde Refrigeration Division; Marvel Industries; Mecatherm SA; Nu-Vu Food Service Systems; Scotsman Industries, Inc.; Specialty Equipment Companies, Inc.; Stoves Group Plc; and Waterford Stanley. The analysis showed that the multiples exhibited in the change of control transactions were as follows:

	EV/	EV/
	LTM Revenue	LTM EBITDA
Low	0.21x	4.9x
Median	1.09x	9.0x
Mean	1.02x	9.8x
High	2.30x	16.9x
Accordingly, Houlihan Lokey Financial Advisors reviewed the foregoing transactions to understand the range of multiples of revenue and EBITDA paid for companies that manufacture and distribute food service equipment. Houlihan Lokey Financial Advisors derived indications of the EV of the Company by applying selected revenue and EBITDA multiples to revenue and EBITDA of the Company for the twelve-month period ended August 31, 2005. No material adjustments were made to the EBITDA of the Company for the latest twelve-month period ended August 31, 2005. To arrive at indicated equity values of the Company, the indications of EV of the Company were reduced by the Company’s funded debt obligations, excluding certain disputed debt obligations, and increased by the Company’s current holdings of cash and cash equivalents. As of August 31, 2005, Lancer had no outstanding funded debt obligations and had $7.1 million of cash and cash equivalents. The net effect of adjustments to the indications of EV was a $7.1 million increase to arrive at indicated equity values. Based on the above comparable transaction analyses, the resulting indications of the equity value of the operations of the Company, as estimated by Houlihan Lokey Financial Advisors, ranged from approximately $167.1 million to approximately $192.1 million. To arrive at indications of per share value, the impact from the exercise of “in-the-money” options (defined as options with exercise price below the implied value per share), as applicable for each equity valuation indication, was considered. Based on the exercise prices of the Company’s stock options, all options were in-the-money at indicative equity values above $147.7 million. Because the analysis of Houlihan Lokey Financial Advisors resulted in indications of equity values in excess of $147.7 million, all of the Company’s outstanding stock options were considered in-the-money. The resulting indicated range of value implied from the Comparable Transaction Methodology was $17.21 to $19.71 per share.
No company, transaction or business used in the market multiple analysis or the comparable transaction analysis as a comparison is identical to the Company or the proposed merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, selected transactions or the business segment, company or transactions to which they are being compared. The analyses were prepared solely for purposes of Houlihan Lokey Financial Advisors providing its opinion to the Company’s board of directors as to the fairness, from a financial point of view, of the consideration to be received by the Public Stockholders under the merger agreement.
Discounted Cash Flow Methodology. Houlihan Lokey Financial Advisors utilized certain financial projections prepared by the Company’s management with respect to fiscal years ending December 31, 2005, through 2008. Using the forecasts prepared by management of the Company, Houlihan Lokey Financial Advisors determined the Company’s EV by first deriving debt-free cash flows (defined as operating earnings less taxes plus depreciation and amortization plus working capital requirements less capital expenditures) and discounting the debt-free cash flows to the present value. Houlihan Lokey Financial Advisors applied risk-adjusted discount rates ranging from 14.5% to 16.5% to the projected debt-free cash flows. To determine the value of the Company at the end of the projection period, Houlihan Lokey Financial Advisors considered the projected debt-free cash flow in the last year of the projection period and applied the Gordon Growth perpetuity model utilizing a range of required rate of returns of 14.5% to 16.5% and a range of long-term growth rates of 4.0% to 6.0%. The Gordon Growth perpetuity model is commonly utilized to calculate a company’s terminal value utilizing the following formula: end of the projection period debt-free cash flow multiplied by one plus the expected long-term growth rate divided by the difference between the required rate of return less the long-term growth rate; i.e., ((Debt-Free Cash Flow * (1 + Long-Term Growth Rate)) / (Required Rate of Return — Long-Term Growth Rate)). This terminal value was then discounted to the present at the same discount rate range of 14.5% to 16.5%. Houlihan Lokey Financial Advisors’ selection of the discount rate was based upon the weighted average cost of capital observed by certain selected publicly traded comparable companies, including Aga Foodservice Group Plc; Enodis Plc; Lincat Group Plc; The Middleby Corporation; NuCO2 Inc.; and Standex International Corporation. To arrive at indicated equity values of the Company, the indications of EV of the Company were reduced by the Company’s funded debt obligations, excluding certain disputed debt obligations, and increased by the Company’s current holdings of cash and cash equivalents. As of August 31, 2005, Lancer had no outstanding funded debt obligations and had $7.1 million of cash and cash equivalents. The net effect of adjustments to the indications of EV of the

Company was a $7.1 million increase to arrive at indicated equity values. Based on the financial projections and this analysis, the resulting indications of the equity value of the operations of the Company, as estimated by Houlihan Lokey Financial Advisors, ranged from approximately $142.7 million to approximately $166.8 million. To arrive at indications of per share value, the impact from the exercise of “in-the-money” options (defined as options with an exercise price below the implied value per share), as applicable for each valuation indication, was considered. Based on the exercise prices of the Company’s stock options, all options were in-the-money at indicative equity values above $147.7 million. At indicative equity values in excess of $131.4 million, but below $147.7 million, all options except options granted at an exercise price of $15.25 per share were in-the-money. Houlihan Lokey Financial Advisors’ analysis resulted in indications of equity values in excess of $131.4 million, but below $147.7 million at the low end of the range of its discounted cash flow methodology analysis and in excess of $147.7 million at the high end of the range of its discounted cash flow methodology analysis. Therefore, at the low end of the range of Houlihan Lokey Financial Advisors’ discounted cash flow methodology analysis, those options granted at an exercise price of $15.25 per share were excluded in Houlihan Lokey Financial Advisors’ analysis and all other options were considered in-the-money, and at the high end of the range of Houlihan Lokey Financial Advisors’ discounted cash flow methodology analysis, all of the Company’s outstanding stock options were considered in-the-money. The resulting indicated range of value implied from the Discounted Cash Flow Methodology was $14.76 to $17.18 per share.
Summary of Analysis. The following table illustrates the indications of value estimated by Houlihan Lokey Financial Advisors based on the Market Multiple Methodology, Comparable Transaction Methodology, and Discounted Cash Flow Methodology (values in millions, except per share values):

	Current
	Share Price	Market Approach		Transaction Approach		DCF Approach
	at 10/11/05	Low	High	Low	High	Low	High	Transaction
Indicative Equity Value		$157.1	$177.1	$167.1	$192.1	$142.7	$166.8

Shares Outstanding		9.5	9.5	9.5	9.5	9.5	9.5
Dilutive Options		0.2	0.2	0.2	0.2	0.2	0.2

Total Common Stock Equivalents		9.7	9.7	9.7	9.7	9.7	9.7

Implied Per Share Value	$19.00	$16.21	$18.21	$17.21	$19.71	$14.76	$17.18	$22.00

Determination of Fairness. After determining the equity value of the Company, on a per-share basis, Houlihan Lokey Financial Advisors noted that the consideration of $22.00 per share as provided for in the proposed merger exceeds the indications of value that are the result of Houlihan Lokey Financial Advisors’ reviews and analyses. Accordingly, subject to the assumptions, limitations and qualifications set forth in its written opinion, Houlihan Lokey Financial Advisors determined that the $22.00 per share cash consideration to be received by the Public Stockholders in connection with the merger is fair from a financial point of view.
As a matter of course, the Company does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey Financial Advisors considered financial projections. These financial projections were prepared by the management of the Company based on assumptions regarding the Company’s future performance. The financial projections were prepared under market conditions as they existed as of June 20, 2005. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including without limitation such changes as may occur as a result of the risk factors identified by the Company in this proxy statement and in its other filings with the Securities and Exchange Commission, may cause the financial projections or the underlying assumptions to be materially inaccurate. As a result, the financial projections are not necessarily indicative of future results.
Houlihan Lokey Financial Advisors has relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to Houlihan Lokey Financial Advisors, discussed with or reviewed by Houlihan Lokey Financial Advisors, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey Financial Advisors has relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and Houlihan Lokey Financial Advisors expresses no opinion with respect to such forecasts and projections or the assumptions on which they are based. Further, Houlihan Lokey Financial Advisors has relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to Houlihan Lokey Financial Advisors, and that there is no information or facts that would make the information reviewed by Houlihan Lokey Financial Advisors incomplete or misleading.
Furthermore, Houlihan Lokey Financial Advisors has not been requested to make, and has not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (contingent or otherwise) of the Company, nor was Houlihan Lokey Financial Advisors provided with any such appraisal or evaluation. Houlihan Lokey Financial Advisors has undertaken no independent analysis of any potential or actual litigation, material claims, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. The Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters. If any such matters were considered in the Opinion, the conclusions reached herein could be materially affected. Houlihan Lokey Financial Advisors has also relied upon, without independent verification, the assessment of the management of the Company of: (i) the Company’s technologies, products and intellectual property; and (ii) the validity of, and risks associated with, the Company’s existing and future technologies, products and intellectual property. Houlihan Lokey Financial Advisors has relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to all agreements (including the Agreement) and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey Financial Advisors, without any amendments or modifications thereto, waivers thereof or any adjustment to the per share price of $22.00 (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey Financial Advisors has also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, or the expected benefits of the merger. In addition, Houlihan Lokey Financial Advisors has relied upon and assumed, without independent verification, that the final forms of the draft agreements will not differ in any material respect from the drafts identified in this proxy statement as being provided to Houlihan Lokey Financial Advisors.
The Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey Financial Advisors as of, the date of the Opinion. Houlihan Lokey Financial Advisors has not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion. Subsequent events that could materially affect the conclusions set forth in the Opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company; changes in the terms of the merger; and the failure to consummate the merger within a reasonable period of time.
The Opinion is furnished for the use and benefit of the Company’s board of directors in connection with its consideration of the merger. The Opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger. The Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and Houlihan Lokey Financial Advisors’ engagement letter, and subject to the understanding that the obligations of Houlihan Lokey Financial Advisors in the merger are solely corporate obligations, and no officer, director, employee, agent, stockholder or controlling person of Houlihan Lokey Financial Advisors shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of the Company or the Company’s affiliates.
HOULIHAN LOKEY FINANCIAL ADVISORS HAS NOT BEEN REQUESTED TO OPINE AS TO, AND THE OPINION DOES NOT ADDRESS: (i) THE UNDERLYING BUSINESS DECISION OF THE COMPANY, ITS SECURITY HOLDERS OR ANY OTHER PARTY TO PROCEED WITH OR EFFECT THE MERGER, (ii) THE FAIRNESS OF ANY PORTION OR ASPECT OF THE MERGER NOT EXPRESSLY ADDRESSED IN THE OPINION, (iii) THE FAIRNESS OF ANY PORTION OR ASPECT OF THE MERGER TO THE HOLDERS OF ANY CLASS OF SECURITIES, CREDITORS OR OTHER CONSTITUENCIES OF THE COMPANY, OR ANY OTHER PARTY OTHER THAN THOSE SET FORTH IN THE OPINION, (iv) THE RELATIVE MERITS OF THE MERGER AS COMPARED TO ANY ALTERNATIVE BUSINESS STRATEGIES THAT MIGHT EXIST FOR THE COMPANY OR THE EFFECT OF ANY OTHER TRANSACTION IN WHICH THE COMPANY MIGHT ENGAGE, (v) THE EMPLOYMENT AND COVENANT NOT TO COMPETE AGREEMENTS TO BE ENTERED INTO BY THE COMPANY’S FOUNDERS AND LARGEST STOCKHOLDERS, (vi) THE TAX OR LEGAL CONSEQUENCES OF THE MERGER TO THE COMPANY, ITS STOCKHOLDERS OR ANY OTHER PARTY OR (vii) THE SOLVENCY OR FAIR VALUE OF THE COMPANY OR ANY OTHER PARTICIPANT IN THE MERGER UNDER ANY APPLICABLE LAWS RELATING TO BANKRUPTCY, INSOLVENCY OR SIMILAR MATTERS. FURTHERMORE, NO OPINION, COUNSEL OR INTERPRETATION IS INTENDED IN MATTERS THAT REQUIRE LEGAL, REGULATORY, ACCOUNTING, INSURANCE, TAX OR OTHER SIMILAR PROFESSIONAL ADVICE. IT IS ASSUMED THAT SUCH OPINIONS, COUNSEL OR INTERPRETATIONS HAVE BEEN OR WILL BE OBTAINED FROM THE APPROPRIATE PROFESSIONAL SOURCES.
It should be understood that subsequent developments may affect the conclusions expressed in the Opinion if the Opinion were rendered as of a later date, and Houlihan Lokey Financial Advisors disclaims any obligation to advise any person of any change in any manner affecting the Opinion that may come to Houlihan Lokey Financial Advisors’ attention after the date of the Opinion.
The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey Financial Advisors in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey Financial Advisors made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey Financial Advisors believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey Financial Advisors’ fairness opinion. In its analyses, Houlihan Lokey Financial Advisors made numerous assumptions with respect to the Company, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of the Company are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.
The Company has paid Houlihan Lokey Financial Advisors customary fees for its engagement to render its fairness opinion and will pay Houlihan Lokey customary fees for its services in connection with its engagement as financial advisors and will reimburse both Houlihan Lokey Financial Advisors and Houlihan Lokey for all out-of-pocket expenses incurred in connection with their respective engagements. Houlihan Lokey Financial Advisors’ fee was in the total amount of $400,000 for its services related to its fairness opinion ($100,000 retainer and $300,000 for fairness opinion) and was not contingent upon the consummation of the proposed merger or the conclusions reached by Houlihan Lokey Financial Advisors in its written opinion. Houlihan Lokey’s fee in the amount of $2.8 million for its services rendered in connection with its engagement as financial advisor is contingent upon the consummation of the proposed merger. The Company has reimbursed Houlihan Lokey Financial Advisers and Houlihan Lokey for out-of-pocket expenses in the amount of approximately $10,000 and $40,000, respectively. Houlihan Lokey and its affiliates have provided no other services to Lancer or any of its affiliates during the last two years. The Company has agreed to indemnify and hold harmless Houlihan Lokey, its affiliates (including Houlihan Lokey Financial Advisors), or any employee, agent, officer, director, attorney, stockholders or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with their engagements by the Company.
Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.
Treatment of Stock Options
As of the record date, there were approximately 315,350 shares of our common stock subject to stock options granted under our stock option plans to our current executive officers and directors. Each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested or exercisable, will be canceled (to the extent permitted under the governing stock plan documents and related award agreements), and the holder of such stock option that has an exercise price of less than $22.00 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:
•	the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess of $22.00 over the exercise price per share of common stock subject to such option.

The following table sets forth the amount of cash each of our executive officers and directors will receive for shares of our common stock and options to purchase our common held by such individual:

		Shares	Share	Options	Option	Total Cash
Name	Position	Owned	Value	Owned	Value	Value
Alfred A. Schroeder	Director & Employee	1,214,126	$26,710,772	37,500	$435,750	$27,146,522
George F. Schroeder	Director & Employee	1,349,819	$29,696,018	37,500	$435,750	$30,131,768
Norborne P. Cole	Director	5,000	$110,000	20,450	$250,970	$360,970
Brian C. Flynn, Jr.	Director	58,300	$1,282,600	40,000	$424,000	$1,706,600
James F. Gallivan, Jr.	Director	570,780	$12,557,160	10,000	$106,000	$12,663,160
Olivia F. Kirtley	Director	174,200	$3,832,400	25,450	$303,970	$4,136,370
Richard C. Osborne	Director	10,000	$220,000	20,450	$250,970	$470,970
Harold R. Schmitz	Director	332,000	$7,304,000	10,000	$106,000	$7,410,000
Christopher D. Hughes	Chief Executive Officer	11,265	$247,830	90,000	$1,203,250	$1,451,080
Mark L. Freitas	Chief Financial Officer	2,017	$44,374	24,000	$312,509	$356,883
Stonewall J. Fisher	General Counsel	25,749	$566,478	0	$0	$566,478
Change of Control Payments Under Existing Employment Agreements
In September 2004, we entered into employment agreements with Christopher D. Hughes, our Chief Executive Officer, and Mark L. Freitas, our Chief Financial Officer, that provide for certain severance benefits if following a change of control such as the proposed merger, either (a) the executive terminates his employment for good reason (e.g., relocation outside of the San Antonio, Texas metropolitan area or a substantial diminution in base salary) or (b) the executive is terminated by the Company without cause. The severance benefits provided in their respective agreements are $165,000 in the case of Mr. Freitas and $375,000 in the case of Mr. Hughes plus, on a pro rata basis, any bonus earned and declared by Lancer for the calendar year during which the termination event shall have occurred. At Lancer’s option, the severance payments can be made in one lump sum or over 12 months in the case of Mr. Freitas and 18 months in the case of Mr. Hughes. The obligation to potentially pay the severance benefits to Messrs. Freitas and Hughes upon the terms described above will survive for a period of three years after the consummation of the merger.
Option Agreements with Change of Control Provisions
Our 1996 and 2002 stock option plans provide that upon a change in control of Lancer, all unvested portions of then outstanding options immediately vest. The pending merger would constitute a change of control under our stock option plans.
Stock Ownership
Many of our officers and directors beneficially own shares of common stock. For a further description of these stock holdings, see “Security Ownership of Certain Beneficial Owners and Management,” beginning on page 55.

Indemnification, Insurance and Employee Benefits
The merger agreement provides for director and officer indemnification and insurance, and for the continuation of certain employee benefits. We describe these provisions in “The Merger Agreement-Indemnification and Insurance” and “The Merger Agreement-Employee Benefits.”
New Employment Arrangements Following the Merger
George Schroeder and Jud Schroeder, each of whom are currently employed in the non-executive officer positions of co-founders of Lancer, entered into an employment agreement, dated as of October 18, 2005, with Hoshizaki pursuant to which each agreed to a three year employment and non-compete agreement at their current base salary of $250,000 per year plus current benefits. The employment agreements will not become effective until the consummation of the merger. Under the terms of their new employment agreements with the surviving corporation, George Schroeder will be employed as the Founder in Charge of Integration, and Jud Schroeder will be employed as the Founder in Charge of Research and Development, with the duties and responsibilities specifically assigned to each of them from time to time by the President of the surviving corporation. In the event their employment is terminated by either party for any reason, except for the termination by Hoshizaki or its assigns upon a conviction of a felony, the annual payments must continue through the end of the non-compete period. In addition, Jud Schroeder’s agreement contains a provision regarding the sharing between himself and Hoshizaki, following the merger, of certain technology of the Company relating to a syrup bag delivery system, the patent application for which was denied by the United States Patent and Trademark Office. That provision splits equally the ownership of the affected technology and the costs of pursuing the technology between Mr. Jud Schroeder and Hoshizaki.
Delisting and Deregistration of Our Common Stock
If the merger is completed, our common stock will be delisted from the AMEX and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Lancer will no longer file periodic reports with the Securities and Exchange Commission.
Litigation Relating to the Merger
As of the date of this proxy statement, we are unaware of any lawsuits filed against us or our board of directors in connection with the merger. However, on December 20, 2005, the Company received a one paragraph letter by telecopy from a lawyer demanding that the Company terminate its efforts to consummate the merger with Hoshizaki and pursue the offer proposed by Strategic Buyer One as disclosed above on page 19. The demand letter does not state the demand is on behalf of any shareholder of Lancer.
Material U.S. Federal Income Tax Consequences
The following is a discussion of material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.
For purposes of this discussion, we use the term “U.S. holder” to mean:
•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more

U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.
This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.
If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
U.S. Holders
The receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:
•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.
If the holding period in our common stock surrendered in the merger (or pursuant to the exercise of dissenters’ rights) is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss, and if a long-term capital gain, is generally taxed at a maximum rate of 15% for individuals. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.
Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger (or pursuant to the exercise of dissenters’ rights) unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply

(currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Non-U.S. Holders
Any gain realized on the receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
•	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company’s common stock at any time during the five years preceding the merger.
An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger (or pursuant to the exercise of dissenters’ rights), unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Regulatory Approvals
The Hart-Scott-Rodino Act and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On November 22, 2005 the Company and Hoshizaki, respectively, each filed a Notification and Report Form with the Antitrust Division and the Federal Trade

Commission and requested an early termination of the waiting period. The Federal Trade Commission granted early termination of the waiting period initiated by these filings on December 16, 2005.
Under the merger agreement, the Company and Hoshizaki have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In addition, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to take those actions as may be necessary to resolve any objections asserted on antitrust grounds with respect to the merger.
Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Texas at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE MERGER AGREEMENT
The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties to the merger agreement are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by the Company and Hoshizaki as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.
Effective Time
The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Texas on the closing date of the merger (or such later time as provided in the certificate of merger). The closing date will occur as soon as reasonably practicable after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as Hoshizaki and the Company may agree).
Structure
At the effective time of the merger, Merger Sub will merge with and into us. Lancer will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of the parent holding company of Hoshizaki. All of the Company’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and franchises, and all of their debts, liabilities and duties, will become those of the surviving corporation. Following completion of the merger, the Company’s common stock will be delisted from the AMEX, deregistered under the Exchange Act and no longer publicly traded. The Company will be a privately-held corporation and the Company’s current stockholders will cease to have any ownership interest in the Company or rights as Company stockholders. Therefore, such current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.
Treatment of Stock and Options
Company Common Stock
At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $22.00 in cash, without interest and less any required withholding taxes, other than shares of Company common stock:
•	held in the Company’s treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	owned by Merger Sub, Hoshizaki or any wholly-owned direct or indirect subsidiary of the Company or Hoshizaki immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration; and

•	held by stockholders who have properly demanded and perfected their dissenters -rights in accordance with Texas law, which shares shall be entitled to only such rights as are granted by Texas law.
After the effective time of the merger, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book-entry share.
Company Stock Options
At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled (to the extent permitted under the governing plan documents and related agreements), and the holder of each stock option that has an exercise price of less than $22.00 will be entitled to receive from the surviving corporation as promptly as practicable thereafter an amount in cash, without interest and less applicable withholding taxes, equal to the product of:
•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess of $22.00, if any, over the exercise price per share of common stock subject to such option.
Exchange and Payment Procedures
At or prior to the effective time of the merger, Hoshizaki will deposit, or will cause to be deposited, in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with The Bank of New York, N.A. or a bank or trust company (the “paying agent”) reasonably acceptable to us. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.
You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.
No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person for whom it is withheld.
At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration or transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.
None of the paying agent, Hoshizaki or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for twelve months after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to Hoshizaki or the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Hoshizaki free and clear of any claims or interest of any person previously entitled to the merger consideration.
If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the paying agent, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.
Representations and Warranties
We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:
•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our certificate of incorporation and bylaws;

•	our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	our outstanding indebtedness for borrowed money;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the required vote of our stockholders in connection with the adoption of the merger agreement;

•	the approval and recommendation by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	compliance with applicable legal requirements;

•	our filings with the Securities and Exchange Commission since December 31, 2000, including the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since June 30, 2005;

•	legal proceedings and governmental orders;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	real property;

•	taxes, environmental matters and material contracts;

•	accuracy and compliance as to form with applicable securities law of this proxy statement;

•	the receipt by us of a fairness opinion from Houlihan Lokey Financial Advisors;

•	the absence of undisclosed broker’s fees;

•	intellectual property; and

•	affiliate transactions.
For the purposes of the merger agreement, “material adverse effect” means any change, circumstance, effect, event or occurrence that would be materially adverse to the assets, liabilities, business, financial condition, capitalization, assets, liabilities or results of operations of the Company and our subsidiaries taken as a whole.
A “material adverse effect” will not be deemed to have occurred, however, as a result of any change, circumstance, event or effect resulting from:
•	changes in general the U.S. economy or the food service industry; or

•	the announcement or pendency of the merger agreement and the transactions contemplated by the merger agreement.
You should be aware that these representations and warranties are made by the Company to Hoshizaki, may be subject to important limitations and qualifications agreed to by Hoshizaki, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information.”

The merger agreement also contains various representations and warranties made by Hoshizaki that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:
•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement; and

•	the absence of litigation.
You should be aware that these representations and warranties are made by Hoshizaki to the Company, may be subject to important limitations and qualifications agreed to by the Company, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.
The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.
Conduct of Our Business Pending the Merger
Under the merger agreement, we have agreed that, subject to certain exceptions and unless Hoshizaki gives its prior written consent, between October 18, 2005, and the completion of the merger:
•	we and our subsidiaries will conduct business in the ordinary course of business; and

•	we will ensure that we and our subsidiaries preserve intact our business organization and our current relationships with customers, suppliers and other persons with which we have significant business relations.
We have also agreed that during the same time period, and again subject to certain exceptions or unless Hoshizaki gives its prior written consent (which consent will not be unreasonably withheld or delayed), we and our subsidiaries will not:
•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements;

•	sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any stock options, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue its common stock upon the valid exercise of outstanding stock options as of the date of the merger agreement);

•	amend or waive any of our rights under, or accelerate the vesting under (other than vesting all unvested options upon the effectiveness of the merger), any provision of any stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related contract;

•	amend or permit the adoption of any amendment to any of the Company articles of incorporation or bylaws, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•	make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $200,000; except that the maximum amount of all capital expenditures made on behalf of us shall not exceed $1,000,000 in the aggregate;

•	except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

•	acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for assets acquired, leased, licensed or disposed of in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $50,000 individually, or $250,000 in the aggregate), or waive or relinquish any material right;

•	lend money to any person, or incur or guarantee any indebtedness;

•	establish, adopt or amend any Company employee benefit plan (unless required by law), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of our directors or officers; except for regularly scheduled bonus payments and increases in the amount of wages paid to our employees in the ordinary course of business and consistent with past practices;

•	hire any new employee having an annual salary in excess of $100,000;

•	change any of our methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

•	make or change any election, change an annual accounting period, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to us or any of our subsidiaries, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to us or any of our subsidiaries, or take any other similar action relating to the filing of any tax return or the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of increasing our tax liability for any period ending after the closing or decreasing any tax attribute of ours or any of our subsidiaries existing on the closing date;

•	commence or settle any material litigation; or

•	enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices.
Stockholders Meeting
The merger agreement requires us, as soon as reasonably practicable, to call, give notice of and hold a meeting of our stockholders to adopt the merger agreement. Except to the extent necessary in order to comply with its fiduciary duties under applicable law, our board of directors is required to recommend that our stockholders vote in favor of adoption of the merger agreement and to use its reasonable best efforts to have the merger agreement adopted by our stockholders.
No Solicitation of Transactions
We have agreed that we, our subsidiaries and our respective directors, officers and employees will not, directly or indirectly:
•	solicit, initiate, or encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an acquisition proposal or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer;

•	furnish any information regarding the Company or any of its subsidiaries to any person in connection with or in response to an acquisition transaction or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

•	make or authorize any statement, recommendation or solicitation in support of any possible acquisition proposal; or

•	enter into any letter of intent or similar document or any contract having a primary purpose of effectuating, or which could effect, any acquisition proposal.
An “acquisition proposal” is any proposal or offer with respect to a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization tender offer, exchange offer or other similar transaction in which (i) either the Company or any of its subsidiaries is a constituent corporation, (ii) either the Company or any of its subsidiaries issues securities representing more than 5% of the outstanding securities of any class of voting securities of either the Company or any of its subsidiaries, (iii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 5% or more of the consolidated net revenues, net income or assets of either the Company or any of its subsidiaries or (iv) any liquidation or dissolution of either the Company or any of its subsidiaries.

Except as described below, neither we nor our board of directors may recommend any acquisition proposal to our stockholders or approve any agreement with respect to an acquisition proposal. Prior to adoption of the merger agreement by our stockholders, however, we or our board of directors are permitted to provide access to our properties, books and records and provide other information and data in response to a request for such information or data or to engage in discussions or negotiations with, or provide any information to, a third party in connection with an unsolicited bona fide written acquisition proposal, if and only to the extent that before taking any of these actions our board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that:
•	such action is required for our board of directors to comply with its fiduciary duties under applicable law; and

•	the applicable acquisition proposal will result in, or would reasonably be expected to result in, a “superior offer” from the party that made the applicable acquisition proposal.
For purposes of the merger agreement, “superior offer” means any acquisition proposal on terms that the board of directors of the Company determines, in its good faith judgment, after consultation with its financial advisor of nationally-recognized reputation to be more favorable to the Company’s stockholders than the terms of the merger agreement.
Furthermore, if, at any time prior to the adoption of the merger agreement by our stockholders, our board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that an unsolicited bona fide written acquisition proposal that did not result from a material breach of the provisions described in the previous paragraphs is a superior offer, we may terminate the merger agreement, our board of directors may approve or recommend the superior offer to our stockholders, and/or immediately prior to or concurrently with the termination of the merger agreement we may enter into any agreement, understanding, letter of intent or arrangement with respect to such superior offer, as applicable, but only if:
•	we give Hoshizaki prior written notice that we have received a superior proposal and the material terms and conditions of such superior proposal; and

•	in case we terminate the merger agreement, we concurrently pay to Hoshizaki the $6.6 million termination fee. See “- Termination” and “-Fees and Expenses” below.
We have also agreed:
•	to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•	to notify Hoshizaki within 48 hours of our receipt of an acquisition proposal, including the material terms and conditions of the superior offer and the identity of the third party making the proposal;

•	to keep Hoshizaki reasonably informed of the status and material terms and conditions of any proposals or offers; and

•	to provide a copy of all written materials provided to or by the Company in connection with such superior offer.

Employee Benefits
Hoshizaki has agreed that all employees of the Company who continue employment with the surviving corporation after the merger will be eligible to continue to participate in the surviving corporation’s retirement, health, vacation and other non-equity based employee benefit plans. Hoshizaki shall have the right to amend or terminate any such retirement, health, vacation or other employee benefit plan at any time after the merger. After the merger, the employment of each continuing employee of the surviving corporation shall be “at will” employment. Notwithstanding the foregoing, effective as of the closing date, Lancer shall terminate its 401(k), unless Hoshizaki provides Lancer with written notice not to terminate its 401(k) plan prior to the effective time.
Agreement to Take Further Action and to Use Reasonable Best Efforts
Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement, including making filings under the Hart-Scott-Rodino Act and under the antitrust laws of foreign jurisdictions for which similar filings are required. In addition, each party has agreed to cooperate and use reasonable best efforts to resolve any objections or suits brought by any governmental entity or private third party challenging any of the transactions contemplated by the merger agreement as being in violation of any antitrust law. Such efforts include agreeing to sell, hold separate or otherwise dispose of or conduct such party’s business in a manner which would resolve such objections or suits.
Conditions to the Merger
The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:
•	Stockholder Approval. The adoption of the merger agreement by our stockholders.

•	No Law or Orders. No law or order having been enacted or entered by a U.S. or state governmental authority that prohibits, restrains or enjoins the completion of the merger.

•	Regulatory Approvals. The waiting period under the Hart-Scott-Rodino Act having been terminated or expired (which condition was satisfied on December 16, 2005).

The obligations of Hoshizaki to complete the merger are subject to the satisfaction or waiver of the following additional conditions:
     • Representations and Warranties.
o	our representations and warranties regarding certain matters relating to our capitalization must be true and correct when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date, and except where the failure of such representations and warranties to be true and correct would be immaterial to Hoshizaki; and

o	all other representations and warranties made by us must be true and correct when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date, and except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.
•	Compliance with Covenants. The performance, in all material respects, by us of our covenants and agreements in the merger agreement.

•	Closing Certificate. Our delivery to Hoshizaki at closing of a certificate with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.

•	Dissenters Rights. Dissenters rights shall not have been properly demanded by dissenting stockholders of the Company pursuant to Section 5.12 of the Texas Business Corporation Act for shares of our common stock in a number greater than 5% of our common stock (on a fully diluted basis) issued and outstanding immediately prior to the merger.
Our obligation to complete the merger is subject to the following additional conditions:
•	Representations and Warranties. The truth and correctness in all respects of Hoshizaki’s representations and warranties as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true in all respects only as of that date.

•	Compliance with Covenants. The performance, in all material respects, by Hoshizaki of its covenants and agreements in the merger agreement.

•	Payment of Purchase Price. Hoshizaki shall have delivered to The Bank of New York, N.A. in its capacity as our exchange agent or caused one of its designees to have delivered to the Bank of New York, N.A. the consideration to be paid to our stockholders in connection with the merger (by wire transfer of immediately available funds).

•	Closing Certificate. The delivery at closing by Hoshizaki of a certificate with respect to the satisfaction of the conditions relating to Hoshizaki’s representations, warranties, covenants and agreements.
Other than the conditions pertaining to the Company stockholder approval, the absence of governmental orders and the expiration or termination of the HSR Act waiting period, either the Company, on the one hand, or Hoshizaki, on the other hand, may elect to waive conditions to their respective performance and complete the merger. We do not anticipate re-soliciting our stockholders for approval of any such waiver unless we propose to waive a condition and such waiver would be material to our stockholders, in which case we would re-solicit the vote of our stockholders. None of the Company or Hoshizaki, however, has any intention to waive any condition as of the date of this proxy statement. In addition, as of the date of this proxy statement none of the Company or Hoshizaki is aware of any material uncertainty as to any of the conditions to the completion of the merger.
Termination
The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:
•	by mutual written consent of the parties;

•	by either Hoshizaki or the Company, if:

o	the Company stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

o	a court or other governmental entity located or having jurisdiction within the U.S. has issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the merger and such order or other action is final and non-appealable;

o	the closing has not occurred on or before March 15, 2006;

o	if the terminating party is not in breach and there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and which cannot be cured or has not been cured prior to 20 days following the terminating party’s written notice;
•	by Hoshizaki, if our board of directors withdraws or adversely modifies its recommendation or approval of the merger agreement or recommends or approves another acquisition proposal;

•	by the Company, prior to adoption of the merger agreement by the Company stockholders, if we receive an alternative proposal that is a superior offer, but only after at least a three business day period shall have elapsed since we provided our written notice to Hoshizaki regarding the superior offer, and only if we concurrently pay to Hoshizaki the termination fee described below under “Fees and Expenses.”
Fees and Expenses
Payable by the Company
We have agreed to reimburse Hoshizaki’s reasonable and documented transaction expenses if either:
•	the Company or Hoshizaki terminates the merger agreement because of the failure to receive Company stockholder approval at the special meeting or any postponement or adjournment thereof; or

•	the merger agreement is terminated by Hoshizaki due to a material breach by us of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach has not been cured within the specified time.
In addition, we have agreed to pay to Hoshizaki a termination fee of $6.6 million if:
•	the merger agreement is terminated by either party due to the failure to receive Company stockholder approval at the special meeting or any postponement or adjournment thereof; and
o	at or prior to the time of the termination of the merger agreement a proposal or offer related to an acquisition proposal shall have been disclosed, announced, commenced, submitted or made and the Company shall not have sent to its stockholders, within ten business days after any such disclosure, announcement, commencement or submission, a statement disclosing that the Company recommends rejection of such acquisition proposal;
•	the merger agreement is terminated by either party because the merger is not completed prior to March 15, 2006; and

o	at or prior to the time of the termination of the merger agreement a proposal or offer related to an acquisition proposal shall have been disclosed, announced, commenced, submitted or made and the Company shall not have sent to its stockholders, within ten business days after any such disclosure, announcement, commencement or submission, a statement disclosing that the Company recommends rejection of such acquisition proposal;
•	Hoshizaki has terminated the merger agreement because our board of directors has withdrawn, modified or adversely changed its recommendation of the merger or recommended or approved another acquisition proposal; or

•	the Company has terminated the merger agreement, prior to the stockholders meeting, if we receive an alternative proposal that is a superior offer, but only after at least three business days have elapsed since we provided notice to Hoshizaki regarding the superior offer.
For purposes of determining whether a termination fee is payable by us, an “acquisition proposal” is any proposal or offer with respect to a merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization tender offer, exchange offer or other similar transaction in which (i) either the Company or any of its subsidiaries is a constituent corporation, (ii) either the Company or any of its subsidiaries issues securities representing more than 5% of the outstanding securities of any class of voting securities of either the Company or any of its subsidiaries, (iii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 5% or more of the consolidated net revenues, net income or assets of either the Company or any of its subsidiaries or (iv) any liquidation or dissolution of either the Company or any of its subsidiaries.
Amendment and Waiver
Subject to applicable law, the merger agreement may be amended by the written agreement of the parties at any time prior to the closing date of the merger, whether before or after the adoption of the merger agreement by our stockholders, unless the merger agreement has already been adopted by our stockholders and under applicable law such amendment would require the further approval of the Company’s stockholders.
The merger agreement also provides that, at any time prior to the effective time of the merger, any party may, by written agreement:
•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement which may be legally waived.

THE VOTING AND SUPPORT AGREEMENT
The following is a summary of the material terms of the voting and support agreement among Hoshizaki and each of George F. Schroeder, Alfred A. Schroeder, Harold R. Schmitz, Olivia F. Kirtley, James F. Gallivan, Jr., Norborne P. Cole, Jr., and Richard C. Osborne (collectively, the “Participating Directors”). This summary is qualified in its entirety by reference to the complete text of the voting and support agreement, a copy of which is attached to this proxy statement as Annex B and is incorporated by reference into this document. Lancer stockholders are urged to read the voting and support agreement in its entirety.
Concurrently with the execution and delivery of the merger agreement, Hoshizaki entered into the voting and support agreement with the Participating Directors in their capacities as stockholders of the Company. As of the date of the voting and support agreement, the Participating Directors were the beneficial owners of 3,817,275 shares of Lancer common stock (including 161,350 stock options). As of the date of the voting and support agreement, the aggregate number of shares of Lancer common stock beneficially owned by the Participating Directors which are subject to the voting and support agreement represented approximately 39% of the voting power and total number of outstanding Company shares. We refer to the Lancer shares beneficially owned by the Participating Directors, together with any shares of common stock issued upon exercise of any of their options and any other Lancer shares over which the Participating Directors acquire beneficial ownership after the date of the voting and support agreement as the “Subject Shares.”
Pursuant to the voting and support agreement, the Participating directors have agreed that, subject to certain limited exceptions to permit the board of directors to comply with their fiduciary duties, during the period from and including October 18, 2005, through and including the earliest to occur of (a) the closing of the merger and (b) the termination of the merger agreement in accordance with its terms (the “voting period”), they will vote or execute consents with respect to the Subject Shares beneficially owned by them on the applicable record date, at any meeting or in connection with any proposed action by written consent of the Company’s stockholders, with respect to any of the following matters:
•	in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement; and

•	against:
(1)	any alternative transaction offer made prior to the termination of the merger agreement (other than one made by Hoshizaki);

(2)	any change in the capital structure of the Company or any of our subsidiaries (other than pursuant to the merger agreement); and

(3)	any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the merger agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the merger agreement, which would materially and adversely affect the Company or Hoshizaki and their respective abilities to consummate the transactions contemplated by the merger agreement.
In connection with the performance of the obligations of the Participating Directors under the voting and support agreement, each Participating Director irrevocably appointed Hoshizaki as his or her proxy and attorney-in-fact to vote his or her Subject Shares to the extent described above and agreed not to grant any other proxy or take any actions that are inconsistent with or that would impede such holder’s performance of the voting and support agreement. The proxy and power of attorney granted by the Participating directors pursuant to the voting and support agreement will terminate only upon the expiration of the voting period.
Under the voting and support agreement, each Participating Director has agreed not to transfer or encumber his or her Subject Shares, including by:
•	granting any proxies or entering into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares in a manner inconsistent with the terms of the voting and support agreement;

•	voluntarily taking any action that would or is reasonably likely to make any representation or warranty contained in the voting and support agreement untrue or incorrect in any material respect or have the effect in any material respect of preventing such Participating Director from performing its obligations under the voting and support agreement; or

•	voluntarily selling, assigning, encumbering or otherwise disposing of, or entering into any contract or other arrangement with respect to the direct or indirect sale, assignment, encumbrance or other disposition of, any Subject Shares during the term of the voting and support agreement.
In addition, the Participating Directors have agreed that during the voting period, they will not solicit or initiate any alternative acquisition proposal or engage in any negotiations with or furnish any nonpublic information relating to the Company to any person that may be considering making, or has made or agreed to endorse, an alternative acquisition proposal and will provide Hoshizaki with prompt notice of receipt of any alternative acquisition proposal or request for information from any such person.
The voting and support agreement will terminate on the earliest to occur of (i) the effective time of the merger and (ii) the termination of the merger agreement in accordance with its terms.

THE EMPLOYMENT AND NON-COMPETE AGREEMENTS
The following is a summary of the material terms of the employment and non-compete agreements among Hoshizaki and each of George F. Schroeder and Alfred (“Jud”) A. Schroeder. Concurrently with the execution and delivery of the merger agreement, Hoshizaki entered into the employment and non-compete agreements with Messrs. George and Jud Schroeder. Pursuant to the terms of the employment and non-compete agreements, Messrs. George and Jud Schroeder each agreed to a three year employment and non-compete agreement at their current base salary of $250,000 per year plus current benefits. The employment agreements will not become effective until the consummation of the merger. In the event their employment is terminated by either party for any reason, except for the termination by Hoshizaki or its assigns upon a conviction of a felony, the annual payments must continue through the end of the non-compete period. The employment and non-compete agreements entered into by Messrs. George and Jud Schroeder are identical in all respects except Mr. Jud Schroeder’s agreement contains an additional provision regarding the sharing between himself and Hoshizaki (through its control of the Company following the merger), following the merger, of certain technology of the Company relating to a syrup bag delivery system, the patent application for which was denied by the United States Patent and Trademark Office. That provision splits equally the ownership of the affected technology and the costs of pursuing the technology between Mr. Jud Schroeder and Hoshizaki.

MARKET PRICE OF THE COMPANY’S STOCK
Our common stock is traded on the AMEX under the symbol “LAN.” This table shows, for the periods indicated, the range of high and low sales prices for our common stock as quoted on the American Stock Exchange.

	High	Low
Year ended December 31, 2003
First Quarter	$10.13	$5.80
Second Quarter	7.35	5.95
Third Quarter	6.90	3.71
Fourth Quarter	7.00	4.52
Year ended December 31, 2004
First Quarter*	$7.65	$5.95
Second Quarter*	6.60	5.00
Third Quarter	11.40	6.10
Fourth Quarter	16.75	10.25
Year ended December 31, 2005
First Quarter	$16.50	$14.25
Second Quarter	17.98	14.80
Third Quarter	19.80	17.00
Fourth Quarter (through December 21, 2005)	21.51	19.00

*	The AMEX halted trading in shares of our common stock from February 3, 2004 until May 20, 2004.
The closing sale price of our common stock on the AMEX on October 18, 2005, which was the last trading day before we announced the merger, was $19.46. On December 21, 2005, the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on the AMEX was $21.81. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.
As of December 21, 2005, the last trading day before the date of this proxy statement, there were approximately 195 registered holders of Lancer common stock.
We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth certain information as of the close of business on December 19, 2005, the record date, with respect to the beneficial ownership of our voting common stock by the following individuals or groups:
•	any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	our Chief Executive Officer and the next four most highly compensated current executive officers; and

•	all of our directors and executive officers as a group.
As of December 19, 2005, 9,509,028 shares of common stock of the Company were outstanding and the ownership percentages reflected in the table below are based on the number of shares outstanding as of such date.

Name of Beneficial Owner and	Number of Shares of Common
Number of Persons in Group (1)	Stock Beneficially Owned	Percent of Class
Alfred A. Schroeder (2)	1,251,626	13.1%
George F. Schroeder (3)	1,387,319	14.5%
Norborne P. Cole, Jr. (4)	25,450	*
Brian C. Flynn, Jr. (5)	98,300	1.0%
James F. Gallivan, Jr. (6)	580,780	6.1%
Olivia F. Kirtley (7)	199,650	2.1%
Richard C. Osborne (8)	30,450	*
Harold R. Schmitz (9)	342,000	3.6%
Mark L. Freitas (10)	26,017	*
Christopher D. Hughes (11)	101,265	1.1%
Stonewall J. Fisher	25,749	*
Bedrock Capital, L.P. (12)	560,000	5.9%
James C. Smith (13)	757,500	8.0%
All directors and executive officers as a group (eleven persons) (14)	4,068,606	41.5%
Hoshizaki America, Inc.(15)	3,817,275	39.4%

*	Less than 1%

(1)	Unless otherwise noted, the address for each beneficial owner is 6655 Lancer Blvd., San Antonio, Texas 78219.

(2)	Includes 37,500 shares purchasable pursuant to options and 22,438 shares owned through Lancer’s 401(k) plan.

(3)	Includes 473,722 shares held by trusts for the children of Mr. George F. Schroeder, of which he is the trustee, 37,500 shares purchasable pursuant to options and 4,449 shares owned through Lancer’s 401(k) plan.

(4)	Includes 20,450 shares purchasable pursuant to options.

(5)	Includes 40,000 shares purchasable pursuant to options.

(6)	Mr. Gallivan beneficially owns 570,780 shares of common stock, which includes the 560,000 shares held by Bedrock Capital, L.P. and 10,000 shares purchasable pursuant to options. The shares held by Bedrock Capital, L.P. are also included in the above table as being beneficially owned by Bedrock Capital, L.P. itself and James L. Smith. Mr. Gallivan’s address is P.O. Box 1320, St. Thomas, U.S. Virgin Islands 00804.

(7)	Includes 174,200 shares jointly owned with Ms. Kirtley’s husband and 25,450 shares purchasable pursuant to options.

(8)	Includes 20,450 shares purchasable pursuant to options.

(9)	Includes 10,000 shares purchasable pursuant to options.

(10)	Includes 2,017 shares owned through Lancer’s 401(k) plan and 24,000 shares purchasable pursuant to options.

(11)	Includes 1,565 shares owned through Lancer’s 401(k) plan and 90,000 shares purchasable pursuant to options.

(12)	Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission on October 25, 2005, Bedrock Capital, L.P. beneficially owns 560,000 shares of Lancer common stock, and Bedrock Management, L.P., the general partner of Bedrock Capital, L.P. and Bedrock G.P., L.L.C., the general partner of Bedrock Management, L.P., may also be deemed to beneficially own these 560,000 shares. In addition, the 560,000 shares held by Bedrock Capital, L.P. are also included in the above table as being beneficially owned by James F. Gallivan, Jr. and James L. Smith. Bedrock Capital, L.P.’s mailing address is P.O. Box 1320, St. Thomas, U.S. Virgin Islands 00804.

(13)	Based on information contained in a Schedule 13D filed with the Securities and Exchange Commission on October 25, 2005, Mr. Smith beneficially owns 757,500 shares of Lancer common stock, including the 560,000 shares held by Bedrock Capital, L.P. and 197,500 shares held by T2, Ltd. The shares held by Bedrock Capital, L.P. are also included in the above table as being beneficially owned by James F. Gallivan, Jr. and James L. Smith. Mr. Smith’s mailing address is P.O. Box 1320, St. Thomas, U.S. Virgin Islands 00804

(14)	Includes 315,350 shares purchasable pursuant to options and 30,469 shares owned through Lancer’s 401(k) plan.

(15)	Hoshizaki America, Inc. beneficially owns 3,800,449 shares of Lancer common stock by virtue of entering into the Voting and Support Agreement, dated as of October 18, 2005 (the “Voting Agreement”), by and among Hoshizaki America, Inc. and each of George F. Schroeder, Alfred A. Schroeder, Harold R. Schmitz, Olivia F. Kirtley, James F. Gallivan, Jr., Norborne P. Cole, Jr., and Richard C. Osborne. The number of shares beneficially owned by Hoshizaki America, Inc. includes 161,350 shares of common stock that may be acquired by the other parties to the Voting Agreement pursuant to stock options. The address of Hoshizaki America, Inc.’s principal office is 618 Highway 74 South, Peachtree City, Georgia 30269.

DISSENTERS RIGHTS
PERSONS WHO HOLD SHARES WILL HAVE THE RIGHT TO DISSENT TO THE MERGER IN ACCORDANCE WITH ARTICLES 5.11 THROUGH 5.13 OF THE TEXAS BUSINESS CORPORATIONS ACT (THE “TBCA”) IN LIEU OF RECEIVING THE CONSIDERATION PROPOSED UNDER THE MERGER AGREEMENT. IF THE STATUTORY PROCEDURES ARE COMPLIED WITH AND THE MERGER IS CONSUMMATED, DISSENTING HOLDERS WOULD BE ENTITLED TO RECEIVE CASH EQUAL TO THE “FAIR VALUE” OF THE SHARES HELD BY THEM. SEE “ANNEX C ARTICLES 5.11 THROUGH 5.13 OF THE TEXAS BUSINESS CORPORATION ACT.” SUCH “FAIR VALUE” IS DETERMINED AS OF THE DAY IMMEDIATELY PRECEDING THE SPECIAL MEETING (EXCLUDING ANY APPRECIATION OR DEPRECIATION IN ANTICIPATION OF THE MERGER). IN ADDITION, DISSENTING STOCKHOLDERS MAY BE ENTITLED TO RECEIVE PAYMENT OF INTEREST BEGINNING 91 DAYS FROM THE DATE OF CONSUMMATION OF THE MERGER TO THE DATE OF A JUDICIAL DETERMINATION ON THE AMOUNT DETERMINED TO BE THE FAIR VALUE OF THEIR SHARES. ANY JUDICIAL DETERMINATION OF THE FAIR VALUE OF THE SHARES COULD BE BASED UPON CONSIDERATIONS OTHER THAN OR IN ADDITION TO THE MERGER CONSIDERATION AND THE MARKET VALUE OF THE SHARES, INCLUDING ASSET VALUES, THE INVESTMENT VALUE OF THE SHARES AND ANY OTHER VALUATION CONSIDERATIONS GENERALLY ACCEPTED IN THE INVESTMENT COMMUNITY. THE VALUE SO DETERMINED FOR DISSENTING SHARES COULD BE MORE OR LESS THAN THE MERGER CONSIDERATION, AND PAYMENT OF SUCH CONSIDERATION WOULD TAKE PLACE SUBSEQUENT TO PAYMENT PURSUANT TO THE MERGER. YOU ARE ENCOURAGED TO REVIEW THE FINANCIAL STATEMENTS OF LANCER INCLUDED IN THIS PROXY STATEMENT IN MAKING YOUR DECISION WITH RESPECT TO DISSENTERS’ RIGHTS.
The TBCA provides that, in the absence of fraud in the transaction, the statutory dissenters’ rights remedy provided under the TBCA to a stockholder objecting to the merger is the exclusive remedy for the recovery of the value of such stockholder’s shares or for money damages to such stockholder with respect to the merger. If Lancer complies with the requirements of Article 5.12 of the TBCA, any stockholder who fails to comply with the requirements of that Article shall not be entitled to bring suit for the recovery of the value of his shares or for money damages to the stockholder with respect to the merger.
The rights of dissenting holders of shares are governed by Articles 5.11-5.13 of the TBCA (“Articles 5.11-5.13”). Although the following summary of applicable provisions of Articles 5.11-5.13 includes the material provisions of Texas law relating to dissenter’s rights, it is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Articles 5.11-5.13, which is included herein as Annex C.
A holder of shares as of the record date who files a written objection to the merger, who has not voted in favor of approval of the merger agreement and the merger and who has made a demand for compensation as provided under Articles 5.11-5.13 is entitled under such provisions, as an alternative to receiving the consideration offered in the merger for his shares, to the fair value of his shares. The following is a summary of the procedural steps that must be taken if the dissenters’ rights are to be validly exercised.
Any stockholder of Lancer may elect to exercise his right to dissent from the merger by filing with Lancer, at the address set forth below, prior to the special meeting, a written objection to the merger, setting forth that such stockholder’s right to dissent will be exercised if the merger is effected and such stockholder’s address for any notice.

If the merger is effected and such stockholder has not voted in favor of approving the merger agreement, Lancer will within ten days after the merger is effected, deliver or mail to such stockholder written notice that the merger has been effected, and such stockholder may, within ten days from the delivery or mailing of such notice, make written demand on Lancer for payment of the fair value of such holder’s shares.
The fair value of any dissenting shares will be the value thereof as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. The stockholder demand will state the number and class of shares owned by the dissenting stockholder and the fair value of such shares as estimated by him. Any stockholder failing to make demand within the ten day period will be bound by the merger.
A dissenting stockholder’s written objection to the merger and demand for payment must be in addition to and separate from any vote against approval of the merger agreement. Neither voting against, abstaining from voting, nor failing to vote for approval of the merger agreement will constitute the written notice required to be filed by a dissenting Lancer stockholder. Failure to vote against the approval of the merger agreement, however, will not constitute a waiver of rights under Articles 5.11-5.13, provided that a written notice has been properly delivered. A stockholder voting for the approval of the merger agreement will be deemed to have waived his dissenters’ rights.
Under Articles 5.11-5.13, holders of record of shares are entitled to dissenters’ rights as described above, and the procedures to perfect such rights must be carried out by and in the name of holders of record. Persons who are beneficial but not record owners of shares and who wish to exercise dissenters’ rights with respect to the merger should consult promptly with the record holders of their shares as to the exercise of such rights. All written objections and demands for payment should be addressed to Lancer, Attn. Corporate Secretary, 6655 Lancer Blvd., San Antonio, TX 78219. All written objections and demand for payment must be received before the special meeting. Demands for payment must be made as described above.
Within twenty days after receipt by Lancer of a demand for payment made by a dissenting stockholder, Lancer must deliver or mail to such dissenting stockholder a written notice that will either (i) state that Lancer accepts the amount claimed in the demand and agrees to pay that amount within ninety days after the date on which the merger was effected upon the surrender of the share certificates duly endorsed, or (ii) will contain an estimate by Lancer of the fair value of such shares, together with an offer to pay the amount of that estimate within ninety days after the date on which the merger was effected, upon receipt of notice within sixty days after that date from the dissenting stockholder that such stockholder agrees to accept that amount, upon the surrender of the share certificates duly endorsed. In addition, within the twenty day period after demanding payment for his shares, each holder of certificates representing shares so demanding payment shall submit such certificates to Lancer for notation thereon that such demand has been made. The failure of holders of certificates representing shares to do so will, at the option of Lancer, terminate such stockholder’s rights under the provisions of the TBCA relating to dissenters’ rights unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct.
If, within sixty days after the date on which the merger was effected, the value of such shares is agreed upon between the dissenting stockholder and Lancer, payment therefor will be made within ninety days after the date on which the merger was effected and upon surrender of the stock certificates duly endorsed. Upon payment of the agreed value, the dissenting stockholder will cease to have any interest in the shares or in Lancer.
If, within sixty days after the date on which the merger was effected, the dissenting stockholder and Lancer do not so agree, then the dissenting stockholder or Lancer may, within sixty days after the expiration of the sixty day period, file a petition in any court of competent jurisdiction in the county in which the principal office of Lancer is located, asking for a finding and determination of the fair value of such dissenting stockholder’s shares.
Lancer will provide such court with a list of names and addresses of all stockholders of Lancer who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Lancer. After the hearing of the petition, the court will determine the dissenting stockholders who have complied with the provisions of the TBCA relating to dissenters’ rights and have become entitled to the value of and payment for their shares, and will appoint one or more qualified appraisers to determine the value.
The appraisers will determine the fair value of the shares held by the dissenting stockholders adjudged by the court to be entitled to payment and will file their report of the value in the office of the clerk of the court. The court will determine the fair value of the shares held by the dissenting stockholders entitled to payment therefor and will direct the payment of that value by Lancer, as the surviving corporation in the merger, together with interest thereon, beginning ninety-one days after the date on which the merger was effected to the date of such judgment, to the dissenting stockholders entitled thereto. Upon payment of the judgment by Lancer to such dissenting stockholders, the dissenting stockholders will cease to have any interest in those shares or in Lancer.
In the absence of fraud in the transaction, the remedy provided by the provisions of the TBCA relating to dissenters’ rights to a stockholder objecting to the merger is the exclusive remedy for the recovery of the value of his, her or its shares or money damages to such stockholder with respect to the merger. If Lancer complies with the requirements of Article 5.12, in the absence of fraud in the transaction, any dissenting stockholder who fails to comply with the requirements of the provisions of such Article will not be entitled to bring suit for the recovery of the value of his shares or money damages to such stockholder with respect to the merger.
Any stockholder who has demanded payment for his shares as described above shall not thereafter be entitled to vote or exercise any other rights of a stockholder except (i) the right to receive payment for his shares pursuant to the provisions described above and (ii) the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent. Such shares shall not thereafter be considered outstanding for the purposes of any subsequent vote of the stockholders of Lancer.
Any stockholder who has demanded payment for his, her or its shares as described above may withdraw such demand at any time before payment for his, her or its shares or before any petition has been filed asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless Lancer shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as herein before provided, or if Lancer shall terminate the stockholder’s rights as provided above, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time period described above, or if after the hearing of a petition filed as described above, the court shall determine that such stockholder is not entitled to the relief as described above, then, in any such case, such stockholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger from which he dissented and shall be bound thereby, the right of such stockholder to be paid the fair value of his, her or its shares shall cease, and his, her or its status as a stockholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such stockholder shall be entitled to receive any dividends or other distributions made to holders of shares in the interim.
Any Lancer stockholder contemplating the exercise of dissenters’ rights is urged to review carefully the provisions of the TBCA relating to dissenters’ rights, attached hereto as Annex C.

FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN ARTICLES 5.11 – 5.13 OF THE TBCA MAY RESULT IN THE LOSS OF A STOCKHOLDER’S STATUTORY DISSENTERS RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE DISSENTERS RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE DISSENTERS RIGHTS.
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Lancer has received contrary instructions from one or more of the stockholders. Lancer will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Lancer Corporation, 6655 Lancer Blvd., San Antonio, Texas 78219, Attention: Scott Adams, telephone: (210) 310-7065. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Lancer at the address and phone number set forth in the prior sentence.
SUBMISSION OF STOCKHOLDER PROPOSALS
If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2006 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2006 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. Any stockholder wishing to have a proposal considered for inclusion in our 2006 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with our corporate secretary a reasonable period of time before we begin to print and mail our 2006 annual meeting proxy solicitation materials. We will publicly notify you of the expected date that we plan to print and mail our 2006 annual meeting proxy materials at the time we establish a date for such meeting if the merger is not consummated. Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials. Our board of directors will review any timely submitted stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2006 annual meeting proxy solicitation materials.
If you wish to submit a proposal for consideration at our next annual general meeting of stockholders but that proposal is not to be included in our proxy statement, you must deliver the proposal in writing to: Lancer Corporation, 6655 Lancer Blvd., San Antonio, Texas 78219, Attention: Corporate Secretary.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under Commission File number 0-13875. You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at the following location of the Securities and Exchange Commission:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.
Reports, proxy statements or other information concerning us may also be inspected at the offices of AMEX at:
86 Trinity Place
New York, NY 10006
Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Lancer Corporation, 6655 Lancer Blvd., San Antonio, Texas 78219, Attention: Corporate Secretary or (210.310.7000). If you would like to request documents, please do so by [.], in order to receive them before the special meeting.
The Securities and Exchange Commission allows us to “incorporate by reference” into this proxy statement documents we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents.
The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Company Filings:	Periods:
Annual Report on Form 10-K	Year ended December 31, 2004

Annual Report on Form 10-K/A	Year ended December 31, 2004 (as amended)

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2005, June 30, 2005 and September 30, 2005

Current Reports on Form 8-K	Filed February 1, 2005 and October 19, 2005,
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated December 22, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among:
HOSHIZAKI AMERICA, INC.,
a Georgia corporation;
and
LANCER CORPORATION,
a Texas corporation

Dated as of October 18, 2005

SECTION 1.	DESCRIPTION OF TRANSACTION	A-1

1.1	Merger of Merger Sub into the Company	A-1
1.2	Effect of the Merger	A-1
1.3	Closing; Effective Time	A-1
1.4	Certificate of Incorporation and Bylaws; Directors	A-1
1.5	Conversion of Shares; Conversion of Options	A-2
1.6	Closing of the Company’s Transfer Books	A-2
1.7	Exchange of Certificates	A-3
1.8	Appraisal Rights	A-3
1.9	Further Action	A-4

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-4

2.1	Due Organization; Subsidiaries	A-4
2.2	Authority; Binding Nature of Agreement	A-4
2.3	Capitalization, Etc.	A-5
2.4	SEC Filings; Financial Statements; Sarbanes - Oxley Matters	A-6
2.5	Absence of Changes	A-7
2.6	Company Intellectual Property	A-9
2.7	Contracts	A-11
2.8	Sale of Products; Performance of Services	A-12
2.9	Liabilities	A-12
2.10	Compliance with Legal Requirements	A-13
2.11	Governmental Authorizations	A-13
2.12	Tax Matters	A-13
2.13	Employee and Labor Matters; Benefit Plans	A-14
2.14	Environmental Matters	A-17
2.15	Real Property	A-17
2.16	Legal Proceedings; Orders	A-18
2.17	Vote Required	A-18
2.18	Non-Contravention; Consents	A-18
2.19	Fairness Opinion	A-18
2.20	Financial Advisor	A-19
2.21	Restrictions on Business Activities	A-19
2.22	Certain Practices	A-19
2.23	Full Disclosure	A-19
2.24	Matters Pertaining to Coca-Cola Relationship	A-19

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT	A-20

3.1	Due Organization; Subsidiaries	A-20

A-i

3.2	Authority; Binding Nature of Agreement	A-20
3.3	Non-Contravention; Consents	A-20
3.4	Legal Proceedings; Orders	A-20
3.5	Full Disclosure	A-21

SECTION 4.	CERTAIN COVENANTS OF THE COMPANY	A-21

4.1	Operation of the Company’s Business	A-21
4.2	No Solicitation	A-23

SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	A-24

5.1	Proxy Statement	A-24
5.2	Company Stockholders’ Meeting	A-24
5.3	Regulatory Approvals	A-25
5.4	Employee Benefits	A-25
5.5	Indemnification of Officers and Directors	A-26
5.6	Additional Agreements	A-26
5.7	Disclosure	A-27
5.8	Access and Investigation	A-27
5.9	Officers’ and Directors’ Insurance	A-27
5.10	Consents	A-28

SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT	A-28

6.1	Accuracy of Representations	A-28
6.2	Performance of Covenants	A-28
6.3	Stockholder Approval	A-28
6.4	Agreements and Documents	A-28
6.5	No Material Adverse Effect	A-28
6.6	HSR Act	A-28
6.7	No Restraints	A-28
6.8	No Governmental Litigation	A-28
6.9	No Other Litigation	A-29
6.10	Appraisal Rights	A-29
6.11	Company Legal Opinion	A-29
6.12	Termination of Options	A-29
6.13	Termination of Credit Agreement	A-29
6.14	Transfer of Equity Interests Held by Third Parties	A-29

SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	A-29

7.1	Accuracy of Representations	A-29
7.2	Performance of Covenants	A-29
7.3	Stockholder Approval	A-29

A-ii

7.4	Documents	A-30
7.5	HSR Act	A-30
7.6	No Restraints	A-30
7.7	Legal Opinion	A-30
7.8	Payment of Exchange Fund	A-30

SECTION 8.	TERMINATION	A-30

8.1	Termination	A-30
8.2	Effect of Termination	A-31
8.3	Expenses; Termination Fees	A-31

SECTION 9.	MISCELLANEOUS PROVISIONS	A-32

9.1	Amendment	A-32
9.2	Waiver	A-33
9.3	No Survival of Representations and Warranties	A-33
9.4	Entire Agreement; Counterparts	A-33
9.5	Applicable Law; Jurisdiction	A-33
9.6	Attorneys’ Fees	A-33
9.7	Assignability	A-33
9.8	Notices	A-34
9.9	Construction	A-34

A-iii

EXHIBITS
Exhibit A Certain Definitions
Exhibit B Form of Option Holder Release

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (“AGREEMENT”) is made and entered into as of October 18, 2005, by and among HOSHIZAKI AMERICA, INC., a Georgia corporation (“PARENT”) and LANCER CORPORATION, a Texas corporation (the “COMPANY”). Certain capitalized terms used in this Agreement are defined in EXHIBIT A, attached hereto and incorporated herein.
RECITALS
     WHEREAS, Parent and the Company intend to effect a merger of a designee of Parent to be formed as a corporation under the laws of the State of Texas (“MERGER SUB”) with and into the Company in accordance with this Agreement and the Texas Business Corporation Act (the “MERGER”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent or an Affiliate of Parent.
     WHEREAS, the respective boards of directors of Parent and the Company have approved this Agreement and the Merger.
     WHEREAS, to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement certain Company stockholders are executing voting and support agreements in favor of Parent (the “VOTING AGREEMENTS”) whereby they have agreed to vote their shares of Company Common Stock in favor of the adoption of this Agreement.
     NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
SECTION 1. DESCRIPTION OF TRANSACTION
     1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “SURVIVING CORPORATION”).
     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Texas Business Corporation Act (the “TBCA”).
     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the “CLOSING”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, N.E., Suite 2400, Atlanta, Georgia 30308, at 10:00 a.m. on a date to be designated by Parent (the “CLOSING DATE”) after the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 shall have been so satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the TBCA (the “CERTIFICATE OF MERGER”) shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Texas for filing. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Texas or such other date and time as Parent and the Company may mutually agree and include in the Certificate of Merger (the “EFFECTIVE TIME”).
     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS. Unless otherwise determined by Parent prior to the Effective Time:
          (a) the Certificate of Merger shall include such amendments, schedules or supplements as may be required under the TBCA to provide that the Articles of Incorporation of the Surviving

Corporation from and after the Effective Time shall be, or be the same as, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that the name of the Surviving Corporation shall be Lancer Corporation;
          (b) the Bylaws of the Surviving Corporation immediately after the Effective Time shall be the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time; and
          (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time.
     1.5 CONVERSION OF SHARES; CONVERSION OF OPTIONS.
          (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
               (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the treasury of the Company) shall cease to exist, and no consideration shall be delivered in exchange therefor;
               (ii) except as provided in clause “(i)” above and except for Dissenting Shares, each share of Company Common Stock then outstanding shall be converted into the right to receive $22.00 in cash per share, without any interest thereon (the “PRICE PER SHARE”); and
               (iii) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of Common Stock of the Surviving Corporation.
          (b) Schedule 2.3(b) sets forth all Company Options held by any Person as of the date of this Agreement. All of such Company Options have vested, or prior to or at the Effective Time will vest, in the holders thereof, in accordance with the terms and provisions of the Company Option Plans. In connection with the Merger, at the Effective Time each Company Option shall be converted into the right to receive, as soon as practicable following the Effective Time, an amount in cash equal to the product of (i) (A) the total number of shares of Company Common Stock subject to such Company Option, multiplied by (B) an amount equal to the remainder of (1) the Price Per Share, less (2) the exercise price per share of such Company Option, as set forth on Schedule 2.3(b), less (ii) the amount of all applicable withholding taxes, if any, required to be withheld with respect to such payment. Prior to the Closing Date, (a) the Company shall take all necessary or appropriate action to effectuate the provisions of this Section 1.5(b) and ensure that from and after the Effective Time no Person (other than Parent) shall have any rights with respect to the capital stock or equity of the Company, including without limitation obtaining a release from each holder of Company Options substantially in the form attached hereto as Exhibit B, and (b) the Company shall terminate the Company Option Plans to be effective as of the Effective Time and the Surviving Corporation shall not assume any liabilities under the Company Option Plans.
     1.6 CLOSING OF THE COMPANY’S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company stockholders, except as provided herein or by applicable Legal Requirement; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “COMPANY STOCK CERTIFICATE”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7 EXCHANGE OF CERTIFICATES.
          (a) On or prior to the Closing Date, Parent shall select The Bank of New York, N.A. to act as exchange agent in the Merger (the “EXCHANGE AGENT”). Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent in trust (pending the Effective Time) for the benefit of the holders of Company Stock Certificates immediately available funds in an amount not less than the amount necessary to make the payments for the shares of the Company Common Stock contemplated by Section 1.5(a)(ii) (such amount, the “EXCHANGE FUND”).
          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the aggregate Price Per Share relating thereto. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash, without interest, equal to the aggregate Price Per Share relating thereto, and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the aggregate Price Per Share relating thereto as contemplated by Section 1.5(a)(ii). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the aggregate Price Per Share relating thereto, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.
          (c) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for the aggregate Price Per Share relating thereto.
          (d) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of any Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any portion of the Exchange Fund delivered to any Governmental Body pursuant to any applicable Legal Requirement.
     1.8 APPRAISAL RIGHTS. Notwithstanding Section 1.5 hereof, shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who has properly demanded such holder’s right to appraisal for such shares in accordance with Article 5.12 of the TBCA (and who has neither effectively withdrawn nor lost his, her or its right to such appraisal) (“DISSENTING SHARES”), shall not be converted into a right to receive cash pursuant to Section 1.5, and the holder thereof shall be entitled to only such rights as are granted by the TBCA. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive cash as provided in Section 1.5, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company under Article 5.12 of the TBCA for appraisal of shares of the Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any determination of fair value or any payment with respect to, or settle or offer to settle, any such demands.
     1.9 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent as of the date hereof that, except for the exceptions or qualifications as are disclosed in writing in the disclosure schedules supplied by the Company to Parent of even date herewith (the “COMPANY DISCLOSURE SCHEDULES”), which disclosure shall provide an exception to or otherwise qualify those representations and warranties of the Company contained in the section of this Agreement corresponding to the Schedule where such disclosure appears (for the avoidance of doubt, if any section of the Company Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Company Disclosure Schedule clearly apparent based solely on the substance and particularity of such disclosure in the Company Disclosure Schedule, the matter shall be deemed to have been disclosed in such other section of the Company Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section) and, with respect to the representations and warranties other than the representations and warranties set forth in Section 2.3 below, except as disclosed in the Company SEC Documents filed prior to the date of this Agreement:
     2.1 DUE ORGANIZATION; SUBSIDIARIES. Each of the Acquired Companies (as defined below) is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, operate, hold under lease and use its assets as, and in the place where, its assets are currently owned, operated or held and used; and (iii) to perform its obligations under all Contracts by which it is bound. Each of the Acquired Companies is qualified to do business as a foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification. The Company has Delivered to Parent true, correct and complete copies of (i) the certificate or articles, as the case may be, of incorporation, bylaws and other charter or organizational documents of each of the Acquired Companies, including all amendments thereto and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders of each of the Acquired Companies, the board of directors or managers of each of the Acquired Companies and all committees of the board of directors or managers of each of the Acquired Companies (the items described in (i), and (ii) above, collectively, the “COMPANY CONSTITUENT DOCUMENTS”). The Company Constituent Documents are in full force and effect on the date hereof. The Company has no Subsidiaries, except for the Entities identified in Schedule 2.1. (The Company and each of its Subsidiaries are collectively referred to herein as the “ACQUIRED COMPANIES”). Except as identified on Schedule 2.1, none of the Acquired Companies has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than the Company’s interest in its Subsidiaries. Except as set forth on Schedule 2.1, none of the Acquired Companies has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any other Entity.
     2.2 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has unanimously (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) recommended the adoption of this Agreement by the Company stockholders and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and except to the extent that the Company’s obligation to consummate the Merger is subject to the approval of the Company’s stockholders at the Company Stockholders’ Meeting. Prior to the execution of the Voting Agreements, the Board of Directors of the Company approved the Voting Agreements and the transactions contemplated thereby.
     2.3 CAPITALIZATION, ETC.
          (a) The authorized capital stock of the Company consists of: (i) fifty million (50,000,000) shares of Company Common Stock, par value $0.01 per share; and (ii) five million (5,000,000) shares of Preferred Stock, no par value per share. As of the date hereof, 9,573,254 shares of Company Common Stock have been issued and 9,509,028 shares of Company Common Stock are outstanding and no shares of the Company’s Preferred Stock have been issued or are outstanding. Such shares of Company Common Stock constitute all of the issued and outstanding shares of capital stock of the Company as of the date hereof. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company’s Subsidiaries. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company and there is no Acquired Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.
          (b) As of the date hereof: (i) 330,483 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 1996 Stock Incentive Plan; and (ii) 136,800 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s Stock Option Plan of 2002 (and together with the Company’s 1996 Stock Incentive Plan, the “COMPANY OPTION PLANS”). (Stock options granted by the Company pursuant to the Company Option Plans are referred to collectively herein as “COMPANY OPTIONS.”) Schedule 2.3(b) sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the Company Option Plan pursuant to which such Company Option was granted; (ii) the name of the holder of such Company Option; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has Delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Company Options, and the forms of all stock option agreements evidencing such options. The Company Option Plans constitute all stock option plans pursuant to which the Company has granted options to purchase shares of Company Common Stock. The payment to be made to the holders of Company Options pursuant to the terms of this Agreement complies in all respects with the terms of the option agreement and Company Option Plan pursuant to which such holder (or such holder’s predecessor) acquired such Company Options. Upon payment of such amounts to such holders, the Company shall have no further liability or obligation of any kind to any such holders in respect of any Company Options.
          (c) Except as set forth in Sections 2.3(a) or 2.3(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity interests or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interests or other securities of any of the Acquired Companies; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a “POISON PILL”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its equity interests or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Companies ((i) through (iv) collectively, “STOCK RIGHTS”).
          (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding equity interests of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in any Contracts relating to such Company Options. All of the outstanding equity interests of the Company’s Subsidiaries that are owned by the Company have been duly authorized and are validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Encumbrances.
     2.4 SEC FILINGS; FINANCIAL STATEMENTS; SARBANES-OXLEY MATTERS.
          (a) The Company has Delivered to Parent true, correct and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since December 31, 2000, including all financial statements or schedules included or incorporated by reference therein (the “COMPANY SEC DOCUMENTS”), and all other communications between the Company (the “SEC/DOJ COMMUNICATIONS”) and the SEC or the U.S. Department of Justice (the “DOJ”). All Company SEC Documents required to have been filed by the Company with the SEC since December 31, 2000 have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or sent to the SEC or DOJ: (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents or SEC/DOJ Communications contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) The financial statements (including any related notes) contained in the Company SEC Documents (the “COMPANY FINANCIAL STATEMENTS”): (i) complied, as to form and otherwise, in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, to the extent permitted by Regulation S-X for quarterly reports on Form 10-Q, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby. For purposes of this Agreement, “COMPANY BALANCE SHEET” means that consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2005 set forth in the Company’s Quarterly Report on Form 10-Q filed with the SEC and the “COMPANY BALANCE SHEET DATE” means June 30, 2005.
          (c) Except as set forth on Schedule 2.4(c), the Acquired Companies (i) have in place the “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act, and (ii) have disclosed, based on their most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. None of the Acquired Companies is a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K of the SEC).
          (d) The Company Financial Statements were prepared from the books and records of the Acquired Companies, which books and records have been maintained in accordance with sound business practices and all applicable Legal Requirements and reflect all financial transactions of the Company which are required to be reflected in accordance with GAAP. Each of the Acquired Companies maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (e) The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 (“SOX”); such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. The Company has Delivered to Parent complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of SOX and hereby reaffirms, represents and warrants to Parent the matters and statements made in such certificates.
          (f) Except as set forth on Schedule 2.4(f)(i), none of the Acquired Companies has, since December 31, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. Schedule 2.4(f)(ii) sets forth any loan or extension of credit maintained by any of the Acquired Companies to which the second sentence of Section 13(k)(1) of the Exchange Act applied.
     2.5 ABSENCE OF CHANGES. Except as set forth on Schedule 2.5, since the Company Balance Sheet Date:
          (a) each of the Acquired Companies has operated its respective business in the ordinary course and consistent with past practices;
          (b) no fact, event, circumstance or condition exists or has occurred that has had, or could reasonably be expected to have, a Company Material Adverse Effect on the Acquired Companies;
          (c) none of the Acquired Companies has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any equity interests or other securities; (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (iii) sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Schedule 2.3(b)), or (C) any instrument convertible into or exchangeable for any capital stock or other security; (iv) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Companies since the Company Balance Sheet Date exceeds $1,500,000 in the aggregate; (v) changed any of its methods of accounting or accounting practices, except as required by generally accepted accounting principles; (vi) made any material Tax election; or (vii) commenced or settled any material Legal Proceeding;
          (d) none of the Acquired Companies has (i) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Company Employee Plans (as defined in Section 2.13(a)) or any material provision of any agreement evidencing any outstanding Company Option; (ii) established or adopted any Company Employee Plan; (iii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iv) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than payments or increases in the ordinary course of business consistent with past practice which payments or increases do not exceed, on an individual basis, in excess of $25,000 per year);
          (e) there has been no amendment to any Company Constituent Document of any of the Acquired Companies, and none of the Acquired Companies has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (f) except in the ordinary course of business and consistent with past practices, none of the Acquired Companies has (i) entered into or permitted any of the assets owned or used by it which are material to the Acquired Companies to become bound by any Contract, or (ii) amended or terminated, or waived any right or remedy under, any Material Contract (as defined in Section 2.7);
          (g) none of the Acquired Companies has (i) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished, any right which is material to the Acquired Companies or other asset which is material to the Acquired Companies to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business and consistent with past practices; (ii) made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business or (iii) guaranteed any indebtedness for borrowed money;
          (h) none of the Acquired Companies have revalued any of their assets;
          (i) there has been no increase of (other than increases resulting from the calculation of reserves in the ordinary course of business consistent with past practice) or change in the assumptions underlying, or methods of calculating, any reserves for bad debt, any accruals, any contingency, or other reserves;
          (j) there has been no payment, discharge or satisfaction of any claims, encumbrances, liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices of (i) liabilities and obligations arising in the ordinary course of business consistent with past practices, or (ii) liabilities reflected or reserved against in the Company Financial Statements;
          (k) there has been no labor dispute concerning any Acquired Company;
          (l) there has been no change in the accounting policies or practices of any Acquired Company;

          (m) there has been no damage, destruction or loss, whether covered by insurance or not, of any material asset of any of the Acquired Companies;
          (n) there has been no material change in underwriting, pricing, actuarial or investment practices or policies;
          (o) there has been no waiver or release of any right or claim of any Acquired Company, including any write-off or other compromise of any account receivable of the Company exceeding $50,000 in the aggregate;
          (p) there has been no commencement or notice or, to the Company’s Knowledge, threat of any lawsuit, arbitration or proceeding against or investigation of any Acquired Company or any of their affairs;
          (q) there has been no resignation of any officer or executive employee, or any other employee the loss of whom could be, or has had, a Company Material Adverse Effect on the Company Intellectual Property or the conduct of the business of the Company; and
          (r) there has been no negotiation or agreement by any Acquired Company or by any of their officers or employees to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).
     2.6 COMPANY INTELLECTUAL PROPERTY.
          (a) For purposes of this Agreement, the following terms have the following definitions:
               (i) “INTELLECTUAL PROPERTY” means any or all of the following and all rights in, arising out of or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, supplier lists and customer lists and all documentation relating to any of the foregoing; (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (D) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“TRADEMARKS”); (E) all databases, data collections and content and all rights therein, throughout the world; (F) all computer software, including all source code, object code, firmware, development tools, files, records data, and documentation (including design documents, flowcharts and specifications therefor), and all media on which any of the foregoing is recorded; (G) all domain names, uniform resource locators and other Internet or similar addresses or identifiers (“DOMAIN NAMES”); and (H) any similar, corresponding or equivalent rights to any of the foregoing and all documentation related to any of the foregoing.
               (ii) “COMPANY INTELLECTUAL PROPERTY” shall mean any Intellectual Property that is owned or rightfully used by any Acquired Company.
               (iii) “REGISTERED INTELLECTUAL PROPERTY” shall mean all United States, international and foreign: (a) patents; (b) registered trademarks and registered service marks (including both federal and state registrations); (c) registered copyrights; and (d) registered Domain Names.
          (b) Schedule 2.6(b) sets forth a true, correct and complete list of all (i) Registered Intellectual Property owned by any Acquired Company (the “COMPANY REGISTERED INTELLECTUAL PROPERTY”); (ii) applications to register any Company Intellectual Property owned by any Acquired Company; and (iii) proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) and any equivalent authority anywhere in the world) related to any of the Registered Intellectual Property owned by any Acquired Company.
          (c) Except as listed on Schedule 2.6(c), each item of Company Intellectual Property owned by any Acquired Company, including the Company Registered Intellectual Property, is free and clear of any Liens and any and all obligations of any Acquired Company to make payments to any other Person. Each Acquired Company owns or has the right to use all Intellectual Property necessary for the operation or conduct of its business as currently operated and conducted, including the sale or license of any products or technology, or the provision of any services, by such Acquired Company.
          (d) To the extent that any material Intellectual Property has been developed or created by any Person, other than (i) any Acquired Company or (ii) an employee of any Acquired Company who developed or created such Intellectual Property within the scope of his or her employment with such Acquired Company, to whom such Acquired Company has, directly or indirectly, paid to develop or create such Intellectual Property, each Acquired Company has a written “work-for-hire” agreement with such Person with respect thereto pursuant to which (A) such person has assigned all rights to such Intellectual Property to such Acquired Company, and (B) such Acquired Company has obtained thereby valid ownership of, and is the exclusive owner of, all such Intellectual Property. To the extent that any Acquired Company has acquired any material Intellectual Property from any other Person, then, to the extent required by applicable laws and regulations to perfect such Acquired Company’s right in such Intellectual Property, such Acquired Company has recorded each such assignment with the relevant authorities.
          (e) Except as set forth on Schedule 2.6(e), no Acquired Company has (i) granted to any other Person any license of or right to use, or (ii) transferred ownership in whole or in part to any other Person in or to, any Company Intellectual Property. All representations and warranties made or given by any Acquired Company to any of its customers respecting any Company Intellectual Property are true and correct.
          (f) Schedule 2.6(f) sets forth all licenses and other agreements pursuant to which any Acquired Company licenses or otherwise is granted the right to use any Intellectual Property of any third party used in the conduct of the business of the Company, other than “shrink-wrap,” “click-through” and similar widely available commercial end-user licenses.
          (g) Except as set forth in Schedule 2.6(g), no Company Intellectual Property infringes or misappropriates the Intellectual Property of any Person, and no Acquired Company has received written notice from any Person in the last two years (i) claiming that the conduct of such Acquired Company’s business or any act, product, technology or service of such Acquired Company infringes or misappropriates the Intellectual Property of any Person or (ii) challenging the validity or effectiveness of the Intellectual Property used by such Acquired Company in the conduct of their business, or challenging the ownership of any of the Company Intellectual Property.
          (h) Each item of Company Registered Intellectual Property listed on Schedule 2.6(b) and owned by any Acquired Company is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with the Registered Intellectual Property listed on Schedule 2.6(b) owned by any Acquired Company have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property owned by such Acquired Company have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property owned by such Acquired Company. In each case in which any Acquired Company has acquired ownership of any material Intellectual Property rights from any Person, such Acquired Company has obtained a valid and enforceable assignment sufficient to transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property).
          (i) There are no material contracts, licenses or agreements between the Company and any other Person with respect to Intellectual Property owned or used by any Acquired Company under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by such Acquired Company thereunder.
          (j) Except as set forth on Schedule 2.6(j), to the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property.
          (k) Each Acquired Company has taken reasonable steps in accordance with normal industry practice to protect their rights in confidential information and trade secrets thereof or provided by any other Person thereto.
          (l) Except as set forth on Schedule 2.6(l), no Company Intellectual Property or product, technology or service of any Acquired Company is subject to any proceeding or outstanding decree, order, judgment, or stipulation that restricts in any manner the use, transfer or licensing thereof by any Acquired Company or may be reasonably expected to affect the validity, use or enforceability of such Company Intellectual Property.
          (m) The source code and system documentation relating to all Acquired Company proprietary software programs other than widely available off the shelf software (i) have at all times been maintained in strict confidence, (ii) have been disclosed by the Acquired Companies only to employees who have a “need to know” the contents thereof in connection with the performance of their duties to the Acquired Companies and who have executed the agreements referred to in Section 2.6(d) above, and (iii) have not been disclosed to any third party not under an obligation to maintain the confidential nature of such information.
          (n) Neither the execution or performance of this Agreement, nor the transactions contemplated by this Agreement, will result in (i) the termination of any licenses pursuant to which any Acquired Company obtains Intellectual Property for use in its business, or an increase in the royalties or license fees payable by any Acquired Company thereunder, (ii) any Acquired Company granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any Acquired Company, or (iii) any Acquired Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.
     2.7 CONTRACTS.
          (a) Schedule 2.7 identifies each Acquired Company Contract that, as of the date hereof, constitutes a “MATERIAL CONTRACT”. For purposes of this Agreement, each of the following shall be deemed to constitute a Material Contract:
               (i) any Contract that is required by the rules and regulations of the SEC to be described in the Company SEC Documents or to be filed as an exhibit thereto;
               (ii) any Contract relating to the employment of any employee, and any Contract pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary), to any current or former employee or director or any Contract which provides for the acceleration of vesting of any options or acceleration of other rights to acquire shares of Company Common Stock;
               (iii) any Acquired Company Contract relating to the acquisition, transfer, development, sharing or license of any material Company Intellectual Property (except for any Acquired Company Contract pursuant to which (A) any material Company Intellectual Property is licensed to the Acquired Companies under any third party software license generally available to the public at a cost of no more than $50,000 per year, or (B) any material Company Intellectual Property is licensed by any of the Acquired Companies to any Person on a non-exclusive basis);

               (iv) any Contract which provides for indemnification of any officer, director, employee, agent or third party;
               (v) any Contract imposing any restriction on the right or ability of any Acquired Company to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, (C) develop or distribute any material Intellectual Property, (D) make, have made, use or sell any current products or products under development, or (E) acquire any capital stock or other security of any Person;
               (vi) any contract that contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate;
               (vii) any other Contract, if a breach of such Acquired Company Contract could reasonably be expected to have a Company Material Adverse Effect on the Acquired Companies;
               (viii) any Contract requiring that any of the Acquired Companies give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction; and
               (ix) any Contract or other agreement, commitment or discussion with respect to the sale, transfer or divestiture of all or any material portion of the assets or equity interests of any Acquired Company.
          (b) Each Acquired Company Contract is valid and in full force and effect, and is enforceable in accordance with its terms against the Company, and to the Company’s Knowledge, against the other party thereto. The Company has Delivered to Parent an accurate and complete copy of each Material Contract.
          (c) None of the Acquired Companies has violated or breached, or committed any default under, any Acquired Company Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Acquired Company Contract.
          (d) To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) give any Person the right to declare a default or exercise any remedy under any Material Contract; (ii) give any person the right to receive or require a significant rebate, significant chargeback, significant penalty or significant change in delivery schedule under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Company Material Contract in each case, in a manner that could reasonably be expected to have a Company Material Adverse Effect.
     2.8 SALE OF PRODUCTS; PERFORMANCE OF SERVICES. Each product sold or licensed by any of the Acquired Companies to any Person conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements at the time it was sold except to the extent that any nonconformance or noncompliance could not reasonably be expected to result in a Company Material Adverse Effect on the Acquired Companies.
     2.9 LIABILITIES. None of the Acquired Companies has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the “LIABILITIES” column of the Company Balance Sheet; and (b) normal and recurring liabilities that have been incurred by the Acquired Companies since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices which have not resulted in any material increase in the Company’s liabilities from those disclosed or provided for in the Company Balance Sheet or in the related notes.
     2.10 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Companies is, and at all times since December 31, 2001 has been, in material compliance with all applicable Legal Requirements. Except as set forth on Schedule 2.10, since December 31, 2001, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
     2.11 GOVERNMENTAL AUTHORIZATIONS. Each of the Acquired Companies holds all material Governmental Authorizations necessary to enable such Acquired Company to conduct its business in the manner in which such business is currently being conducted and as proposed to be conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Company is, and at all times since December 31, 2001 has been, in compliance with the terms and requirements of such Governmental Authorizations except where the failure to comply with such terms and requirements has not had, and could not reasonably be expected to have, a Company Material Adverse Effect on the Acquired Companies. Except as set forth on Schedule 2.11, since December 31, 2001, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
     2.12 TAX MATTERS. All Tax Returns required to be filed by or on behalf of any of the Acquired Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “ACQUIRED COMPANY RETURNS”) (a) have been or will be filed on or before the applicable due date (including any allowable extensions of such due date), and (b) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. No claim has ever been made by a Governmental Authority in a jurisdiction in which an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by such jurisdiction. Schedule 2.12 lists each jurisdiction in which each Acquired Company files a Tax Return. All amounts shown on the Acquired Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Companies and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable. No extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Company other than an extension resulting from the filing of a Tax Return after its due date in the ordinary course of business. No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to any Acquired Company in respect of any material Tax. None of the Acquired Companies has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Companies has been, and none of the Acquired Companies will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Companies that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be fully deductible as a result of Section 280G or Section 162(m) of the Code. There is no agreement, plan, arrangement or Contract whereby the Company would be obligated to pay any excise taxes due from any employee of the Company. None of the Acquired Companies is a party to any Contract to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. None of the Acquired Companies is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract, including any obligation arising by reason of Treasury Regulations Section 1.1502-6, and none of the Acquired Companies has or, by reason of the consummation of the transactions contemplated under this Agreement, will have any liability or obligation under any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. None of the Acquired Companies have made any distribution of stock of any “CONTROLLED CORPORATION,” as that term is defined by Section 355(a)(1) of the Code. Schedule 2.12 lists (i) all of the Tax positions taken on the Acquired Company Returns for which the Company did not have “substantial authority” within the meaning of Section 6662, and (ii) any “reportable transaction” or “listed transaction” within the meaning of Section 6662A(d) of the Code that the Company has participated in prior to the Closing Date.
     2.13 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.
          (a) Schedule 2.13(a) lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, Stock Option Plan, stock purchase, incentive, deferred compensation, supplemental retirement, severance, perquisites, fringe benefits and other similar benefit plans, programs or arrangements (including a specific identification of those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any domestic former or current employee, officer, director, independent contractor or consultant (or any of their beneficiaries) of any Acquired Company or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Companies or which is under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA, as well as each plan with respect to which any of the Acquired Companies could incur liability under Title IV of ERISA or Section 412 of the Code (collectively, the “COMPANY EMPLOYEE PLANS”). The Company has Delivered to Parent copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying financial statements, schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the U.S. Department of Labor with respect to each Company Employee Plan required to make such filing, (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), and (vi) financial and other information regarding current and projected liabilities with respect to each Company Employee Plan for which the filings described in (ii), (iii) or (iv) above are not required under ERISA.
          (b)(i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than continuation coverage to the extent required by any Legal Requirement, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise), and none of the Company Employee Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement” as such term is defined in Section 3(40)(A) of ERISA, or a “voluntary employee beneficiary association” within the meaning of Section 501(c)(9) of the Code; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company

Employee Plan which could subject any of the Acquired Companies, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach could reasonably be expected to have a Company Material Adverse Effect on any of the Acquired Companies; (iv) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with all applicable Legal Requirements, and may by their terms be amended and/or terminated at any time subject to applicable Legal Requirements and the terms of each Company Employee Plan, and each of the Acquired Companies has performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any Company Employee Plan, and none of the Acquired Companies has any Knowledge of any default or violation by any other Person with respect to, any of the Company Employee Plans; (v) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Companies), and, to the Company’s Knowledge, nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to any Acquired Company nor would the consummation of the transactions contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day notice requirement has not been waived; and (viii) none of the Acquired Companies has incurred or reasonably expects to incur any liability under Title IV of ERISA including, without limitation, any material liability arising out of or resulting from an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course). Except as could not reasonably be expected to result in material liability to any of the Acquired Companies, no action, claim, suit, lien, litigation, proceeding, arbitral action, governmental audit, inquiry or investigation relating to any Company Employee Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, is threatened. With respect to each Company Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA, all claims incurred by the Acquired Companies are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the Company Financial Statements.
          (c) No Company Employee Plan is or ever has been subject to Title IV of ERISA, and no Acquired Company nor any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Companies or which is under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m), or (o) of the Code or Section 4001(a)(14) or (b) of ERISA has ever sponsored, contributed to, or had any other liability or potential liability with respect to any plan that is or was ever subject to Title IV of ERISA.
          (d) Except as set forth on Schedule 2.13(d), (i) none of the Acquired Companies has during the last five (5) years maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company capital stock; (ii) since December 31, 2001, none of the Acquired Companies has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which could materially increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee; (iv) no person will be entitled to any severance benefits under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement; and (v) none of the Acquired Companies will be denied an income tax deduction pursuant to Section 162(m) or 280G of the Code.
          (e) Each employee pension benefit plans all employee welfare benefit plans, and all other bonus, Stock Option Plan, stock purchase, incentive, deferred compensation, supplemental retirement, severance, perquisites, fringe benefits and other similar benefit plans, programs or arrangements (including a specific identification of those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any foreign former or current employee, officer, director, independent contractor or consultant (or any of their beneficiaries) of any Acquired Company or any other Entity (whether or not incorporated) covering non-U.S. employees (a “COMPANY INTERNATIONAL PLAN”) has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Legal Requirements (including any special provisions relating to registered or qualified plans where such Company International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The fair market value of the assets of each funded Company International Plan, if any, (or the liability of each funded Company International Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Effective Time according to the actuarial assumptions and valuations most recently used to determine employer contributions to the Company International Plan.
          (f) The fiduciary liability insurance policies in effect covering the fiduciaries of the Company Employee Plans (including the Acquired Companies) and Company International Plans are set forth on Schedule 2.13(f).
          (g)(i) There are no controversies pending or, to the Company’s Knowledge, threatened, between any of the Acquired Companies and any of their respective employees, which controversies have had, or could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect on the Acquired Companies; (ii) none of the Acquired Companies is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by any of the Acquired Companies. To the Company’s Knowledge, there are no activities or proceedings of any labor unions to organize employees, or any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees (foreign or domestic) of any of the Acquired Companies which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect on the Acquired Companies. The Company is not obligated to make any payments or provide any benefits to any Person under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state law. With respect to the Acquired Companies and their current and former employees, there has been no “mass layoff” or “plant closing” during the prior six months.
          (h) Schedule 2.13(h) identifies each Company Employee Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1. Each such nonqualified deferred compensation plan has (i) since January 1, 2005, satisfied the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code, and been operated in accordance with such requirements, and (ii) since October 3, 2004, not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18.
          (i) The Acquired Companies are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, including, without limitation, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. None of the Acquired Companies has engaged or is engaging in any unfair labor practice. No unfair labor practice or labor charge, inquiry, investigation, proceeding or complaint is pending or, to the Company’s

Knowledge, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.
          (j) No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for the Acquired Companies. All persons to whom the Acquired Companies have made payments for the performance of services during the three-year period ending on the Closing Date have been properly classified as employees or non-employees for purposes of federal income and employment tax withholding and coverage under any of the Company Employee Plans.
     2.14 ENVIRONMENTAL MATTERS. Each of the Acquired Companies is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Companies of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Companies is not in compliance with any Environmental Law, and, to the Company’s Knowledge, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Companies with any Environmental Law in the future. Except as to the Company, to the Company’s Knowledge, no current or prior owner of any property leased or controlled by any of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Companies is not in compliance with any Environmental Law. To the Company’s Knowledge, all property that is or has been leased to, controlled by or used by the Acquired Companies, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature and none of the Acquired Companies has any liability for any clean-up or remediation under any Environmental Law or the exposure of any individual to Materials of Environmental Concern. All property that is leased to, controlled by or used by any of the Acquired Companies is free of any asbestos or asbestos-containing material.
     2.15 REAL PROPERTY.
          (a) Schedule 2.15(a) sets forth a true, correct and complete list of all real property owned by any Acquired Company (the “OWNED REAL PROPERTY”). The Acquired Companies have good and marketable title to each of the Owned Real Properties, free and clear of all liens, charges and encumbrances other than liens, charges and encumbrances which do not materially interfere with the Company’s use and enjoyment of the Owned Real Properties or materially detract from or diminish the value thereof. Except as set forth on Schedule 2.15(a), there are no purchase options, rights of first refusal or similar rights outstanding with respect to any of the Owned Real Properties. No Acquired Company has received notice of any pending, and to the Company’s Knowledge there is no threatened, condemnation with respect to any of the Owned Real Properties. The Company has Delivered to Parent true, correct and complete copies of all leases pursuant to which any Acquired Company leases all or a portion of any Owned Real Property to a third party. Each such lease is valid, binding and in full force and effect. No termination event or condition or uncured default of a material nature on the part of any Acquired Company or, to the Company’s Knowledge, the tenant thereunder exists under any such lease.
          (b) Schedule 2.15(b) sets forth a true, correct and complete list of all leases, subleases and other agreements under which any Acquired Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the “REAL PROPERTY LEASES”). The Company has Delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by any Acquired Company as tenants thereunder are current. No termination event or condition or uncured default of a material nature on the party of any Acquired Company or, to the Company’s Knowledge, the landlord thereunder exists under any Real Property Lease. Each Acquired Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the current Company Financial

Statements, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with any Acquired Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. No Acquired Company has received notice of any pending, nor is there to Company’s Knowledge any threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.
     2.16 LEGAL PROCEEDINGS; ORDERS. Except as set forth on Schedule 2.16, There is no pending Legal Proceeding and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding, that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies. There is no order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject.
     2.17 VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “REQUIRED COMPANY STOCKHOLDER VOTE”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and otherwise approve the Merger and the other transactions contemplated by this Agreement.
     2.18 NON-CONTRAVENTION; CONSENTS. Except as set forth on Schedule 2.18, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Merger by the Company or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents of any of the Acquired Companies or any resolution adopted by the equity holders, directors or managers of any of the Acquired Companies;
          (b) result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the material assets owned or used by any of the Acquired Companies, is subject;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies, except where the contravention of, conflict with or violation of, any such terms or requirements could not, individually or in the aggregate, have a Company Material Adverse Effect on the Acquired Companies; or
          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (iii) accelerate the maturity or performance of any Material Contract, or (iv) cancel, terminate or modify any term of any Material Contract, except in each case where the contravention of, conflict with, or violation or breach of any such provision could not, individually or in the aggregate, have a Company Material Adverse Effect on the Acquired Companies.
     Except as may be required by the TBCA, the HSR Act and any foreign antitrust law, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     2.19 FAIRNESS OPINION. The Company’s board of directors has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Price Per Share is fair, from a financial point of view, to the Company stockholders. The Company will furnish an accurate and complete copy of the written confirmation of such opinion to Parent as soon as reasonably practicable after the date hereof.
     2.20 FINANCIAL ADVISOR. Except for the amounts payable to Houlihan Lokey Howard & Zukin Capital and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (collectively, “HOULIHAN LOKEY”) under those certain agreements dated, March 23, 2005, by and between the Company and Houlihan Lokey, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement. The Company has Delivered to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Houlihan Lokey.
     2.21 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth on Schedule 2.21, there is no Contract (non-compete or otherwise), commitment, judgment, injunction, order or decree to which any Acquired Company is a party or otherwise binding upon any Acquired Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of, or the conduct of business by, any Acquired Company, any acquisition or disposition of property (tangible or intangible) by any Acquired Company, or the freedom of any Acquired Company to engage in any line of business or to compete with any other Person. Without limiting the foregoing, the Company has not entered into any agreement under which it is (a) restricted from selling, licensing or otherwise distributing any of its technology or products to any customer or class of customers, (b) required to buy from, license or otherwise acquire any technology, Intellectual Property, data or content from any vendor or class of vendors, in any geographic area, during any period of time or in any segment of the market, or (c) required to sell, license or otherwise distribute its technology or products to any customer or class of customers at prices guaranteed to be lower than those charged to any other customer.
     2.22 CERTAIN PRACTICES. Each Acquired Company has complied in all respects with the U.S. Foreign Corrupt Practices Act (or similar laws outside the United States). None of the Acquired Companies, or any director, officer, employee or agent of any Acquired Company, has, directly or indirectly, (i) made any payment, provided services or given or agreed to give any gift or similar benefit or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any supplier or Governmental Authority with respect to any aspect of the business of any Acquired Company that violated any Legal Requirement, (ii) used funds or other assets of any Acquired Company, or made any promise or undertaking in such regard, for any other illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund, or (iii) made any political contributions that would not be lawful under the laws of the United States, any foreign country or any jurisdiction within the United States or any foreign country. There have been no false or fictitious entries made in the books or records of any Acquired Company relating to any such illegal payment or secret or unrecorded fund. Neither any Acquired Company, nor, to the Company’s Knowledge, any director, officer, employee or agent of any Acquired Company, has been or is the subject of any investigation by any Governmental Authority in connection with any such payment, provision of services or contribution.
     2.23 FULL DISCLOSURE. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or at the time it is mailed to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.
     2.24 MATTERS PERTAINING TO COCA-COLA RELATIONSHIP. Each of the Acquired Companies has complied in all respects with all of the terms and conditions of that certain Master Development Agreement, dated December 30, 1983, by and between The Coca-Cola Company and the Acquired Companies, as amended (the “COCA-COLA AGREEMENT”), and each selected project agreement entered into in connection therewith (each, an “SPA”), including without limitation all disclosure, licensing and notification rights contained therein. Schedule 2.24 lists the Coca-Cola Agreement, each SPA entered into in connection therewith, and all other agreements between The Coca-Cola Company or any of its affiliates, on the one hand, and any Acquired Company, on the other hand.
SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent represents and warrants to the Company (subject to such exceptions or qualifications as are disclosed in writing in the disclosure schedules supplied by Parent to the Company of even date herewith (the “PARENT DISCLOSURE SCHEDULES”), which disclosure shall provide an exception to or otherwise qualify those representations and warranties of Parent and Merger Sub contained in the section of this Agreement corresponding to the Schedule where such disclosure appears (for the avoidance of doubt, if any section of the Parent Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Parent Disclosure Schedule clearly apparent based solely on the substance and particularity of such disclosure in the Parent Disclosure Schedule, the matter shall be deemed to have been disclosed in such other section of the Parent Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section)) as follows:
     3.1 DUE ORGANIZATION; SUBSIDIARIES. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and upon its formation Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Parent has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Material Contracts by which it is bound. Parent is, and upon its formation Merger Sub will be, qualified to do business as a foreign corporation, and in good standing, under the laws of all jurisdictions where the nature of their businesses requires such qualification. All of the business operations and business assets and rights of Parent and its Affiliates in the United States of America are owned and controlled directly or indirectly by Parent.
     3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Parent (at a meeting duly called and held) has authorized and approved the execution, delivery and performance of this Agreement by Parent and approved the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent, in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.3 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent and Merger Sub of the Merger will directly or indirectly (with or without notice or lapse of time) (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Parent or Merger Sub, (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject. Except as may be required by the TBCA, the HSR Act, and any foreign antitrust law or regulation, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.
     3.4 LEGAL PROCEEDINGS; ORDERS. Except as could not reasonably be expected to have a Parent Material Adverse Effect or to materially delay or interfere with the consummation of the Merger: (i) there is no pending Legal Proceeding and, to Parent’s Knowledge, no Person has threatened to commence any Legal Proceeding, that involves Parent or any of the assets owned or used by Parent; and (ii) there is no order, writ, injunction, judgment or decree to which Parent, or any of the material assets owned or used by Parent, is subject.

     3.5 FULL DISCLOSURE. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
SECTION 4. CERTAIN COVENANTS OF THE COMPANY
     4.1 OPERATION OF THE COMPANY’S BUSINESS.
          (a)During the period from the date of this Agreement through the Effective Time (the “PRE-CLOSING PERIOD”), the Company shall: (i) ensure that each of the Acquired Companies conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts; (ii) ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Companies; (iii) provide all notices, assurances and support required by any Contract relating to any Company Intellectual Property to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any Acquired Company of any Company Intellectual Property; (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Companies and (v) to the extent requested by Parent, cause its officers to report regularly to Parent concerning the status of the Acquired Companies’ respective businesses.
          (b) Except as disclosed in the Company Disclosure Schedules, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent which consent, or refusal to consent, will not be unreasonably delayed), and shall not permit any of the other Acquired Companies to:
               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements;
               (ii) sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any Stock Rights, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement);
               (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;
               (iv) amend or permit the adoption of any amendment to any of the Company Constituent Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
               (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

               (vi) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $200,000; provided however, that the maximum amount of all capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period shall not exceed $1,000,000 in the aggregate;
               (vii) except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;
               (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by any Acquired Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $50,000 individually, or $250,000 in the aggregate), or waive or relinquish any material right;
               (ix) lend money to any Person, or incur or guarantee any indebtedness;
               (x) establish, adopt or amend any Company Employee Plan, Company International Plan or collective bargaining agreement (unless required by any Legal Requirement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers; provided, however, that the Acquired Companies may make regularly scheduled bonus payments and increase the amount of wages paid to employees in the ordinary course of business and consistent with past practices;
               (xi) hire any new employee having an annual salary in excess of $100,000;
               (xii) change any of its methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;
               (xiii) make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Acquired Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of increasing the Tax liability of any Acquired Company for any period ending after the Closing Date or decreasing any Tax attribute of any Acquired Company existing on the Closing Date;
               (xiv) commence or settle any material Legal Proceeding;
               (xv) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;
               (xvi) take or agree to take any action which could result in the failure to satisfy the condition provided for in Section 6.1 or 6.2;
               (xvii) take any action allowed under the Company Constituent Documents that could have the effect of hindering or otherwise preventing the transactions contemplated by this Agreement; or
               (xviii) agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 4.1(b).

     4.2 NO SOLICITATION.
          (a) No Acquired Company, nor any of their Representatives, shall directly or indirectly, (i) solicit, initiate, or encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an Acquisition Transaction or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Transaction or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Transaction, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Transaction, (iv) approve, endorse or recommend any Acquisition Transaction, (v) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction or (vi) enter into any letter of intent or similar document or any Contract having a primary purpose of effectuating, or which could effect, any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.2(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Companies to, or entering into discussions or negotiations with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Acquired Companies nor any of their Representative have taken any actions inconsistent with any of the provisions set forth in this Section 4.2, (2) the board of directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (3) at least 48 hours prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person, a reasonably detailed description of such Superior Offer and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, (4) the Company receives from such Person an executed confidentiality and standstill agreement in customary form, and in any event containing provisions no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement dated April 28, 2005, between Parent and Houlihan Lokey on behalf of the Company (the “CONFIDENTIALITY AGREEMENT”), unless a confidentiality and standstill agreement on substantially the same terms and conditions as the Confidentiality Agreement has been executed by such Person prior to the date of this Agreement, and (5) contemporaneously with furnishing any additional nonpublic information to such Person, the Company furnishes such additional nonpublic information to Parent (to the extent such nonpublic information has not been previously Delivered by the Company to Parent) provided, that this Section 4.2(a) shall not prohibit the Company’s board of directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Companies, whether or not such Representative is purporting to act on behalf of any of the Acquired Companies, shall be deemed to constitute a breach of this Section 4.2 by the Company.
          (b) The Company shall promptly (and in no event later than one business day after receipt by any officer or director of the Company or by any employee of the Company’s financial advisors or outside legal counsel of any inquiry or proposal or offer related to an Acquisition Transaction or any request for nonpublic information from a Person that could reasonably be expected to make an Acquisition Transaction) advise Parent in writing of any inquiry or proposal or offer related to an Acquisition Transaction or any request for nonpublic information relating to any of the Acquired Companies (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall promptly notify Parent in writing of any material modification to any such inquiry, proposal or offer or request related to an Acquisition Transaction.
          (c) Except upon the future receipt of a Superior Offer, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Transaction.

          (d) At the Effective Time, the Company will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return or certify the destruction of, as the case may be, all confidential information heretofore furnished to such Person by or on behalf of the Company.
SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES
          5.1 PROXY STATEMENT. As promptly as practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. The Company shall cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing a definitive Proxy Statement with the SEC. The Company and Parent shall promptly furnish to the other party all information concerning such party and, with respect to the Company, the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent and shall file such amendment or supplement with the SEC and mail such amendment or supplement to the Company stockholders, as promptly as is reasonably practicable thereafter.
     5.2 COMPANY STOCKHOLDERS’ MEETING.
          (a) The Company shall call, give notice of and hold a meeting of the Company stockholders to vote on a proposal to adopt this Agreement (the “COMPANY STOCKHOLDERS’ MEETING”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the mailing of the Proxy Statement to the Company stockholders. Each of the Company and Parent shall ensure that all proxies solicited by or on behalf of the Company or Parent in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
          (b)Subject to Section 5.2(c), the Proxy Statement shall include a statement that the board of directors of the Company recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement being referred to as the “COMPANY BOARD RECOMMENDATION”). Subject to Section 5.2(c), the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.
          (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and such recommendation may be included in the Proxy Statement (or the withdrawal of the Company Board Recommendation may be noted therein) if, and only if: (A) an Acquisition Proposal to acquire all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (B) the Company provides Parent with at least one business days’ prior notice of any meeting of the Company’s board of directors at which the board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer; (C) the Company’s board of directors determines in good faith (after consultation with the Company’s financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Offer; (D) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (E) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within one business day after Parent receives written notice from the Company confirming that the

Company’s board of directors has determined that such Acquisition Proposal is a Superior Offer; (F) the Company shall have released Parent from the provisions of any standstill or similar agreement restricting Parent from acquiring securities of the Company; and (G) neither the Acquired Companies nor any of their Representatives have taken any actions inconsistent with any of the provisions set forth in this Section 5.2.
          (d) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.
     5.3 REGULATORY APPROVALS. The Company and Parent shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or the DOJ for additional information or documentation and (b) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade Legal Requirement. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided however, that any such action is conditioned upon the consummation of the Merger and such action when taken together with any similar action by Parent could not have a Parent Material Adverse Effect at and after the Effective Time.
     5.4 EMPLOYEE BENEFITS. Parent agrees that all employees of the Company who continue employment with Parent or the Surviving Corporation after the Effective Time (“CONTINUING EMPLOYEES”) shall be eligible to continue to participate in the Surviving Corporation’s retirement, health, vacation and other non-equity based employee benefit plans; provided, however, that nothing in this Section 5.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such retirement, health, vacation or other employee benefit plan at any time. Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any other binding written agreement between an employee and Parent or the Surviving Corporation, the employment of each Continuing Employee shall be “at will” employment. Notwithstanding the foregoing, effective as of the Closing Date, the Acquired Companies shall terminate any and all Company Employee Plans that are intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that one or more of such 401(k) plans shall not be terminated).
     5.5 INDEMNIFICATION OF OFFICERS AND DIRECTORS. All rights to indemnification existing in favor of those Persons who are or were directors and officers of the Company (the “INDEMNIFIED PERSONS”) for acts and omissions occurring prior to the Effective Time, as provided in the Company Constituent Documents (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement and as disclosed in the schedules hereto), shall survive the Merger.
     5.6 ADDITIONAL AGREEMENTS.
          (a) Subject to Section 5.6(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.
          (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any technology, software or other Company Intellectual Property; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations; (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies; or (vi) contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.
          (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that could cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant or obligation of the Company that, in each case of clauses (i) and (ii), could make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 5.6(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.
          (d) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that could cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant or obligation of Parent that, in each case of clauses (i) and (ii), could make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Parent Material Adverse Effect on Parent. No notification given to the Company pursuant to this Section 5.6(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.
     5.7 DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither Parent nor the Company shall permit any of their respective affiliates, Subsidiaries or Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure, or (b) the other party shall have been advised in writing by its outside legal counsel that such disclosure is required by any applicable Legal Requirement; provided, however, that no such consultation or agreement shall be required by either party if, prior to the date of such release or public statement, the Company shall have withheld, withdrawn, modified or refrained from making its recommendation in favor of adoption of this Agreement in compliance with Section 5.2(c). Notwithstanding anything to the contrary set forth herein, the parties to this Agreement acknowledge and agree that any party to this Agreement (and any employee, shareholder, representative or other agent of any party hereto) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated under this Agreement (the “TRANSACTION”) and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided however that such disclosure may not be made to the extent reasonably necessary to comply with any applicable Legal Requirement; provided further that (i) the “tax treatment” of the Transaction means the purported or claimed Tax treatment of the Transaction, and (ii) the “tax structure” of the Transaction means any fact that may be relevant to understanding the purported or claimed Tax treatment of the Transaction. The preceding sentence is intended to cause the Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.
     5.8 ACCESS AND INVESTIGATION.
          (a) During the Pre-Closing Period, subject to applicable antitrust laws and regulations relating to the exchange of information, each of the Acquired Companies shall: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies (including the status of product development efforts); and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request.
          (b) During the Pre-Closing Period, subject to applicable antitrust laws and regulations relating to the exchange of information, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company’s Representatives with reasonable access to Parent’s Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.
     5.9 OFFICERS’ AND DIRECTORS’ INSURANCE. The Parent shall cause the Surviving Corporation to arrange for and maintain as of the Effective Time, a “run-off” insurance policy that provides directors’ and officers’ liability insurance coverage to the fullest extent permitted under the TBCA for the Persons who were officers and directors of the Company as of the date hereof. The “run-off” insurance policy shall be in the amount of at least $30,000,000 and shall cover any claims arising from facts or events that occurred on or before the Effective Time and for a period of three (3) years or longer after the Effective Time, but in no event at a cost to Parent in excess of $500,000.
     5.10 CONSENTS. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent the Consents set forth on Schedule 2.18 on or prior to the Closing Date.
SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT.
     The obligations of Parent to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
     6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company: (a) set forth in Section 2.3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failure to be true and correct that would be immaterial to Parent; and (b) set forth in Sections 2.1, 2.2 and 2.4 through 2.24 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations or warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     6.3 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.
     6.4 AGREEMENTS AND DOCUMENTS. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1 through 6.3 and 6.5 through 6.15 have been duly satisfied.
     6.5 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; provided, however, that for the purposes of this Section 6.5, there shall not be deemed to be a Company Material Adverse Effect unless and until Parent provides written notice to the Company of the failure of this condition by reason of a Company Material Adverse Effect and in such notice specifically identifies and describes the nature and extent of such Company Material Adverse Effect.
     6.6 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any Legal Requirement shall have been obtained.
     6.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     6.8 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages; (c) seeking to prohibit or limit in any respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) which could adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Companies; or (e) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.
     6.9 NO OTHER LITIGATION. Since the date of this Agreement, there shall not be pending any Legal Proceeding in which any Person other than a Governmental Body is a party and could be reasonably likely to have a Company Material Adverse Effect.
     6.10 APPRAISAL RIGHTS. Appraisal rights shall not have been properly demanded by Dissenting Stockholders of the Company pursuant to Section 5.12 of the TBCA for shares of the Company Common Stock in a number greater than 5% of the Company Common Stock (on a fully diluted basis) issued and outstanding immediately prior to the Effective Time.
     6.11 COMPANY LEGAL OPINION. Parent shall have received the legal opinion of Lidji & Dorey, A Professional Corporation, counsel to the Company, in form and substance reasonably satisfactory to Parent.
     6.12 TERMINATION OF OPTIONS. The Company shall have terminated (a) all Company Options and (b) all of the Company Option Plans and shall have received from each holder of Company Options and delivered to Parent an executed release substantially in the form attached hereto as Exhibit B.
     6.13 TERMINATION OF CREDIT AGREEMENT. The Company shall have delivered to Parent evidence of the (a) termination of that certain Loan Agreement, dated December 17, 2004, by and between Lancer Partnership, Ltd. and International Bank of Commerce, and all other agreements entered into in connection therewith, and (b) release of all liens on any assets of the Acquired Companies held by International Bank of Commerce to secure such Loan Agreement and related documents.
     6.14 TRANSFER OF EQUITY INTERESTS HELD BY THIRD PARTIES. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the transfer of all equity interests in any Subsidiary of the Company held by any Person or Entity other than the Company or a Subsidiary of the Company.
SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY
     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:
     7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date).
     7.2 PERFORMANCE OF COVENANTS. Each covenant and obligation that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     7.3 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by of the vote of the Company stockholders required by applicable Legal Requirements.

     7.4 DOCUMENTS. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.
     7.5 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.
     7.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.
     7.7 LEGAL OPINION. The Company shall have received a legal opinion from Paul Hastings, Janofsky & Walker, LLP, legal counsel to the Parent, in form and substance reasonably satisfactory to the Company.
     7.8 PAYMENT OF EXCHANGE FUND. The Parent shall have delivered the Exchange Fund (by wire transfer of immediately available funds) to the Exchange Agent.
SECTION 8. TERMINATION
     8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company if the Merger shall not have been consummated by March 15, 2006 (the “TERMINATION DATE”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Termination Date is primarily attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time; and provided, further that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) unless the Company shall have made the payment required to be made to Parent pursuant to Section 8.3(c)(i), if applicable.
          (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, including the commencement of any Legal Proceeding, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used reasonable efforts to remove such order, decree, ruling or any such other action) or if any Legal Requirement promulgated or enacted by any Governmental Body after the date of this Agreement that prohibits the consummation of the Merger shall be in effect;
          (d) by either Parent or the Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made the payments required to be made to Parent pursuant to Section 8.3(b) or Section 8.3(c)(ii), as applicable.

          (e) by Parent if a Triggering Event shall have occurred;
          (f) by Parent if (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if any such inaccuracy of any of the Company’s representations and warranties or a material breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure any such inaccuracies or breaches, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach until 20 days subsequent to the date on which Parent sends Company written notice of such inaccuracy or breach; or
          (g) by the Company if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach until 20 days subsequent to the date on which Company sends Parent written notice of such inaccuracy or breach.
          (h) by the Company, if a Superior Offer is received by the Company and the Company’s board reasonably determines in good faith, after consultation with outside legal counsel that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Offer in order to not be inconsistent with its fiduciary duties under all Legal Requirements; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(h) unless (i) the Company has complied with its obligations under Section 4.2, (ii) three (3) business days have elapsed following delivery to Parent by the Company of a written notice of such determination by the Company’s board that includes the terms and conditions of such Superior Offer and (iii) the Company shall have made the payment required to be made to Parent pursuant to Section 8.3(c)(iv).
     8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement.
     8.3 EXPENSES; TERMINATION FEES.
          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees, incurred in connection with the filing by the parties hereto of the pre-merger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

          (b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or Section 8.1(f), the Company shall pay to Parent an amount equal to the aggregate amount of the reasonable and documented expenses, including legal and other professional fees, incurred by Parent or any of its affiliates in connection with the transactions contemplated under this Agreement (the “EXPENSE AMOUNT”) promptly, but in no event later than two business days following such termination.
          (c) In the event that
               (i) (a) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), and (B) at or prior to the time of the termination of this Agreement a proposal or offer related to an Acquisition Transaction shall have been disclosed, announced, commenced, submitted or made and the Company shall not have sent to its securityholders, within ten (10) business days after any such disclosure, announcement, commencement or submission, a statement disclosing that the Company recommends rejection of such Acquisition Transaction; or
               (ii) (a) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), and (B) at or prior to the time of the termination of this Agreement a proposal or offer related to an Acquisition Transaction shall have been disclosed, announced, commenced, submitted or made and the Company shall not have sent to its securityholders, within ten (10) business days after any such disclosure, announcement, commencement or submission, a statement disclosing that the Company recommends rejection of such Acquisition Transaction;
               (iii) this Agreement is terminated by Parent pursuant to Section 8.1(e), or
               (iv) this Agreement is terminated by Company pursuant to Section 8.1(h), then, in each case of clauses (i) through (iv) above, the Company shall pay to Parent, in cash at the time specified in Section 8.3(d), a nonrefundable fee in the amount equal to $6,600,000 (the “TERMINATION FEE”).
          (d) In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(d), which results in the payment of a Termination Fee pursuant to Section 8.3(c), the Termination Fee shall be paid by the Company simultaneously with or prior to, and in either case as a condition precedent to, the termination of this Agreement by the Company. In the case of termination of this Agreement by Parent pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e), the Termination Fee shall be paid by the Company within two (2) business days after such termination.
          (e) If the Company fails to pay when due any amount payable under this Section 8.3, then the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “PRIME RATE” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
          (f) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to this Section 8.3 whether or not the Company stockholders have approved this Agreement.
SECTION 9. MISCELLANEOUS PROVISIONS
     9.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after adoption of this Agreement by the Company stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by any Legal Requirement requires further approval of the Company stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     9.2 WAIVER.
          (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.
     9.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.
     9.5 APPLICABLE LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.
     9.6 ATTORNEYS’ FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
     9.7 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect, provided that Parent may assign its rights under this Agreement to any of its Affiliates, but further provided that no such assignment by Parent will relieve Parent of its obligations hereunder. Except as provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.8 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given (i) on the day of delivery if delivered by hand or facsimile (with confirmation of delivery), (ii) on the first business day after being sent by overnight courier or overnight express delivery service or (iii) on the second business day after being sent by registered overnight mail, return receipt requested, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
IF TO PARENT:
HOSHIZAKI AMERICA, INC.
618 Highway 74 South
Peachtree City, GA 30269
Attn: Youki Suzuki
Fax: (770) 487-6391
WITH A COPY TO (WHICH COPY SHALL NOT CONSTITUTE NOTICE):
PAUL, HASTINGS, JANOFSKY & WALKER LLP
600 Peachtree Street, N.E., Suite 2400
Atlanta, GA 30308
Attn: Wayne Bradley
Fax: (404) 685-5202
IF TO THE COMPANY:
LANCER CORPORATION
6655 Lancer Blvd.
San Antonio, TX 78219
Attn: Christopher D. Hughes
Fax: (210) 310-7252
WITH A COPY TO (WHICH COPY SHALL NOT CONSTITUTE NOTICE):
LIDJI & DOREY
500 N. Akard, Suite 3500
Dallas, TX 75201
Attn: Brian Lidji
Fax: (214) 774-1212
     9.9 CONSTRUCTION.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

HOSHIZAKI AMERICA, INC.
By:	/s/ Youki Suzuki

Youki Suzuki

President and Chief Executive Officer

LANCER CORPORATION
By:	/s/ Christopher D. Hughes

Christopher D. Hughes

President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
CERTAIN DEFINITIONS
“ACQUIRED COMPANIES” shall have the meaning ascribed to such term in Section 2.1 hereof.
“ACQUIRED COMPANY CONTRACT” shall mean any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any asset of any of the Acquired Companies is bound or under which any of the Acquired Companies has any obligation; or (c) under which any of the Acquired Companies has any right or interest.
“ACQUIRED COMPANY RETURNS” shall have the meaning ascribed to such term in Section 2.12 hereof.
“ACQUISITION PROPOSAL” shall mean any bona fide, unsolicited, written proposal (which is not withdrawn) contemplating or otherwise relating to any Acquisition Transaction.
“ACQUISITION TRANSACTION” shall mean any transaction or series of transactions involving:
          (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Companies is a constituent corporation or (ii) any of the Acquired Companies issues securities representing more than 5% of the outstanding securities of any class of voting securities of any of the Acquired Companies;
          1. any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 5% or more of the consolidated net revenues, net income or assets of the Acquired Companies; or
          2. any liquidation or dissolution of any of the Acquired Companies.
“AFFILIATE” shall mean, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person.
“AGREEMENT” shall have the meaning ascribed to such term in the Preamble hereto.
“CERTIFICATE OF MERGER” shall have the meaning ascribed to such term in Section 1.3 hereof.
“CLOSING” shall have the meaning ascribed to such term in Section 1.3 hereof.
“CLOSING DATE” shall have the meaning ascribed to such term in Section 1.3 hereof.
“COCA-COLA AGREEMENT” shall have the meaning ascribed to such term in Section 2.24 hereof.
“COMPANY” shall have the meaning ascribed to such term in the Preamble hereto.
“COMPANY BALANCE SHEET” shall have the meaning ascribed to such term in Section 2.4(b) hereof.
“COMPANY BALANCE SHEET DATE” shall have the meaning ascribed to such term in Section 2.4(b) hereof.
“COMPANY BOARD RECOMMENDATION” shall have the meaning ascribed to such term in Section 5.2(b) hereof.
“COMPANY COMMON STOCK” shall mean the common stock, $0.01 par value per share, of the Company.
“COMPANY CONSTITUENT DOCUMENTS” shall have the meaning ascribed to such term in Section 2.1 hereof.
  -i-

“COMPANY DISCLOSURE SCHEDULES” shall have the meaning ascribed to such term in Section 2 hereof.
“COMPANY EMPLOYEE PLANS” shall have the meaning ascribed to such term in Section 2.13(a) hereof.
“COMPANY FINANCIAL STATEMENTS” shall have the meaning ascribed to such term in Section 2.4(b) hereof.
“COMPANY INTELLECTUAL PROPERTY” shall have the meaning ascribed to such term in Section 2.6(a)(ii) hereof.
“COMPANY INTERNATIONAL PLAN” shall have the meaning ascribed to such term in Section 2.13(e) hereof.
“COMPANY MATERIAL ADVERSE EFFECT” shall mean an event, violation, breach, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute a breach of any of the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) which has or would reasonably be expected to have or give rise, to a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Companies taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that such event, circumstance or matter shall not be considered a Company Material Adverse Effect if it results from or relates to changes generally in the United States economy or the food service industry, or is primarily caused by or related to the announcement or pendency of the Merger.
“COMPANY OPTION PLANS” shall have the meaning ascribed to such term in Section 2.3(b) hereof.
“COMPANY OPTIONS” shall have the meaning ascribed to such term in Section 2.3(b) hereof.
“COMPANY REGISTERED INTELLECTUAL PROPERTY” shall have the meaning ascribed to such term in Section 2.6(b) hereof.
“COMPANY SEC DOCUMENTS” shall have the meaning ascribed to such term in Section 2.4(a) hereof.
“COMPANY STOCK CERTIFICATE” shall have the meaning ascribed to such term in Section 1.6 hereof.
“COMPANY STOCKHOLDERS MEETING” shall have the meaning ascribed to such term in Section 5.2(a) hereof.
“CONFIDENTIALITY AGREEMENT” shall have the meaning ascribed to such term in Section 4.2(a) hereof.
“CONSENT” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“CONTINUING EMPLOYEES” shall have the meaning ascribed to such term in Section 5.4 hereof.
“CONTRACT” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“DELIVERED” shall mean with respect to any document or Contract required to be delivered to Parent by the Company pursuant to Section 2 of this Agreement that such document has either been physically delivered to Parent, posted on the Project Fizz Data Site hosted by Merrill Corporation, has been made available to Parent for review or is publicly available in the Company’s SEC Documents.
  -ii-

“DISSENTING SHARES” shall have the meaning ascribed to such term in Section 1.8 hereof.
“DOJ” shall have the meaning ascribed to such term in Section 2.4(a) hereof.
“DOMAIN NAMES” shall have the meaning ascribed to such term in Section 2.6(a)(i) hereof.
“EFFECTIVE TIME” shall have the meaning ascribed to such term in Section 1.3 hereof.
“ENCUMBRANCE” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings disclosed pursuant to this Agreement and as to which adequate reserves have been established to the extent required by GAAP.
“ENTITY” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“ENVIRONMENTAL LAW” means any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of or exposure of any individual to Materials of Environmental Concern.
“ERISA” shall have the meaning ascribed to such term in Section 2.13(a) hereof.
“EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“EXCHANGE AGENT” shall have the meaning ascribed to such term in Section 1.7(a) hereof.
“EXCHANGE FUND” shall have the meaning ascribed to such term in Section 1.7(a) hereof.
“EXPENSE AMOUNT” shall have the meaning ascribed to such term in Section 8.3(b) hereof.
“FRANK” shall have the meaning ascribed to such term in Section 6.16 hereof.
“GAAP” shall have the meaning ascribed to such term in Section 2.4(b) hereof.
“GOVERNMENTAL AUTHORIZATION” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
“GOVERNMENTAL BODY” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
  -iii-

“HMO” shall have the meaning ascribed to such term in Section 2.13(b).
“HOULIHAN LOKEY” shall have the meaning ascribed to such term in Section 2.20 hereof.
“HSR ACT” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“INDEMNIFIED PERSONS” shall have the meaning ascribed to such term in Section 5.5 hereof.
“INTELLECTUAL PROPERTY” shall have the meaning ascribed to such term in Section 2.6(a)(i) hereof.
“KNOWLEDGE” shall mean with respect to the Company, the actual knowledge of the Company’s officers, directors and other senior managers, or the knowledge that any such officer, director or senior manager should reasonably be expected to have after due inquiry of relevant books and records, personnel or employees of the Acquired Companies.
“LEGAL PROCEEDING” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“LEGAL REQUIREMENT” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD).
“MATERIAL CONTRACT” shall have the meaning ascribed to such term in Section 2.7(a) hereof.
“MATERIALS OF ENVIRONMENTAL CONCERN” shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Legal Requirement or that is otherwise a danger to health, reproduction or the environment.
“MERGER” shall have the meaning ascribed to such term in the Recitals hereto.
“MERGER SUB” shall have the meaning ascribed to such term in the Preamble hereto.
“NASD” shall mean the National Association of Securities Dealers, Inc.
“OWNED REAL PROPERTY” shall have the meaning ascribed to such term in Section 2.15(a) hereof.
“PARENT” shall have the meaning ascribed to such term in the Preamble hereto.
“PARENT DISCLOSURE SCHEDULES” shall have the meaning ascribed to such term in Section 3 hereof.
“PARENT COMMON STOCK” shall mean the Common Stock, $0.01 par value per share, of Parent.
“PARENT CONTRACT” shall mean any Contract: (a) to which Parent is a party; (b) by which Parent or any asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.
“PARENT MATERIAL ADVERSE EFFECT” shall mean any violation, inaccuracy, circumstance or other matter will be deemed to have a material adverse effect on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute a breach of any of the representations and warranties set forth in the Agreement) which has or would reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement.
  -iv-

“PERSON” shall mean any individual, Entity or Governmental Body.
“PRE-CLOSING PERIOD” shall have the meaning ascribed to such term in Section 4.1(a) hereof.
“PRICE PER SHARE” shall have the meaning ascribed to such term in Section 1.5(a)(ii) hereof.
“PROXY STATEMENT” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.
“PTO” shall have the meaning ascribed to such term in Section 2.6(b) hereof.
“REAL PROPERTY LEASES” shall have the meaning ascribed to such term in Section 2.15(b) hereof.
“REGISTERED INTELLECTUAL PROPERTY” shall have the meaning ascribed to such term in Section 2.6(a)(iii) hereof.
“REPRESENTATIVES” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
“REQUIRED COMPANY STOCKHOLDER VOTE” shall have the meaning ascribed to such term in Section 2.17 hereof.
“SEC” shall mean the United States Securities and Exchange Commission.
“SEC/DOJ COMMUNICATION” shall have the meaning ascribed to such term in Section 2.4(a) hereof.
“SECURITIES ACT” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
“SOX” shall have the meaning ascribed to such term in Section 2.4(e) hereof.
“SPA” shall have the meaning ascribed to such term in Section 2.24 hereof.
“STOCK RIGHTS” shall have the meaning ascribed to such term in Section 2.3(c) hereof.
“SUBSIDIARY” shall mean an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or more than 50% of the outstanding equity or financial interests of such Entity.
“SUPERIOR OFFER” shall mean an Acquisition Proposal on terms that the board of directors of the Company determines, in its good faith judgment, after consultation with its financial advisor of nationally recognized reputation to be more favorable to the Company’s stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not irrevocably committed.
“SURVIVING CORPORATION” shall have the meaning ascribed to such term in Section 1.1 hereof.
“TAX” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
  -v-

“TAX RETURN” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“TBCA” shall have the meaning ascribed to such term in Section 1.2 hereof.
“TERMINATION DATE” shall have the meaning ascribed to such term in Section 8.1(b) hereof.
“TERMINATION FEE” shall have the meaning ascribed to such term in Section 8.3(c) hereof.
“TRADEMARKS” shall have the meaning ascribed to such term in Section 2.6(a)(i) hereof.
A “TRIGGERING EVENT” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to adopt this Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Transaction other than the Merger; (iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Transaction other than the Merger; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vi) an Acquisition Transaction (other than the Merger) is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Transaction (other than the Merger) or fails to reaffirm the Company Board Recommendation at the request of Parent within ten (10) business days after such Acquisition Transaction is announced.
“VOTING AGREEMENTS” shall have the meaning ascribed to such term in the Recitals hereto.
  -vi-

EXHIBIT B
FORM OF OPTION HOLDER RELEASE
OPTION HOLDER CONSENT AND RELEASE
     THIS OPTION HOLDER CONSENT AND RELEASE (this “AGREEMENT”) is entered into as of                      ___, 200_, by and among Lancer Corporation (the “COMPANY”), a Texas corporation, Hoshizaki America, Inc. (“PARENT”), a Georgia corporation and the undersigned holder (“OPTION HOLDER”) of an option to acquire shares of common stock, par value $0.01 per share, of the Company (the “COMMON STOCK”) pursuant to the Stock Options described on Exhibit A attached hereto (the “OPTIONS”).
RECITALS
     A. Option Holder has been granted the Options to purchase shares of Common Stock under the Company’s 1996 Stock Incentive Plan and/or the Company’s Stock Option Plan of 2002, as described on Exhibit A attached hereto. The Options are outstanding as of the date hereof.
     B. The Company has entered into that certain Agreement and Plan of Merger, dated as of October, ___, 2005, by and among Parent and the Company (the “MERGER AGREEMENT;” all capitalized terms not otherwise defined in this Agreement shall have the meanings given them by the Merger Agreement), which provides for the merger of a designee of Parent to be formed as a corporation under the laws of the State of Texas with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent or an Affiliate of Parent (the “MERGER”). A copy of the Merger Agreement and a disclosure statement describing the terms of the Merger as they will apply to the Option have been provided to Option Holder.
AGREEMENT
     In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties consent and agree as follows.
     1. Termination and Conversion of Option. Subject to the consummation of the Merger and effective upon the Effective Time of the Merger, the Options shall, without any action on the part of Parent, the Company or Option Holder, become fully vested and exercisable, and be converted into and become solely a right to receive an amount in cash equal to the product of (a) (i) the total number of shares of Company Common Stock subject to such Options, multiplied by (ii) an amount equal to the remainder of (A) the Price Per Share, less (B) the exercise price per share of each Option, as described on Exhibit A attached hereto, less (b) the amount of all applicable withholding taxes, if any, required to be withheld with respect to such payment.
     2. Release. Subject to the consummation of the Merger and effective upon the Effective Time of the Merger, such consideration described in Section 1 above shall be paid to Option Holder as promptly as practicable following the Effective Time and shall be in full satisfaction of any and all claims or potential claims of Option Holder (or his or her personal representatives, successors, heirs, assigns and beneficiaries) against the Company, Parent, and each of their respective past, present or future officers, directors, employees, parent entities, subsidiaries, Affiliates, trustees, agents, attorneys, representatives, principals, members, partners, shareholders, successors, predecessors and assigns (collectively, the “RELEASED PARTIES”) from any and all actions, causes of action, suits, debts, attorneys’ fees, claims and demands whatsoever, in law or in equity, whether known or unknown, which Option Holder ever had, now has or hereafter may have by reason of any matter, cause or thing whatsoever, from all times prior to the date hereof that arise out of or are related directly or indirectly to the Options.
     3. Miscellaneous.
  -i-

          a. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law by a court of competent jurisdiction, and if the rights or obligations of any party hereto under this Agreement shall not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
          b. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4. Governing Law and Entire Agreement. This Agreement shall be governed in all respects, whether as to its validity, construction, capacity, performance, or otherwise, by the laws of the State of Delaware, without regard to its principles of conflict of laws. This Agreement shall constitute the entire agreement between the parties hereto with regard to the subject matter hereof, and shall be binding upon their respective successors, heirs, assigns and beneficiaries (to the extent applicable).

OPTION HOLDER	LANCER CORPORATION

Name:

Title:

Name Printed

Address

HOSHIZAKI AMERICA, INC.

City, State and Zip Code

Name:

Title:

  -ii-

EXHIBIT A
OPTION HOLDER CONSIDERATION
Name of Option Holder
Option Grant Date
Company Option Plan Under Which Option Granted
Total Number of Shares of Common Stock Under Option
Exercise Price Per Share
Per-Share Merger Consideration Payable To Option Holder
Total Merger Consideration Payable to Option Holder
  -iii-

Annex B
VOTING AND SUPPORT AGREEMENT
     THIS VOTING AND SUPPORT AGREEMENT (this “AGREEMENT”) is made as of October 18, 2005, by and between Hoshizaki America, Inc., a Georgia corporation (“PARENT”) and each of the signatories hereto (each, a “SHAREHOLDER”).
     WHEREAS, Parent has entered into an Agreement and Plan of Merger, of even date herewith (as the same may be amended or supplemented, the “MERGER AGREEMENT”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Parent will directly acquire all of the capital stock of Lancer Corporation (the “COMPANY”) through the merger of a designee of Parent to be formed as a corporation under the laws of the State of Texas with and into the Company; and
     WHEREAS, each Shareholder owns capital stock in the Company and desires to enter into this Agreement pursuant to which he, she or it agrees, among other things, to vote all of the Subject Shares (as defined in Section 1(b), below) held by such Shareholder in favor of the transactions contemplated by the Merger Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the promises, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
     1. Representations and Warranties of Shareholder. Each Shareholder hereby represents and warrants to Parent as of the date hereof, as follows:
          (a) Authority. Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder in accordance with its terms. Except as may be required under the HSR Act, federal securities laws or the rules of the National Association of Securities Dealers, Inc., the execution and delivery of this Agreement does not and compliance with the terms hereof will not (i) conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) a default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract or agreement applicable to the Subject Shares held by such Shareholder, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign, or (iii) violate any judgment, order, writ, injunction, decree, law, statute, rule or regulation applicable to the Subject Shares held by such Shareholder.
          (b) The Subject Shares. Such Shareholder is the record or beneficial owner of, and has good and marketable title to, the number of shares of Company Common Stock set forth opposite his, her or its name on the signature page hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by the Shareholder after the date hereof and during the term of this Agreement, by purchase, exercise of stock options or otherwise, collectively referred to herein as the “SUBJECT Shares”), free and clear of any liens or other encumbrances whatsoever. Such Shareholder does not own, of record or beneficially, any shares of Company Stock other than the Subject Shares held by such Shareholder; and, such Shareholder does not have any voting rights with respect to any shares of Company Stock other than the Subject Shares held by such Shareholder, pursuant to any voting agreement or otherwise. As of the date hereof and for so long as this Agreement remains in effect, except for this Agreement or as otherwise permitted by this Agreement, such Shareholder has full legal power, authority and right to vote all of the Subject Shares held by such Shareholder in favor of the approval and authorization of the Merger, the Merger Agreement and the other transactions contemplated thereby (collectively, the “PROPOSED TRANSACTION”) without the consent or approval of, or any other action on the part of, any other person or entity. Without limiting the generality of the foregoing, such Shareholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of the Subject Shares held by such Shareholder, granted any person or entity any proxy (revocable or irrevocable) or other power of attorney with respect to any of the Subject Shares held by such Shareholder, deposited any of the Subject Shares held by such Shareholder in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting his, her or its legal power, authority or right to vote the Subject Shares held by such Shareholder on any matter.
     2. Voting of Shares; Proxy.
          (a) Subject to the provisions of Section 2(b) and 10 below, and without in any way limiting any Shareholder’s right to vote the Subject Shares held by such Shareholder in his, her or its sole discretion on any other matters that may be submitted to a Shareholder vote, consent or other approval (including by written consent) in a manner that is not inconsistent with such Shareholder’s obligations under this Agreement, each Shareholder hereby irrevocably and unconditionally agrees that, until the earlier of (y) the Effective Time or (z) the date on which the Merger Agreement is terminated (the earlier thereof being referred to as the “EXPIRATION DATE”), at any meeting of the shareholders of the Company called to vote upon the Merger, its approval or any rescission or withdrawal of such approval, or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger and the Merger Agreement is sought, each Shareholder shall vote (or cause to be voted) the Subject Shares held by such Shareholder:
          (i) in favor of the Merger, the approval and adoption by the Company of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement; and
          (ii) against (A) any Acquisition Transaction other than the Proposed Transaction (a “COMPETITIVE PROPOSAL”), (B) any change in the capital structure of the Company and (C) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Merger Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement, which would materially and adversely affect the Company or Parent or their respective abilities to consummate the transactions contemplated by the Merger Agreement.
          (b) By executing this Agreement, each Shareholder, in furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by such Shareholder of his, her or its duties under this Agreement, hereby irrevocably appoints Mark McClanahan, the attorney, agent and proxy for the undersigned and in the name, place and stead of the undersigned, in respect of any of the matters set forth in clauses (i) and (ii) of Section 2 of this Agreement, to vote or, if applicable, to give written consent, in accordance with the provisions of said Section 2 and otherwise act (consistent with the terms of this Agreement) with respect to all the Subject Shares owned by each Shareholder, as set forth on the signature page to this Agreement, which each Shareholder is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. This proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of each Shareholder and shall not be terminated by operation of law upon the occurrence of any event, including without limitation, the death or incapacity of any Shareholder. The proxy set forth in this Section 2(b) shall operate to revoke any prior proxy as to the Subject Shares heretofore granted by the undersigned. This proxy shall terminate on the Expiration Date. This proxy has been executed in accordance with Section 2.29(c) of the TBCA.
     3. Covenants of the Shareholder. Each Shareholder covenants and agrees for the benefit of Parent that, until the Expiration Date, he will:
          (a) subject to the provisions of Section 6 hereof, not sell, transfer (including by testamentary succession or otherwise by operation of law), pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of the Subject Shares held by such Shareholder or any right, title or interest therein;
          (b) other than as expressly contemplated by this Agreement, not grant any powers of attorney or proxies or consents in respect of any of the Subject Shares held by such Shareholder, deposit any of the Subject Shares held by such Shareholder into a voting trust, enter into a voting agreement with respect to any of the Subject Shares held by such Shareholder or otherwise restrict his, her or its ability freely to exercise all voting rights with respect to the Subject Shares held by such Shareholder, or commit any other act that could restrict or otherwise affect his, her or its legal power, authority and right to vote the Subject Shares held by such Shareholder; and
          (c) not (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a Competitive Proposal, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to a Competitive Proposal, or (iii) enter into a definitive agreement relating to a Competitive Proposal. Each Shareholder shall immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and will take reasonable steps to inform his, her or its agents and representatives of the obligations undertaken in this Section 3(c).
     4. Covenants of Parent. Parent covenants and agrees for the benefit of each Shareholder that (a) immediately upon execution of this Agreement, Parent shall enter into the Merger Agreement, and (b) until the Expiration Date, Parent shall use reasonable efforts to take, or cause to be taken, such action, and do, or cause to be done, such things reasonably necessary or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, consistent with the terms and conditions of such agreement; provided however, that nothing in this Section 4 is intended or shall be construed, to limit or in any way restrict Parent’s right or ability to exercise any of its rights under the Merger Agreement.
     5. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Stock, or the acquisition of additional shares of Company Stock by each Shareholder, the number of Subject Shares held by such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Stock of the Company issued to or acquired by such Shareholder.
     6. Assignment. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of or the right and ability to vote the Subject Shares shall pass, whether by operation of law or otherwise, including such Shareholder’s successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Shareholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of such Shareholder, except that each Shareholder and Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary, affiliate or immediate family member of such party, including any trust for the benefit of any immediate family member of such party, or any third party purchaser of the Subject Shares; provided that the transferee expressly agrees to be bound by the provisions hereof. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     7. General Provisions.
          (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.8 of the Merger Agreement and to each Shareholder at his, her or its address set forth on the Company’s stock ledger (or at such address for a party as shall be specified by like notice).
          (c) Interpretation. When a reference is made in this Agreement to a Section, Annex or Appendix, such reference shall be to a Section of or Annex or Appendix to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party.
          (e) Entire Agreement; No Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
          (f) Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including, but not limited to, the provisions of Section 2 of this Agreement) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive relief to prevent any threatened breach of this Agreement. The parties hereto expressly agree that in any action arising from of any breach of this Agreement, the harmed party shall first seek specific performance and injunctive relief to prevent such breach; provided, however, that in the event no specific performance or injunctive relief is available or if such specific performance or injunctive relief is insufficient to remedy such breach, then the harmed party may seek any other remedy to which it is entitled at law or in equity.
     9. Severability. In the event that any provisions of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the fullest extent possible, the original intent of the parties.
     10. Fiduciary Duties. Each Shareholder is signing this Agreement solely in such Shareholder’s capacity as an owner of his, her or its respective Subject Shares, and nothing in this Agreement shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in his, her or its capacity as an officer of director of the Company, to the extent permitted by the Merger Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PARENT: HOSHIZAKI AMERICA, INC.
By:	/s/ Youki Suzuki
Youki Suzuki
President and Chief Executive Officer

SHAREHOLDER	SUBJECT SHARES
	Shares of Common Stock Held by Shareholder	Options to Purchase Shares of Common Stock Held by Shareholder

/s/ George F. Schroeder	1,349,819	37,500

George F. Schroeder

/s/ Alfred A. Schroeder	1,214,126	37,500

Alfred A. Schroeder

/s/ Harold R. Schmitz	332,000	10,000

Harold R. Schmitz

/s/ Olivia F. Kirtley	174,200	25,450

Olivia F. Kirtley

/s/ James F. Gallivan, Jr.	570,780	10,000

James F. Gallivan, Jr.

/s/ Norborne P. Cole, Jr.	5,000	20,450

Norborne P. Cole, Jr.

/s/ Richard C. Osborne	10,000	20,450

Richard C. Osborne

Annex C
Texas Business Corporation Act
Provisions Regarding Rights of Dissenting Shareholders
The following is the full text of Articles 5.11 through 5.13 of the Texas Business Corporation Act:
Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions
A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:
     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;
     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;
     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.
B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:
     (1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:
          (a) listed on a national securities exchange;
          (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or
          (c) held of record by not less than 2,000 holders;
     (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and
     (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:
          (a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

               (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;
               (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or
               (iii) held of record by not less than 2,000 holders;
          (b) cash in lieu of fractional shares otherwise entitled to be received; or
          (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.
Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions
A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:
     (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.
            (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.
     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.
     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.
B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.
C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.
E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.
F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.
G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.
Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders
A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.
B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.
C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Annex D
October 14, 2005
The Board of Directors
Lancer Corporation
6655 Lancer Blvd
San Antonio, TX 78219
Dear Members of the Board of Directors:
We understand that Lancer Corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Hoshizaki America, Inc. (“Hoshizaki”) pursuant to which a designee of Hoshizaki to be formed as a corporation under the laws of the State of Texas will be merged with and into the Company, and each share of the common stock of the Company will be converted into the right to receive cash consideration (the “Consideration”) of $22.00 without interest. Such merger and the related transactions are referred to herein as the “Transaction.”
You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board of Directors of the Company as to whether, as of the date hereof, the Consideration to be received by the public shareholders of the Company in connection with the Transaction is fair from a financial point of view. For purposes of the Opinion, the “Public Shareholders” shall include all shareholders of the Company, other than shareholders who serve as an executive officer or on the Board of Directors of the Company.
In connection with the Opinion, we have made such studies, reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed the Company’s Annual Reports on Form 10-K for the fiscal years ended 2002, 2003 and 2004 and quarterly reports on Form 10-Q for the two quarters ended March 31, 2005 and June 30, 2005, and Company-prepared interim financial statements for the period ended August 31, 2005, which the Company’s management identified as being the most current financial statements available;

2.	held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects, projected operations and performance of the Company and certain matters related to the Transaction;

3.	reviewed certain forecasts and projections prepared by the Company’s management with respect to the years ending December 31, 2005 through December 31, 2008;

4.	visited certain facilities and business offices of the Company;
Dallas • 200 Crescent Court, Suite 1900 • Dallas, TX 75201 • tel.214.220.8470 • fax.214.220.3808
Los Angeles • New York • Chicago • San Francisco • Washington, D.C. • Minneapolis • Atlanta •
London
Broker/dealer services through Houlihan Lokey Howard & Zukin Capital.

The Board of Directors
Lancer Corporation
October 14, 2005
5.	reviewed the most recent schedule of outstanding common stock and stock options as of September 30, 2005;
6.	reviewed copies of the following agreements: the Agreement (in draft form as of October 11, 2005); the Voting and Support Agreements related to the Transaction (in draft form as of October 11, 2005); and the Company’s Founders’ Employment Agreements (in draft form as of October 11, 2005);
7.	reviewed the historical market prices and trading volumes for the Company’s common stock;
8.	reviewed certain publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and transaction multiples in other transactions that we consider similar to the Transaction; and
9.	conducted such other studies, analyses and inquiries as we have deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. Further, we have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading.
Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (contingent or otherwise) of the Company, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, material claims, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters. If any such matters were considered in this Opinion, the conclusions reached herein could be materially affected. We have also relied upon, without independent verification, the assessment of the management of the Company of: (i) the Company’s technologies, products and intellectual property; and (ii) the validity of, and risks associated with, the Company’s existing and future technologies, products and intellectual property.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to all agreements (including the Agreement) identified in item 6 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described

The Board of Directors
Lancer Corporation
October 14, 2005
in the agreements provided to us, without any amendments or modifications thereto, waivers thereof or any adjustment to the Price Per Share (as defined in the Agreement) (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified in item 6 above will not differ in any material respect from the drafts identified in said item.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. Subsequent events that could materially affect the conclusions set forth in this Opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company; changes in the terms of the Transaction; and the failure to consummate the Transaction within a reasonable period of time.
The Opinion is furnished for the use and benefit of the Company’s board of directors in connection with its consideration of the Transaction. This Opinion is not intended to be, and does not constitute, a recommendation to any of the Company’s shareholders as to how such shareholder should vote or act on any matters relating to the proposed Transaction. Our opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.
We further advise you that Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey Capital”), an affiliate of Houlihan Lokey, is currently providing certain other financial advisory and investment banking services for the Company in connection with the Transaction. The Company will pay Houlihan Lokey Capital a fee for its services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for providing this Opinion, which is not contingent upon the consummation of the Transaction. The Company has agreed to reimburse us for expenses and indemnify us and Houlihan Lokey Capital against certain liabilities and expenses.
We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, (v) the employment/covenant not to compete agreements to be entered into by the Company’s founders and largest shareholders, (vi) the tax or legal consequences of the Transaction to the Company, its security holders or any other party or (vii) the solvency or fair value of the Company or any other participant in

The Board of Directors
Lancer Corporation
October 14, 2005
the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.
It should be understood that subsequent developments may affect the conclusions expressed in this Opinion if this Opinion were rendered as of a later date, and Houlihan Lokey disclaims any obligation to advise any person of any change in any manner affecting this Opinion that may come to our attention after the date of this Opinion.
Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be received by the Public shareholders in connection with the Transaction is fair from a financial point of view.
The full text and a description of the Opinion have been included in the proxy statement with the consent of Houlihan Lokey.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

PROXY
LANCER CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints George F. Schroeder and Christopher D. Hughes, jointly and severally, proxies, with full power of substitution, to vote all shares of commons stock which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m., Central Time, on Tuesday, January 31, 2006, or any adjournment thereof and to vote all common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth below:
THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

áFOLD AND DETACH HEREá

Please Mark here for Address Change or Comments ☐
SEE REVERSE SIDE
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
WILL BE VOTED “FOR” THE PROPOSALS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

		FOR	AGAINST	ABSTAIN
1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 18, 2005 by and among Lancer Corporation and Hoshizaki America, Inc.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.
Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Signature:	Date:	Signature:	Date:

NOTE: The proxy should be marked, dated and signed by the stockholder exactly as his, her or its name appears hereon, persons signing in a fiduciary capacity should so indicate and if shares are held by joint tenants or as community property, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full.
áFOLD AND DETACH HEREá
Please mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.